LIMITED LIABILITY COMPANY AGREEMENT
OF KBS SOR SREF III 110 WILLIAM, LLC
This LIMITED LIABILITY COMPANY AGREEMENT OF KBS SOR SREF III 110 WILLIAM, LLC (this “Agreement”), is entered into effective as of December 23, 2013, by and between SREF III 110 William JV , LLC, a Delaware limited liability company (“JV Member”), and KBS SOR 110 William JV, LLC, a Delaware limited liability company (“KBS” or “Co-Managing Member”). JV Member and KBS may hereinafter be referred to herein collectively, as the “Members” or individually as a “Member”.
ARTICLE I
FORMATION
1.01    Formation. The limited liability company created pursuant to this Agreement and the filing of that certain Certificate of Organization dated November 26, 2013 (the “Company”) was formed under and pursuant to the Act. The term “Act” means the Delaware: 6 Delaware Code §§18-101, et. seq., Delaware Limited Liability Code, as hereafter amended from time-to-time.
1.02    Names and Addresses. The name of the Company is KBS SOR SREF III 110 William, LLC. The principal office of the Company in the State of Delaware, and the name and address of the registered agent of the Company in the State of Delaware, shall Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, until changed by Managing Member with written notice to all of the Members. The names, addresses, Percentage Interests (as defined in Section 3.03) and initial capital contributions of the Members are set forth on Exhibit A attached hereto. Managing Member shall update Exhibit A as necessary to reflect any changes to the information reflected therein, including as a result of changes in a Member’s address, additional capital contributions by the Members in accordance with Article III and Transfers of Interests by the Members in accordance with Article VI.
1.03    Nature of Business. The express, limited and only purposes of the Company shall be (i) to directly or indirectly acquire, own, lease, hold for long-term investment, sell, exchange, dispose of and otherwise realize the economic benefit from that certain real property commonly known as 110 William Street, Manhattan, New York, and described more particularly on Exhibit B attached hereto (the “Property”), including the improvements currently and as from time to time may be located on the Property (collectively, the “Improvements”) (the Property and the Improvements shall sometimes be collectively referred to as, the “Project”), and (ii) to conduct such other activities with respect to the Project as are appropriate to carrying out the foregoing purposes and to do all things incidental to or in furtherance of the above-enumerated purposes.
110 William Holdings III, LLC, an affiliate of Managing Member (“Contract Purchaser”), has entered into that certain Agreement of Purchase and Sale dated as December 4, 2013 (the “Purchase Agreement”), with 110 William, LLC, as seller (“Seller”). Concurrent with the full execution of this Agreement and KBS’s contribution of the sum of nine million dollars ($9,000,000) to the Company in accordance with Section 3.01(b), Managing Member shall (i) cause the Contract Purchaser to assign to the Company all right, title and interest of the

Contract Purchaser under the Purchase Agreement, including the $15,000,000 earnest money deposit previously delivered into escrow pursuant to the Purchase Agreement (the “Deposit”), and (ii) notify Seller of the assignment of the Purchase Agreement in accordance with Section 10.9 of the Purchase Agreement promptly thereafter. Prior to or simultaneously with the closing of the purchase and sale of the Property pursuant to the Purchase Agreement, Managing Member shall (i) cause the Company to form a single purpose Delaware limited liability company with the Company as the sole member (the “Mezzanine Borrower Subsidiary”), (ii) cause the Mezzanine Borrower Subsidiary to form a single purpose Delaware limited liability company with the Mezzanine Borrower Subsidiary as the sole member (the “Property Owner Subsidiary” together with the Mezzanine Borrower Subsidiary, each a “Subsidiary” and collectively, the “Subsidiaries”), (iii) cause the Company to assign to the Property Owner Subsidiary all right, title and interest of the Company under the Purchase Agreement, including the Deposit, and (iv) notify Seller of the assignment of the Purchase Agreement in accordance with Section 10.9 of the Purchase Agreement promptly thereafter. Subject to Sections 2.02(d) and 2.02(e), the Company shall cause the Property Owner Subsidiary to acquire the Property and assume the Mortgage Loan (defined below) and the Mezzanine Borrower Subsidiary to assume the Mezzanine Loan (defined below) at the closing thereunder (the “Property Closing”) pursuant to the terms and conditions of the Purchase Agreement. The Members contemplate that the name of the Property Owner Subsidiary will be 110 William Property Investors III, LLC and the name of the Mezzanine Borrower Subsidiary will be 110 William Mezz III, LLC.
As used in this Agreement, the term the “Mortgage Loan” means that certain mortgage loan in the original principal amount of $141,500,000 to be assumed by the Property Owner Subsidiary at the Property Closing and secured by the Project and the term “Mezzanine Loan” means that certain mezzanine loan in the original principal amount of $20,000,000. The term “Loan” shall mean the Mortgage Loan and the Mezzanine Loan and any refinance, modification, extension or substitution of the Mortgage Loan or the Mezzanine Loan, or any new mortgage or mezzanine loan affecting or pertaining to the Project.
1.04    Term of Company. The term of the Company shall commence on the date the Certificate of Formation for the Company is filed with the Office of the Delaware Division of Corporations and shall continue until dissolved pursuant to Article VIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Company’s Certificate of Formation.
ARTICLE II
MANAGEMENT OF THE COMPANY
2.01    Management of the Company.
(a)    General. JV Member is hereby designated as the managing member (the “Managing Member”) of the Company and shall serve as Managing Member of the Company unless and until it resigns or is removed pursuant to Section 2.06. Subject to the restrictions set forth in this Agreement, Managing Member shall manage and administer the day-to-day business and affairs of the Company. Managing Member shall at all times faithfully perform its duties and responsibilities in compliance with all applicable laws, the Business Plan, the Annual Budget, the Leasing Guidelines (as each such term is defined below), and this Agreement, and in an efficient, thorough, businesslike manner, devoting such time, efforts and managerial resources to the business of the Company as is reasonably necessary for the operation of the day-to-day business and affairs of the Company. In the performance of its duties in this Agreement, Managing Member shall regularly consult with the Members. Managing Member may engage in business efforts and affairs which are not related to the Company, and will not be precluded from owning and operating other businesses and/or real estate projects and neither the Company nor the other Members shall have any right to participate in such businesses or real estate projects.
(b)    Specific Day to Day Duties. Without limiting the generality of the foregoing, Managing Member shall perform the following duties with respect to the Project, all to be carried out in accordance with this Agreement, the Annual Budget, the Business Plan and the Leasing Guidelines:
(i)    Use reasonable commercial efforts to obtain and cause to be maintained all governmental and agency approvals, permits and other entitlements necessary for ownership, operation, management and leasing of the Project.
(ii)    Coordinate the services of all employees, supervisors, architects, engineers, accountants, attorneys, real estate brokers, advertising personnel and other persons necessary or appropriate for the ownership, operation, management and leasing of the Project.
(iii)    Supervise the performance of all work in connection with the ownership, operation, management and leasing of the Project.
(iv)    Use reasonable efforts to enforce all of the Company’s rights and cause performance of all of the Company’s obligations arising in connection with any contract or agreement entered into in connection with the Project, excluding de minimis obligations where the cost to pursue the obligation exceeds the benefit to be gained.
(v)    Deliver to the Members copies of any material written notices or material document received by Managing Member in connection with any material dispute or material claims relating to the Project.
(vi)    Otherwise diligently perform those duties and services that are reasonably necessary in order to acquire, own, operate, manage and lease the Project in accordance with the Business Plan, the Annual Budget, the Leasing Guidelines and this Agreement, except to the extent that the Company or a Subsidiary has entered into an agreement with any other person to provide such services in accordance with the terms of this Agreement, including without limitation any Management Agreement or Leasing Agreement.
(c)    Additional Duties. Without limiting the generality of the foregoing, Managing Member shall have the following additional duties with respect to the overall operation of the Company and the ownership by the Company of the Project, all to be carried out in accordance with this Agreement:

(i)    Provide operating reports and financial statements in accordance with Article IX.
(ii)    Notify the Members of such matters and render such reports to the Members from time-to-time as any Member may reasonably request in writing, including, without limitation, at all times and no less frequently than monthly keeping the Members informed of material information relating to the Project by notifying the Member in advance of public hearings and other proceedings relating to any existing or proposed entitlements, mapping, subdivision or material permits for the Project.
(iii)    Notify the Members of any bona fide offer to purchase the Project or any term sheet or letter of intent relating thereto.
(iv)    Complying with, or causing the Company to comply with, the Leasing Guidelines, as they may be modified pursuant to Section 2.12.
(v)    Complying with, or causing the Company to comply with, the Annual Budget, as it may be modified pursuant to Section 2.10; provided, however, that Managing Member shall be entitled to incur expenditures not provided in the Annual Budget which (A) do not exceed (1) the sum of $100,000 as to any single expenditure, and (2) the sum of $250,000 as to any such expenditures in the aggregate for any calendar year (such expenditures may hereinafter be referred to as the “De Minimis Expenditures”), or (B) constitute Emergency Expenditures pursuant to Section 2.10(c).
(d)    Affiliate Agreements; Special Powers of KBS Regarding Affiliate Agreements.
(i)    JV Member may not cause the Company to enter into any Affiliate Agreement or amend, modify or terminate any such Affiliate Agreement after the entry by the Company into such Affiliate Agreement without the prior consent of Co-Managing Member.
(ii)    Notwithstanding anything to the contrary contained herein but subject to Section 2.06(d) below, Co-Managing Member shall have the right, in its sole but reasonable discretion upon prior written notice to JV Member, to take all actions on behalf of the Company with respect to: (A) the determination of the existence of any default by any Affiliate of JV Member under any Affiliate Agreements made between the Company and any Affiliate of JV Member, (B) the enforcement of all rights and remedies of the Company under any Affiliate Agreements made between the Company and any Affiliate of any JV Member, and (C) termination of any Affiliate Agreements made between the Company and any Affiliate of any JV Member (subject to the terms and conditions set forth therein for notice of defaults and applicable cure periods). JV Member will cooperate in good faith with Co-Managing Member in the exercise by Co-Managing Member of the foregoing rights and actions hereunder.
(iii)    As used in this Agreement, the term “Affiliate” means any person or entity which, directly or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with another person or entity. The term control as used herein (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power (i) to vote fifty-one percent (51%) or more of the outstanding voting securities of such person or entity, or (ii) to otherwise direct management policies of such person by contract (at commercially reasonable rates) or otherwise. The term “Affiliate Agreement” means any agreement for the provision of goods and/or services between the Company and any Affiliate of any Member or any other person or entity in which such Member (or any person or entity having a direct or indirect interest therein) owns a direct or indirect interest therein.
2.02    Major Decisions. Notwithstanding anything contained in this Agreement to the contrary, Managing Member shall not take, or cause or permit the Company to enter into any agreement to take, any of the following actions on behalf of the Company or with respect to the Project (in each case the taking of which hereinafter shall be referred to as a “Major Decision”) without the prior written consent of the other Member(s) (except as otherwise expressly provided below in Section 2.06(d)), which may be given or withheld in each such Member’s sole and absolute discretion. Nothing in this Agreement shall prevent Co-Managing Member from proposing a Major Decision.
(a)    Annual Budget; Business Plan. Subject to Sections 2.01(c)(v) and 2.10, deviate from, amend or replace the Business Plan or deviate from, amend or replace the Annual Budget, after the Business Plan and the Annual Budget has been approved pursuant to this Section 2.02(a).
(b)    Sale of the Company or the Project. Subject to Articles VI and VII, sell, convey, exchange, hypothecate, pledge, encumber or otherwise transfer any portion of or any interest in the Company or the Project, or enter into any agreement to sell, convey, exchange, hypothecate, pledge, encumber or otherwise transfer any portion or any interest in the Company or the Project.
(c)    Management and Leasing Agreements. Enter into, amend, modify, terminate, or waive any rights under, any Management Agreement or any Leasing Agreement (as such terms are defined below), or enter into any replacement management agreement or leasing agreement.
(d)    Acquire Real Property. Purchase or otherwise acquire any interest in real property other than the Company’s interest in the Project pursuant to the Purchase Agreement.
(i)    Prior to the date hereof, Managing Member has delivered to Co-Managing Member all of the “Buyer’s 3-14 Audit Documents” (as defined in the Purchase Agreement) with respect to calendar year 2013 through and including the month of November, and Co-Managing Member acknowledges receipt of the same. Co-Managing Member has notified Managing Member that Co-Managing Member will need the Buyer’s 3-14 Audit Documents for the month of December 2013 in a form and content substantially similar to the Buyer’s 3-14 Audit Documents previously delivered to Co-Managing Member and may need additional supporting audit documentation with respect to the Project. Managing Member (unless it is otherwise able to obtain such supporting information) will use commercially reasonable efforts to enforce the provisions of Section 9.7 of the Purchase Agreement (which requires, among other things, Seller to reasonably cooperate with Contract Purchaser in connection with any additional information or documentation Contract Purchaser may require with respect to “Buyer’s 3-14 Audit” (as defined in the Purchase Agreement)) to cause Seller to deliver such additional supporting documentation to Co-Managing Member. Co-Managing Member shall promptly notify Managing Member in writing after completion of the Buyer’s 3-14 Audit (the “3-14 Audit Completion Notice”). If Co-Managing Member has not delivered a 3-14 Audit Completion Notice on or before the earlier of (x) the second day following the date that Managing Member notifies Co-Managing Member in writing that the Seller has notified Contract Purchaser in writing that Seller will not deliver any additional Buyer’s 3-14 Audit Documents or supporting audit documentation with respect to the Project or (y) January 15, 2014, Managing Member shall have the right to elect to have Co-Managing Member withdraw from the Company by delivering written notice to Co-Managing Member (a “Withdrawal Notice”) at any time thereafter so long as Co-Managing Member has not delivered a 3-14 Audit Completion Notice. If Co-Managing Member is unable to complete the Buyer’s 3-14 Audit, Co-Managing Member shall have the right to withdraw from the Company by delivering a Withdrawal Notice to Managing Member.
(ii)    Notwithstanding anything to the contrary in this Agreement, if a Withdrawal Notice is delivered pursuant to Section 2.02(d)(i), then the following shall apply: (A) within five (5) days after the delivery of a Withdrawal Notice, Managing Member shall contribute nine million dollars ($9,000,000) to the Company and shall cause the Company to return to Co-Managing Member its initial capital contribution in the amount of nine million dollars ($9,000,000); (B) upon or concurrent with the funding described in clause (A), the Members shall execute such documentation as may be necessary to evidence Co-Managing Member’s withdrawal from the Company and release of Co-Managing Member from all liabilities and obligations of the Company; (C) after Co-Managing Member’s receipt of its initial capital contribution and withdrawal from the Company pursuant to clauses (A) and (B), (1) Co-Managing Member shall have no further right, title or interest in the Company, (2) Managing Member shall dissolve the Company pursuant to Article VIII hereof, and (3) Managing Member and/or its affiliates shall be free, in its/their sole and absolute discretion, to pursue the acquisition of the Project and the assumption of the Mortgage Loan and the Mezzanine Loan to the exclusion of Co-Managing Member. Managing Member’s obligation to contribute nine million dollars ($9,000,000) to the Company pursuant to clause (A) above shall be guaranteed by the Savanna Credit Party (defined below).
(e)    Loan Assumption; Required Changes in Loan Documents. Determine whether the loan assumption contingency set forth in Section 9.6 of the Purchase Agreement has been satisfied; provided that neither Co-Managing Member nor Managing Member shall have the right to determine that such loan assumption contingency has not been satisfied unless such Member has determined, in its sole but reasonable discretion, that there has been a Material Adverse Loan Modification. “Material Adverse Loan Modification” shall mean (x) a failure of the Loan Assumptions and/or the Assumption Agreement(s) (as such terms are defined in the Purchase Agreement) to satisfy the loan assumption contingency set forth in Section 9.6 of the Purchase Agreement, (y) a conditioning of the Loan Approval on one or more modifications to the loan documents that are reasonably expected to have an adverse economic impact to such Member or any Affiliate of such Member or a requirement that Co-Managing Member or any Affiliate of Co-Managing Member execute a guaranty or an indemnity in favor or either lender, or (z) the failure of the loan documents to permit transfers and actions on terms set forth on Exhibit H attached hereto. If there has been a determination of a Material Adverse Loan Modification, and:
(i)    If both Members have elected in writing not to effect the Loan Assumptions, Managing Member shall deliver to Seller a termination notice under Section 9.6 of the Purchase Agreement and seek a return of the Deposit (as such term is defined under the Purchase Agreement) and thereafter cause the Company to be dissolved pursuant to Article VIII.
(ii)    If Managing Member has notified Co-Managing Member in writing that it desires to effect the Loan Assumptions, but Co-Managing Member has notified Managing Member in writing of its disapproval of the same and its desire to terminate the Purchase Agreement, then Managing Member shall have the right, in its sole and absolute discretion to elect to (A) deliver to Seller a termination notice under Section 9.6 of the Purchase Agreement and seek a return of the Deposit, or (B) deliver written notice to Co-Managing Member requiring Co-Managing Member to withdraw from the Company. If Managing Member elects to deliver a notice pursuant to clause (B), then the provisions of Section 2.02(d)(ii) shall apply as if such notice were a Withdrawal Notice delivered pursuant to Section 2.02(d)(i).
(iii)    If Managing Member has notified Co-Managing Member in writing that it desires not to effect the Loan Assumptions and to terminate the Purchase Agreement, but Co-Managing Member has notified Managing Member in writing of its approval of the same, then Co-Managing Member shall have the right, in its sole and absolute discretion to elect to (x) have Managing Member deliver to Seller a termination notice under Section 9.6 of the Purchase Agreement and seek a return of the Deposit, or (y) elect to have Managing Member withdraw from the Company and pursue the acquisition of the Project (the “Takeover Notice”). If Co-Managing Member elects to deliver a Takeover Notice pursuant to clause (y), then then the following shall apply: (A) within five (5) days after the delivery of a Takeover Notice, Co-Managing Member shall contribute six million dollars ($6,000,000) to the Company and Managing Member shall cause the Company to return to Managing Member its initial capital contribution in the amount of six million dollars ($6,000,000); (B) upon or concurrent with the funding described in clause (A), the Members shall execute such documentation as may be necessary to evidence Managing Member’s withdrawal from the Company and release of Managing Member from all liabilities and obligations of the Company; (C) after Managing Member’s receipt of its initial capital contribution and withdrawal from the Company pursuant to clauses (A) and (B), (1) Managing Member shall have no further right, title or interest in the Company, (2) if the Company or a Subsidiary of the Company is not the contract purchaser under the Purchase Agreement, Managing Member shall assign all the right, title and interest of the Contract Purchaser to such entity as Co-Managing Member may direct, (3) Co-Managing Member shall dissolve the Company pursuant to Article VIII hereof, and (4) Co-Managing Member and/or its affiliates shall be free, in its/their sole and absolute discretion, to pursue the acquisition of the Project and the assumption of the Mortgage Loan and the Mezzanine Loan to the exclusion of Managing Member. Co-Managing Member’s obligation to contribute six million dollars ($6,000,000) to the Company pursuant to clause (A) above shall be guaranteed by the KBS Credit Party (defined below).
(f)    Financing. Cause the Company to finance or refinance the operations of the Company and/or any of the Company’s assets or retain any mortgage bankers or brokers on behalf of the Company in connection therewith or enter into any modifications, amendments, extensions, substitutions or other agreements regarding the Loan or to refinance the Loan. Co-Managing Member’s underwriting of the Project assumes that the Loan will not be refinanced more than 90 days before its maturity date. Accordingly, unless Co-Managing Member expressly approves an earlier refinance of the Loan as a Major Decision, Managing Member will not seek an early refinance of the Mortgage Loan but may present potential refinancing options of the Mezzanine Loan to Co-Managing Member provided that any such potential refinancing shall, however, remain a Major Decision.
(g)    Indemnity. Make, execute or deliver on behalf of the Company any indemnity bond or surety bond or obligate the Company or any other Member as a surety, guaranty, guarantor or accommodation party to any obligation or grant any lien or encumbrance on any of the assets of the Company, including the Project, except for the Mortgage Loan and Mezzanine Loan assumed by the Subsidiaries, as applicable, at the Property Closing pursuant to the terms of this Agreement.
(h)    Loans. Lend funds belonging to the Company to any Member or its Affiliate or to any third party, or extend any person, firm or corporation credit on behalf of the Company, in each case, except as expressly permitted by this Agreement, or cause any Member Loan to be made to the Company as provided in Section 3.03.
(i)    Distributions. Based on cash flow projections and analysis prepared by Managing Member, determine whether or not there is sufficient Net Cash so that distributions may be made to the Members in accordance with this Agreement, and make any distribution to the Members. As used in this Agreement, the term “Net Cash” means the gross cash receipts of the Company from all sources as of any applicable date of determination, less the portion thereof used to pay: (i) all cash disbursements (inclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to any Member, including, without limitation, any reimbursements made to any Member and any amounts applied to repay any Member Loans or Default Loans, of the Company prior to that date); and (ii) all reserves, established by the Annual Budget, a lender or otherwise approved by the Members for anticipated cash disbursements, including for payment of debt service, escrows, capital improvements and other anticipated contingencies and expenses of the Company.
(j)    Expenditures. Except for De Minimis Expenditures or Emergency Expenditures permitted under this Agreement, take any action or make any expenditure or incur any obligation by or on behalf of the Company which is not included in the Annual Budget (including, without limitation, obligating the Company to pay for any goods or services in excess of the foregoing). In the event that the Loan is within ninety (90) days of its stated maturity, or after its term has expired, or is in default, Managing Member may not reallocate any excess funds among line items or make any expenditures from any reserves without the consent of the Members.
(k)    Duties. Delegate any of the duties of Managing Member set forth herein except as set forth in the Management Agreement, any Leasing Agreement or any other approved Affiliate Agreement under the terms of this Agreement or to the officers and employees of Managing Member.
(l)    Assignment Benefiting Creditors. Make, execute or deliver on behalf of the Company an assignment for the benefit of creditors; file, consent to or cause the Company, a Member’s Interest, or the Project, or any part thereof or interest therein, to be subject to the authority of any trustee, custodian or receiver or be subject to any proceeding for bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, relief of debtors, dissolution or liquidation or similar proceedings.
(m)    Partition of Company Assets. Partition all or any portion of the assets of the Company, or file any complaint or institute any proceeding at law or in equity seeking such partition.
(n)    Governmental Proposals. Make application to, or enter into any agreements with, any government officials relating to mapping, development, zoning, subdivision, environmental or other land use or entitlement matters which may affect the Project.
(o)    Purchase Assets. Except as may be provided in the then-applicable Annual Budget, purchase any automobiles or vehicular equipment on behalf of or in the name of the Company or purchase any fixed assets on behalf of or in the name of the Company.
(p)    Confess Judgments; Legal Actions. Confess a judgment against the Company, settle or adjust any claims against the Company, or commence, negotiate and/or settle any legal actions or proceedings brought by the Company against unaffiliated third parties; provided, however, that Managing Member may settle or adjust any claim which is not the subject of a legal action or proceeding of $100,000 or less.
(q)    Dissolve the Company. Except as provided in this Agreement, dissolve, terminate or liquidate the Company prior to the expiration of the term.
(r)    Acts Making Business Impossible. Do any act that would make it impossible to carry on the business of the Company.
(s)    Material Agreements. Except as provided in the Annual Budget or in the express terms of this Agreement, cause the Company to enter into any agreement obligating the Company to pay an amount of more than $100,000 and any amendment, modification or termination of any such agreement, including, without limitation, any agreement providing for the payment of any commission, fee or other compensation payable in connection with the sale of all or any portion of the Project.
(t)    Leases. Deviate from, amend or replace the Leasing Guidelines. Cause or permit the Company to enter into any new lease affecting the Project unless such lease is on the standard form of lease approved by the Members with economic terms consistent with the then-current Leasing Guidelines approved by the Members, or amend, modify, terminate, or waive rights under any existing leases except in the ordinary course of business consistent with the Leasing Guidelines.
(u)    Insurance; Accounting. Change the insurance program for the Company or the Project in a manner inconsistent with the Business Plan or inconsistent with the insurance requirements set forth in Section 2.05 or alter or change the reporting, accounting and/or auditing systems and/or procedures for the Company or the Project.
(v)    Employees. Employ any individuals as an employee of the Company or of any Subsidiary.
(w)    Awards and Proceeds. Except as required by the Loan, apply or dispose of any casualty insurance proceeds or any condemnation award, or settle with any insurance company or any condemning authority, as applicable.
(x)    No REIT Prohibited Transactions. Take, or permit to be taken, any action that is or results in a REIT Prohibited Transaction.
(y)    Pledge and Assignment. Subject to the provisions of Article VI, sell, transfer or pledge any Member’s interests in the Company.
(z)    Consultants. Retain or dismiss on behalf of the Company any accountants, auditors, property managers or leasing agents; provided, however, that the Members hereby approve Swig Equities as property manager; Savanna Project Management as project manager; and Savanna Commercial Services, CB Richard Ellis, Jones Lang LaSalle, Newmark Grubb Knight Frank, and Cushman Wakefield, as potential leasing agents.
(aa)    Additional Capital Contributions. Except as expressly set forth in Section 3.01 or otherwise approved by the Members in writing, require any additional capital contributions of the Members.
(bb)    Member Loans. Except as expressly set forth in Section 3.03 or otherwise approved by the Members in writing, require or request any Member Loan.
(cc)    Subsidiaries. Allow or cause any Subsidiary to take any of the actions that constitute Major Decisions hereunder.
The Members agree that the Major Decisions set forth in this Section 2.02 require the prior written consent of each Member in its sole and absolute discretion (except as otherwise expressly provided in Section 2.02(e) and 2.06(d)). Subject to Section 2.06(d) and excepted as provided in Sections 2.02(d) and (e), failure by any Member to approve any Major Decision in writing within ten (10) days after such Member’s receipt of a request therefor from Managing Member shall be deemed a disapproval of such Major Decision.
2.03    Company Funds. No Company funds, assets, credit or other resources of any kind or description shall be paid to, or used for, the benefit of any Member, except as specifically provided in this Agreement or the Annual Budget or after the written approval of all the Members has been obtained. All funds of the Company shall be deposited only in such federally insured checking and savings accounts of the Company in the Company name with banks and other financial institutions having not less than $1,000,000,000 in assets as the Members shall approve in writing, shall not be commingled with funds of any other person or entity, and shall be withdrawn only upon such signature or signatures as may be designated in writing from time to time by Managing Member after receiving approval of the Members.
2.04    Employees. Neither the Company, nor the Subsidiaries shall have employees. Each Member shall be solely responsible for all wages, benefits, insurance and payroll taxes with respect to any of its respective employees. Each Member agrees to perform its duties under this Agreement as an independent contractor and not as the agent, employee or servant of the Company. Each Member shall be solely responsible for its own acts and those of its subordinates, employees and agents during the term of this Agreement and, subject to, and without the waiver of the benefits of, the provisions of Section 2.09, each Member hereby indemnifies and holds harmless the Company and each other Member from any liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising from the acts of any such subordinates, employees and agents of such Member.
2.05    Insurance.
(a)    Company Policies. Managing Member shall purchase and maintain, or shall cause to be purchased and maintained, for and at the expense of the Company, policies of insurance (i) for the Company’s operations, (ii) for the protection of the Company’s assets (including the Project), and (iii) as may be reasonably required to comply with third-party requirements in accordance with guidelines approved by the Members, and shall provide the Members upon request with the certificates or other evidence of insurance coverage as provided therein. All such insurance shall be maintained in such amounts, in forms and with such insurance companies as shall be reasonably satisfactory to each of the Members, but in limits no less than as set forth herein. The Company’s insurance terms and limits shall include the following: (A) all risk property and builders risk insurance in amounts at least equal one hundred percent (100%) of the full replacement costs of the work, including, but not limited to, all improvements to the Property without any co-insurance requirements or penalties; (B) general liability and umbrella insurance with a per occurrence and annual aggregate limit of no less than $10,000,000 per location / project; and (C) if applicable, worker’s compensation insurance in compliance with statutory requirements of the state(s) in which the employee resides, is hired and in which the services are being performed, and employer’s liability insurance in the amount of $500,000 each accident for bodily injury by accident, $500,000 each employee for bodily injury by disease, and $500,000 policy limit for bodily injury by disease, or such other amount as may be required by umbrella policy to effect umbrella coverage.

(b)    Contractor’s Insurance Obligations. Managing Member shall require the Project’s general contractors and all subcontractors to obtain and maintain at all times during performance of work for the Company an occurrence form commercial general liability policy on a primary and non-contributing basis with a minimum of $1,000,000 per occurrence/$2,000,000 annual aggregate per location / project and an umbrella / excess liability in the minimum amount of $5,000,000 per location / project, or in such other amounts as may be approved by the Members, on which the Company is named as an additional insured. In addition, Managing Member shall require that the Project’s general contractors and all subcontractors carry worker’s compensation coverage as required by law, including a waiver of subrogation in favor of the Company.
(c)    D&O Insurance. Managing Member may purchase and maintain insurance on behalf of the executive officers of Managing Member (and if requested by any Member, executive officers of such Member) against liability asserted against such Person and incurred by such Person arising out of such Persons’ actions on behalf of Managing Member (or any other Member, as applicable) under this Agreement; provided that the cost of such insurance is included in the approved Annual Budget for the applicable year and such coverage is available at commercially reasonable rates.
(d)    Other. The insurance required herein may be issued as blanket insurance, provided the required coverages are not diminished by such blanket policies. All policies shall be written on such terms, in such form and for such periods and amounts as the Company shall from time to time reasonably designate or approve, shall be primary and without right of contribution from other insurance which may be available, shall waive any right of set off, counterclaim or subrogation, shall provide that the insurance shall not be invalidated by any action or inaction by the Managing Member, and shall provide that they shall not be canceled or amended without at least thirty (30) days’ prior written notice to the Company.
2.06    Election, Removal, Resignation.
(a)    Number, Term and Qualifications. The Company shall have one Managing Member, which shall initially be JV Member. Other than in circumstances in which Managing Member is removed pursuant to Section 2.06(b) or resigns pursuant to Section 2.06(c), as applicable, a new Managing Member may not be appointed except as set forth in Section 2.06(d). Managing Member shall be a Member, but need not be an individual, a resident of the state in which the Property is located, or a citizen of the United States.
(b)    Removal. Subject to this Section 2.06(b), JV Member may be removed as Managing Member (but not as a Member) solely as a result of the occurrence of a Just Cause Event at any time after KBS delivers written notice (a “Removal Notice”) to JV Member after the occurrence of a Just Cause Event (subject to applicable notice and cure periods set forth below) (the date of any such removal, the “Removal Date”).
For purposes of this Section 2.06(b), “Just Cause Event” shall mean:
(i)    JV Member or any principal, officer, executive or employee of JV Member or Savanna Investment Management LLC, has committed fraud related to the

Company or the Project, or has embezzled Company funds or funds related to the Project, provided that, in the case of embezzlement or fraud, if within ten (10) Business Days after such embezzlement or fraud is discovered, (a) such funds are replaced, and, (b) if such embezzlement or fraud is committed by an individual other than Christopher Schlank or Nicholas Bienstock, such individual is terminated, then such occurrence shall not be a Just Cause Event.
(ii)    JV Member or any principal, officer, executive or employee of JV Member or Savanna Investment Management LLC has committed an act of gross negligence or willful misconduct (other than an act or conduct described in clause (i) above) in connection with the performance by JV Member of its obligations under this Agreement that has had a material adverse effect on the Company and its Subsidiaries taken as a whole.
(iii)    JV Member has breached its material obligations as Managing Member under this Agreement and such breach was not timely cured within thirty (30) days of JV Member’s receipt of written notice from Co-Managing Member; provided, however, that in no event shall JV Member be determined to have materially breached its obligations as Managing Member under this Agreement if Co-Managing Member shall have consented in writing to such action or inaction.
(iv)    The filing a petition for relief under the United States Bankruptcy Code, as amended, by JV Member, making an assignment for the benefit of creditors, applying for the appointment of a custodian, receiver or trustee for JV Member or any of its respective assets, consenting to any other bankruptcy or similar proceeding, or consenting to the filing of such proceeding; provided, however, that in no event shall JV Member be determined to have violated this provision if Co-Managing Member shall have consented in writing to such filing.
(v)    The failure of JV Member to fund any capital contributions as and when required pursuant to Section 3.01(a) and such failure is not cured within ten (10) days of written notice from Co-Managing Member; provided that no cure period shall be required for JV Member’s failure to fund its required capital contribution on or before the Property Closing.
(vi)    An event of default occurs under the Loan (other than an act or conduct described in clause (vii) below), after all applicable notice and cure rights have expired, that results from a failure, violation or breach of the Company or any guarantor or indemnitor of the Loan to perform and observe any covenant, condition, representation or warranty under any document evidencing or securing the Loan; provided, however, that it shall not be a Just Cause Event if (A) the event of default in question is a result of the Company having insufficient funds or revenues due to the performance of the Property or (B) the Members have consented in writing to any such conduct, action or inaction or failure, violation or breach.
(vii)    An event of default occurs under the Loan, after all applicable notice and cure rights have expired, that results from any conduct or action taken by JV

Member as Managing Member, any JV Member Principal or an Affiliate of JV Member that is in violation of a Required Guaranty (defined below); provided, however, that it shall not be a Just Cause Event if (A) the event of default in question is a result of the Company having insufficient funds or revenues due to the performance of the Property or (B) the Members have consented in writing to any such conduct, action or inaction or failure, violation or breach.
(c)    Resignation. Managing Member may resign as Managing Member (but not as a Member) upon ten (10) days prior notice to the other Member.
(d)    Effect of Removal or Resignation. Upon the removal or resignation of JV Member as Managing Member in accordance with Section 2.06(b) or Section 2.06(c), as applicable, Co-Managing Member (or its designee) may:
(i)    terminate any Affiliate Agreement with an Affiliate of JV Member; and
(ii)    replace JV Member as Managing Member with itself (or its designee) which successor Managing Member shall have all of the duties and obligations of Managing Member under this Agreement.
In addition, upon the removal of JV Member as Managing Member in accordance with Section 2.06(b), the prior written consent of JV Member shall not be required for: (1) Major Decisions, (2) the right to approve the Annual Budget or Business Plan pursuant to Section 2.10, (3) the right to approve the agreements described in Section 2.11 if such agreements are not with an Affiliate of KBS, and (4) the right to approve changes to the Leasing Guidelines pursuant to Section 2.12; provided, however, that the JV Member’s prior written consent shall be required for Major Decisions under (1) Section 2.02(b) [Sale of Company or the Project] and (d) [Acquire Real Property], (2) Section 2.02(f) [Financing] if and only if the financing or refinance would either (A) require additional capital contributions from JV Member or a guaranty from JV Member, (3) Section 2.02(l) [Assignment Benefitting Creditors], (4) Section 2.02(m) [Partition of Company Assets], (5) Section 2.02(q) [Dissolve the Company], (6) Section 2.02(r) [Acts Making Business Impossible], (7) Section 2.02(s) [Material Agreements] if and only if such agreements are with an Affiliate of KBS, (8) Section 2.02(aa) [Additional Capital Contributions] and (9) Section 2.02(cc) [Subsidiaries] with respect to the Major Decisions enumerated in the preceding clauses (1) through (8).
(e)    Effect of Just Cause Event. Irrespective of whether Co-Managing Member elects to replace JV Member as Managing Member, JV Member shall be responsible for all claims, damages, losses, costs and expenses (“Claims”) incurred by the Company as a result of the occurrence of (i) a Just Cause Event or (ii) an act of gross negligence or willful misconduct described in Section 2.06(b)(ii) even if such act does not constitute a Just Cause Event (i.e., such act does not have a material adverse effect), and shall reimburse the Company for such Claims within ten (10) days of the Company’s written request therefor, which request shall reasonably substantiate the Claims incurred. The Savanna Credit Party (defined below) shall guaranty JV Member’s payment of the Claims under this Section 2.06(e).

2.07    Members Have No Managerial Authority. The Members shall have no power to participate in the management of the Company, except as expressly authorized by this Agreement.
2.08    Meetings. The Company shall not be required to hold regular meetings of Members. Any Member may call a meeting of Members for the purpose of discussing Company business. Unless otherwise approved by the Members, any meeting of Members shall be held during normal business hours either telephonically or in person at the Company’s principal office on such day and at such time as are reasonably convenient for the Members.
2.09    Liability and Indemnity. No Member, Managing Member or Tax Matters Partner (nor any officer, director, member, manager, constituent partner, agent or employee of the Company or a Member, Managing Member or Tax Matters Partner) shall be liable or accountable in damages or otherwise to the Company or to any other Member, Managing Member or Tax Matters Partner for any good faith error of judgment or any good faith mistake of fact or law in connection with this Agreement, or the services provided to the Company except in the case of willful misconduct or gross negligence. To the maximum extent permitted by law, the Company does hereby indemnify, defend and agree to hold each Member , Managing Member or Tax Matters Partner (and each such officer, director, member, manager, constituent partner, agent or employee of a Member, Managing Member or Tax Matters Partner) wholly harmless from and against any loss, expense or damage (including, without limitation, reasonable attorneys’ fees and costs) suffered by such Member, Managing Member or Tax Matters Partner (and/or such officer, director, member, manager, constituent partner, agent or employee of a Member, Managing Member or Tax Matters Partner) by reason of anything which such Member (and/or such officer, director, member, manager, constituent partner, agent or employee of a Member, Managing Member or Tax Matters Partner) may do or refrain from doing hereafter for and on behalf of the Company and in furtherance of its interest; except in the case of willful misconduct or gross negligence in performing or failing to perform its duties hereunder. To the maximum extent permitted by law, each Member, Managing Member or Tax Matters Partner does hereby indemnify, defend and agree to hold the Company and each other Member, Managing Member or Tax Matters Partner wholly harmless from and against any loss, expense or damage (including, without limitation, reasonable attorneys’ fees and costs) suffered by the Company or such other Member, Managing Member or Tax Matters Partner as a result of such indemnifying person’s willful misconduct or gross negligence in performing or failing to perform such indemnifying person’s duties hereunder.
2.10    Business Plan and Budget. Prior to the Property Closing, the Members shall have approved a plan prepared by Managing Member setting forth the general description of the overall business plan of the Company with respect to the Project (the “Business Plan”). The initial Business Plan shall cover the first two (2) year period of the Company’s existence. Notwithstanding the approval of such Business Plan by the Members, in the event of any conflict or inconsistency between any provision of the Business Plan and any provision of this Agreement, the provisions of this Agreement shall control and supersede the provisions of the Business Plan. On or before the Update Date (defined below) in any year, Managing Member shall prepare an update and any other necessary modifications to the Business Plan for the review and approval of the Members.

(a)    Annual Budget. Attached hereto as Exhibit D is the annual budget existence in connection with the ownership, operation, and leasing of the Project (the “Annual Budget”) prepared by Managing Member and approved by Co-Managing Member for the first two (2) year period of the Company’s. On or before November 15, 2015, and on or before the first business day of November of each year thereafter (each an “Update Date”), Managing Member shall prepare a new Annual Budget which shall be required to be approved by the Members, which shall set forth, by individual category, the costs and expenses projected to be incurred by the Company for the ensuing fiscal year.Interim Annual Report. If any Annual Budget, or any category thereof, is not approved by the Members for any fiscal year as of the commencement of such fiscal year (or other period), then the approved categories of the proposed Annual Budget shall be in effect, but as to the categories which were disapproved, one hundred five percent (105%) of the last approved Annual Budget line items, shall be in effect until the Members approve the new Annual Budget as to such categories. Adjustments to the last approved Annual Budget shall automatically be made to reflect actual increases in real property taxes, insurance premiums, utility charges and payments required under contracts to which the Company is a party at the time of the expiration of the Annual Budget, and shall not require the consent of any Member.
(b)    Reallocation. Managing Member shall be permitted to reallocate amounts set forth in particular line items on the Annual Budget to the extent that the Managing Member reasonably determines that savings are expected with respect to any such line item.
2.11    Management and Leasing Agreements.
(a)    Management Agreement. At or before the Property Closing, the Company shall cause the Property Owner Subsidiary to enter into a property management agreement (the “Management Agreement”) in form and substance acceptable to the Members with a property manager (the “Property Manager”) approved by Members. The Management Agreement shall be substantially on Co-Managing Member’s form and shall provide, among other things, for a right to terminate Property Manager without cause upon thirty (30) days written notice (it being understood that such termination may result in the payment of a fee to Property Manager if and to the extent provided in the Management Agreement) and that a Sarbanes-Oxley qualified entity acceptable to Co-Managing Member shall provide accounting services for the Project (which may be provided pursuant to a separate agreement or a sub-management agreement in each case in form and substance acceptable to Co-Managing Member). Swig Equities, LLC, an Affiliate of JV Member, is approved as the initial Property Manager so long as Swig Equities, LLC subcontracts certain accounting services with a Sarbanes-Oxley qualified accounting firm acceptable to Co-Managing Member pursuant to an accounting services agreement acceptable to Co-Managing Member. The fee payable to Property Manager shall be as set forth in the Management Agreement.
(b)    Leasing Agreement. At or before to the Property Closing, Company shall cause the Property Owner Subsidiary to enter into a leasing agreement (the “Leasing Agreement”) in form and substance acceptable to the Members with a leasing agent approved by the Members. The Leasing Agreement shall be substantially in the form attached hereto as Exhibit E. Savanna Commercial Services LLC, an Affiliate of JV Member, is approved as the leasing agent.
(c)    Renewal Leasing Agreement. At or before to the Property Closing, Company shall cause the Property Owner Subsidiary to enter into a renewal leasing agreement (the “Renewal Leasing Agreement”) in form and substance acceptable to the Members with a leasing agent approved by the Members. The Leasing Agreement shall be substantially in the form attached hereto as Exhibit F. Savanna Commercial Services LLC, an Affiliate of JV Member, is approved as the initial renewal leasing agent.
(d)    Construction Management Agreement. At or before to the Property Closing, Company shall cause the Property Owner Subsidiary to enter into a construction management agreement (the “Construction Management Agreement”) in form and substance acceptable to the Members with a construction management agent approved by the Members. The Construction Management Agreement shall be substantially in the form attached hereto as Exhibit G. Savanna Project Management LLC, an Affiliate of JV Member, is approved as the initial construction management agent.
2.12    Leasing Guidelines. Prior to the Property Closing, the Members shall have approved leasing guidelines for the Project (the “Leasing Guidelines”) setting forth the minimum approved rents, minimum required security and other deposits, and the maximum free rent periods, concessions and finder’s fees that are to be used for the leasing of the Project. If necessitated by market changes, Managing Member shall prepare new Leasing Guidelines which shall be required to be approved by the Members.
2.13    Reimbursements and Fees. Except as otherwise provided by this Agreement or the management and leasing agreements described in Section 2.11, none of the Members (or their respective Affiliates and/or other representatives) shall be paid any compensation for rendering services to the Company. Each Member shall be reimbursed for any costs and/or expenses incurred by such Member on behalf of the Company that relate to the business and affairs of the Company to the extent such Member had authority to act on behalf of the Company (without reduction to such Member’s capital account in the Company maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) (each a “Capital Account”)); provided, however, that except as otherwise provided in this Agreement or in the Annual Budget no Member shall be reimbursed for any such costs and/or expenses that exceed an aggregate amount of $2,000 during any calendar year without Member Approval. As used in this Agreement, the term: “Treasury Regulation” means any proposed, temporary, and/or final federal income tax regulation promulgated by the United States Department of the Treasury as heretofore and hereafter amended from time to time (and/or any corresponding provisions of any superseding revenue law and/or regulation).
2.14    Reimbursement for Pre-Formation Costs. At or within five (5) business days after the acquisition of the Project by the Company, the Company shall reimburse KBS and JV Member for any and all legal and accounting fees, organizational costs and any other formation and due diligence costs incurred by KBS and JV Member (and/or any Affiliate or representative thereof) in connection with the formation of the Company, the negotiation and documentation of this Agreement and the acquisition of the Project. The foregoing reimbursements shall not be debited to or otherwise reduce any Member’s Capital Account. KBS and JV Member shall use good faith commercially reasonable efforts to cause all such amounts to be reimbursed hereunder to be included in the Company’s final escrow closing statement for the acquisition of the Project.
2.15    Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.
ARTICLE III
MEMBERS’ CONTRIBUTIONS TO COMPANY
3.01    Initial Capital Commitments.
(a)    JV Member. JV Member shall commit to contribute to the capital of the Company, in cash, an aggregate amount equal to forty percent (40%) of the initial equity necessary to acquire the Project and capitalize the Company, which amount shall be contributed as follows: (i) upon the full execution of this Agreement and subject to the full execution of the Purchase Agreement, JV Member will contribute the sum of six million dollars ($6,000,000), which shall be used as 40% of sum of the Deposit; and (ii) at the closing of the acquisition of the Project, JV Member will contribute the balance of its capital contribution in an amount equal to thirty-two million six hundred thirty-three thousand five hundred eighty-four dollars ($32,633,584). JV Member’s initial capital contribution is based on the sources and uses schedule attached hereto as Exhibit C.
(b)    KBS. KBS shall commit to contribute to the capital of the Company, in cash, an aggregate amount equal to sixty percent (60%) of the initial equity necessary to acquire the Project and capitalize the Company which shall be which shall be payable as follows: (i) upon the full execution of this Agreement and subject to the full execution of the Purchase Agreement, KBS will contribute the sum of nine million dollars ($9,000,000), which shall be used as 60% of the sum of the Deposit; and (ii) at the closing of the acquisition of the Project, KBS will contribute the balance of its capital contribution in an amount equal to forty-eight million nine hundred fifty thousand three hundred seventy-six dollars ($48,950,376). Co-Managing Member’s initial capital contribution is based on the sources and uses schedule attached hereto as Exhibit C.

For avoidance of doubt, KBS and JV Member acknowledge that the Contract Purchaser funded the entire amount of the Deposit under the Purchase Agreement and that the Members initial capital contributions described in Sections 3.01(a)(i) and Section 3.01(b)(i) will be used to reimburse the Contract Purchaser for such amounts as part of the assignment of the Purchase Agreement from the Contract Purchaser to the Property Owner Subsidiary pursuant to Section 1.03.
(c)    Failure to Close Property Closing. The Members acknowledge that upon execution of this Agreement, (i) the Property Owner Subsidiary will be required to fund the Deposit under the Purchase Agreement, (ii) the Deposit under the Purchase Agreement will be non-refundable subject to the express conditions to the Property Closing set forth in the Purchase Agreement, including the failure of the holders of the Mortgage Loan and Mezzanine Loan to approve the Subsidiaries’ assumption of the Loan, (iii) the Members shall be obligated to fund their respective initial capital contributions in accordance with this Section 3.01. If a Member fails to fund the full amount of its initial capital contribution in accordance with this Section 3.01 or otherwise refuses to allow the Subsidiaries to close the Property Closing and assumption of the Loan under the Purchase Agreement in violation of this Agreement or the Purchase Agreement and such failure to fund or close results in or would result in a default under the Purchase Agreement, then in additional to any other remedy set forth in this Agreement, the non-defaulting Member shall have the unilateral authority and without the consent of the defaulting Member to cause the Subsidiaries to close the Property Closing and assumption of the Loan pursuant to the Purchase Agreement, in which event the defaulting Member shall be no longer be a Member of the Company and shall receive no return of its capital to the extent such defaulting Member had previously funded any part of its capital under this Section 3.01. In the event a Member fails to fund the full amount of its initial capital contribution in this Section 3.01 or otherwise refuses to allow the Subsidiaries to close the Property Closing or the assumption of the Loan under the Purchase Agreement in violation of this Agreement or the Purchase Agreement and such failure to fund or close results in or would result in a default under the Purchase Agreement and the non-defaulting member elects not to close the Property Closing, the defaulting Member shall be liable for the non-defaulting Member’s share of the Deposit that is not returned to the non-defaulting Member and for all costs and expenses incurred by such non-defaulting Member incurred in connection with this Agreement and the Property, including all costs to negotiate this Agreement, to the extent such costs and expenses have not previously been reimbursed to such non-defaulting Member (the lost Deposit and such costs and expenses, collectively, the “Reimbursable Expenses”). The defaulting Member shall pay to the non-defaulting Member such reimbursement within ten (10) days of the non-defaulting Member’s written request therefor, which request shall reasonably substantiate the Reimbursable Expenses incurred. If the defaulting Member is (i) KBS then KBS SOR Properties, LLC (the “KBS Credit Party”) shall guaranty the Reimbursable Expenses incurred by JV Member, or (ii) JV Member then Savanna Real Estate Fund III, L.P. (the “Savanna Credit Party”) shall guaranty the Reimbursable Expenses incurred by KBS. If the Property Closing does not otherwise occur and the Deposit is returned to the Property Owner Subsidiary, then the Company shall be dissolved pursuant to Article VIII.
3.02    Default in Capital Commitment. If JV Member or KBS (as applicable, the “Defaulting Member”) shall fail to contribute its share of any amounts required to be contributed pursuant to Section 3.01 or any approved additional capital contributions pursuant to Section 3.06 (the “Defaulted Amount”) and such failure shall continue for at least five (5) business days following notice to the Defaulting Member (provided that no notice or cure period shall apply to a Member’s failure to fund its share of the required capital to the Company for the Property Closing pursuant to the Purchase Agreement), KBS or JV Member, as applicable, (the “Non-Defaulting Member(s)”) may, but shall not be obligated to, contribute some or all of the Defaulted Amount as a capital contribution to the Company or as a loan to the Defaulting Member (a “Default Loan”). If the Non-Defaulting Member elects to contribute some or all of the Defaulted amount as a capital contribution to the Company, then the Percentage Interests of KBS and the JV Member on Exhibit A shall be adjusted as if the Non-Defaulting Member contributed 150% of the amount of capital actually contributed by the Non-Defaulting Member following the failure of the Defaulting Member to contribute its share of required capital to the Company. If the Non-Defaulting Member elects to provide the Default Loan, then it shall pay the proceeds directly to the Company. A Default Loan shall not be considered a capital contribution by the Non-Defaulting Member and shall not increase the Capital Account balance or the Percentage Interest of the Non-Defaulting Member, but instead shall be treated as a non-recourse loan by the Non-Defaulting Member to the Defaulting Member (and a capital contribution by the Defaulting Member) and shall bear interest at the lesser of (x) the Default Loan Rate (hereinafter defined) or (y) the maximum amount permitted by law. To the extent not repaid directly by the Defaulting Member, a Default Loan, together with any accrued and unpaid interest thereon, shall be repaid out of any subsequent distributions of Net Cash or any other payment from the Company to which the Defaulting Member would otherwise be entitled (but such distributions actually paid to the lending Members shall nonetheless constitute a distribution to the Defaulting Member for purposes of this Agreement), and such payments shall be applied first to the payment of accrued but unpaid interest on each such obligation and then to the payment of the outstanding principal until the Default Loan is paid in full. “Default Loan Rate” is defined as a cumulative annual rate equal to twenty percent (20%), compounded quarterly (pro-rated for periods of less than one year), on the daily average outstanding balance during each fiscal year of the Member’s aggregate unreturned Default Loan.
3.03    Member Loans. In the event Managing Member determines, in its reasonable discretion, that funds in addition to those otherwise obtained pursuant to Section 3.01 are necessary for the Company to meet the Annual Budget, Business Plan and Managing Member has elected not to request such additional funds in the form of additional capital pursuant to Section 3.06, then Managing Member shall deliver written notice of such actual or projected cash deficit to KBS and JV Member requesting that they agree that a loan (a “Member Loan”) should be made to the Company, which notice shall specify the term and interest rate of the requested Member Loan. All such Member Loans shall be structured to qualify as “real estate assets” within the meaning of Section 856(c)(5) of the Code. Within ten (10) business days following the effective date of such notice, each such Member shall notify Managing Member (a) whether or not such Member agrees that Member Loan(s) to the Company should be made in the amount specified in Managing Member’s notice, and (b) whether such Member elects, in its sole and absolute discretion, to make such Member Loan. If KBS and JV Member (y) agree that a Member Loan in the amount specified in Managing Member’s notice should be made, and (z) elect to advance such funds by the Company, such funds shall be advanced by Members in proportion to their respective percentage set forth opposite such Member’s name under the column labeled “Percentage Interest” on Exhibit A attached hereto (the “Percentage Interests”) (or as such Members otherwise agree). Any and all advances made by any Member to the Company pursuant to this Section 3.03 shall be treated as a Member Loan with recourse only to the assets of the Company (and not to the assets of any Member), and shall bear annual interest as set forth in Managing Member’s notice. If, from any circumstances whatsoever, the Members ever receive as interest under a Member Loan in an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due under such Member Loan and not to the payment of interest. Any and all Member Loans shall be due and payable from the first available funds of the Company and in any event upon the liquidation of the Company. The repayment of any Member Loan shall be made prior to any distributions of Net Cash or other cash proceeds to the Members, but shall be subordinate to any fees or reimbursements required to be made to the Members and/or their Affiliates pursuant to Section 2.13 and/or the agreements described in Section 2.11. Accordingly, notwithstanding the provisions of Articles V and VIII, until any and all Member Loans are repaid in full, the Members shall draw no further distributions from the Company and all cash or property otherwise distributable with respect to the Interests of the Members shall be paid to the Member(s) making Member Loan(s) in proportion to, and as a reduction of, the outstanding balance(s) of such Member Loan(s), with such funds being applied first to reduce any interest accrued thereon, and then to reduce the principal amount thereof.
3.04    Determination of IRR Returns and Equity Multiple.
(a)    IRR Return. The IRR Return described in Section 5.01 shall be determined based upon internal rate of return of KBS and JV Member. As used in this Agreement, the term “IRR Return” means for each of KBS and JV Member the effective annual discount rate that results in a net present value equal to zero when the discount rate is applied to all capital contributions by each such Member and all distributions made by the Company to each such Member pursuant to this Agreement based on the actual date of capital contributions and distributions. The IRR Return shall be calculated using the XIRR function provided in Microsoft Office Excel to compute internal rate of return. It is understood by the Members that the achievement of a particular IRR Return requires both a return of all capital contributions plus a cumulative return on such capital contributions at the applicable percentage IRR Return.
(b)    Equity Multiple. The “Equity Multiple” described in Section 5.01 shall equal all actual distributions made by the Company to KBS pursuant to this Agreement divided by all of KBS’s capital contributions to the Company. The Equity Multiple shall be agreed upon by JV Member and KBS, in their reasonable good faith judgment.
3.05    Capital Contributions in General. Except as otherwise expressly provided in this Agreement or as otherwise agreed to by all Members in writing (i) no Member may withdraw all or any portion of any contribution that such Member may have made to the capital of the Company without each other Member’s consent, (ii) no Member shall be entitled to receive interest on such Member’s contributions to the capital of the Company, and (iii) no Member shall be required or entitled to contribute additional capital to the Company
3.06    Additional Capital Contributions. Following the contribution of all the amounts described in Section 3.01 Managing Member shall have the right to make a capital call by delivering written notice to KBS and JV Member under this Section 3.06 if and only to the extent consistent with the approved Annual Budget or otherwise approved by the Members. Each Member shall contribute its share of the additional capital contributions called for under this Section 3.06 (in accordance with its Percentage Interest) in cash on or before the due date specified in the written notice, which due date shall be no less than ten (10) business days from the date of this written notice. If a Member fails to make its share of the additional capital contributions called for on or before the due date specified in Managing Member’s written notice, the Non-Defaulting Member shall have the right (but not the obligation and without waiving any remedies hereunder as a result of such failure) to make a Default Loan pursuant to Section 3.02.
3.07    Guaranties.
(a)    Required Guaranties. If in connection with any financing of the Property, including any mezzanine financing pertaining to the Property and the assumption of the Loan, a lender requires a guaranty of (i) standard non-recourse carve outs, (ii) certain environmental conditions and (iii) other funding obligations related to certain tenant improvement or leasing costs or exculpated expense costs (each a “Required Guaranty” and collectively, the “Required Guaranties”), such Required Guaranties shall be from the Company and/or the JV Member (individually and collectively, the “Guarantor”). Except as provided in Section 3.07(f), KBS and its Affiliates shall have no obligation to enter into any Required Guaranties. The Guarantor shall not receive any fees or other compensation for making a Required Guaranty.
(b)    Proportionate Guaranty Obligations of the Members. Except to the extent Section 3.07(c) provides otherwise, if a Guarantor shall deliver a Required Guaranty and if such Guarantor shall make any payment under any such Required Guaranty, each Member hereby covenants and agrees to satisfy, or cause to be satisfied, its Proportionate Guaranty Obligation (as defined below) with respect to any and all of the Required Guaranties (whether or not such Member actually guaranteed the subject loan and regardless of the amount of the subject loan guaranteed by such Member) and each Member’s payment or its Proportionate Guaranty Obligation shall be treated as an additional capital contribution to the Company by each Member for all purposes of this Agreement. If and to the extent a Member (or its Affiliate) has failed to fully satisfy its Proportionate Guaranty Obligation within thirty (30) Business Days following the date such Member is notified that such Guarantor has made such payment under the applicable Required Guaranty, the other Member may exercise its rights under Section 3.07(d) below. “Proportionate Guaranty Obligation” means with respect to any Required Guaranty which any Guarantor shall provide to a lender, the obligation of each Member pursuant to this Section 3.07(b) to make payments (to a third party lender, the Company, to any other Member or the Guarantor) in an amount equal to the product of (x) the aggregate amount paid and/or due and payable under any and all such Required Guaranties multiplied by (y) the Percentage Interest of such Member.
(c)    Exceptions to Proportionate Guaranty Obligations. Notwithstanding anything to the contrary in Section 3.07(b):
(i)    Conduct By KBS. Any and all amounts paid by the Guarantor with respect to any of the foregoing Required Guaranties as a result of any conduct or action that the Co-Managing Member (or its Affiliates) shall have taken in violation of this Agreement or which is a result of any gross negligence, fraud or intentional misconduct of the Co-Managing Member (and/or its Affiliates) shall be funded solely by the Co-Managing Member (subject to the rights of indemnification set forth in Section 3.07(e)), JV Member (or its Affiliate) shall have no Proportionate Guaranty Obligation with respect to such payments, such amounts funded by the Co-Managing Member (or its Affiliates) shall not be considered a capital contribution by the Co-Managing Member, and the Co-Managing Member (or its Affiliate) shall reimburse the Guarantor for such amount within thirty (30) Business Days of written demand. If the Co-Managing Member (or its Affiliate) fails to make such payment, JV Member shall, as its sole remedy, be entitled to exercise its rights set forth in Section 3.07(d) hereof; and
(ii)    Conduct by JV Member. Any and all amounts paid by the Guarantor with respect to any of the foregoing Required Guaranties as a result of any conduct or action that the JV Member (or its Affiliates) shall have taken in violation of this Agreement or which is a result of any gross negligence, fraud or intentional misconduct of JV Member (or its Affiliates) shall be funded solely by the JV Member (subject to the rights of indemnification set forth in Section 3.07(e)), KBS (or its Affiliate) shall have no Proportionate Guaranty Obligation with respect to such payments, such amounts funded by the JV Member (or its Affiliates) shall not be considered a capital contribution by the JV Member, the JV Member (or its Affiliate) shall reimburse the Guarantor for such amount within thirty (30) Business Days of written demand. If the JV Member (or its Affiliate) fails to make such payment, KBS shall, as its sole remedy, be entitled to exercise its rights set forth in Section 3.07(d) hereof.
(d)    Failure to Pay Portion of Guaranty Payment by a Member. If any Member fails to pay its Proportionate Guaranty Obligation in accordance with Section 3.07(b) or the amounts such Member is required to pay under Section 3.07(c), the other Member may elect to fund all or any portion of the defaulting Member’s payment as a in which case such payment shall be treated as a Default Loan made by the defaulting Member. If KBS is the defaulting Member under Section 3.07(b) or (c), then the KBS Credit Party shall guaranty KBS’s payment obligation under said sections. If the JV Member is the defaulting Member under Section 3.07(b) or (c), then the Savanna Credit Party shall guaranty JV Member’s payment obligation under said sections.
(e)    Indemnification. The Company shall indemnify, defend and hold harmless each Guarantor for any and all losses suffered under any Required Guaranty, provided that no such indemnification shall be made (and a Guarantor shall reimburse any funds advanced to them in connection with a defense of a claim and indemnify the Company and the other Member) to the extent a court of competent jurisdiction determines that the Member affiliated with such Guarantor is solely liable for the losses suffered under any Required Guaranty pursuant to Section 3.07(c). The KBS Credit Party shall guaranty KBS’s indemnification obligations under this Section 3.07(e). The Savanna Credit Party shall guaranty JV Member’s indemnification obligations under this Section 3.07(e).
(f)    Effect of Removal of JV Member as Managing Member. If JV Member is removed as Managing Member in accordance with Section 2.06(b), (i) Co-Managing Member shall use commercially reasonable efforts to have any Guarantor that is an Affiliate of JV Member replaced as a guarantor(s) under any Required Guaranties for liabilities arising from conduct, actions, inactions or events first occurring or arising after the date upon which a successor Managing Member replaces JV Member as Managing Member (but such Guarantor(s) shall not be replaced with respect to conduct, actions, inactions, or events first occurring or arising on or before the date of such replacement) and (ii) to the extent that the Guarantor any Guarantor that is an Affiliate of JV Member is not replaced as a guarantor under the Required Guaranties as provided in clause (i), Co-Managing Member shall indemnify, defend and hold harmless such Guarantor(c) for any liabilities arising from conduct, actions, inactions or events first occurring or arising after the date upon which successor Managing Member replaces JV Member as Managing Member, except for any liabilities arising from the conduct, actions or inactions of JV Member, its Affiliates, or the Guarantor whether or not first arising after the date upon which successor Managing Member replaces JV Member as Managing Member. The KBS Credit Party shall guaranty KBS’s indemnification obligations under this Section 3.07(f).
ARTICLE IV
ALLOCATION OF PROFITS AND LOSSES
4.01    In General.
(a)    Net Profits and Net Losses shall be allocated among the Members in such a manner so as, to the maximum extent possible, to make each Member’s Capital Account as of the close of each year (increased by the Member’s share of “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(b)(2) and “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(5)) equal the amount that the Member would receive if, as of the close of such year, all the assets of the Company were sold for their Book Values (as determined immediately before such deemed sale), the proceeds were applied to pay all Company liabilities and the remaining net proceeds were distributed to the Members in accordance with Sections 5.01, as then applicable at the time of such allocations. As used in this Agreement, the term “Interest” means in respect to any Member, all of such Member’s right, title and interest in and to the Net Profits, Net Losses, Net Cash, and capital of the Company, and any and all other interests therein in accordance with the provisions of this Agreement and the Act. As used in this Agreement, the terms “Net Profits” and “Net Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss, as the case may be, for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:; (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss; (b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from such taxable income or loss; (c) in the event the Book Value of any Company asset is adjusted in accordance with clauses (b) or (d) of the definition of “Book Value”, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; (d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its book value; (e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, whenever the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of a Fiscal Year, depreciation, amortization or other cost recovery deductions allowable with respect to an asset shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income taxes of an asset at the beginning of a year is zero, depreciation, amortization or other cost recovery deductions shall be determined by reference to the beginning Book Value of such asset using any reasonable method selected by the Members; and (f) any items which are specially allocated pursuant to Section 4.02 shall not be taken into account in computing Net Profits or Net Losses.
(b)    As used in this Agreement, the term “Book Value” means , with respect to any asset, the adjusted basis of that asset for federal income tax purposes, except as follows: (a) the initial Book Value of any asset contributed by a Member to the Company will be the fair market value of the asset on the date of the contribution, as reasonably determined by the Members; (b) the Book Values of all assets will be adjusted to equal the respective fair market values of the assets, as reasonably determined by the Members, as of (1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, (2) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company, (3) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), (4) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company, and (5) the issuance by the Company of a non-compensatory option to acquire an interest in the Company; (c) the Book Value of any asset distributed to any Member will be the gross fair market value of the asset on the date of distribution as reasonably determined by the Members; (d) the Book Values of assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), provided that Book Values will not be adjusted under this clause (d) to the extent that the Members determine that an adjustment under clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this clause (d); and (e) after the Book Value of any asset has been determined or adjusted under clauses (a), (b) or (d) above, Book Value will be adjusted by the depreciation, amortization or other cost recovery deductions taken into account with respect to the asset for purposes of computing Net Profits or Net Losses.
(c)    The Company shall maintain “Capital Accounts” for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). The Company shall make all adjustments required under Treasury Regulation Section 1.704-1(b)(2)(iv), including the adjustments contained in Section 1.704-1(b)(2)(iv)(g), relating to Section 704(c) property as set forth in Section 4.03.

4.02    Special Allocations.
(a)    Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in partnership minimum gain (as defined in Treasury Regulation Section 1.704-2(b)(2)) for a Company taxable year, each Member shall be allocated, before any other allocation of Company items for the taxable year, items of gross income and gain for the year (and, if necessary, for subsequent years) in proportion to, and to the extent of, the amount of the Member’s share of the net decrease in minimum gain during the year. The income allocated under this Section 4.02(a) in any taxable year shall consist first of gains recognized from the disposition of property subject to one or more nonrecourse liabilities of the Company, and any remainder shall consist of a pro rata portion of other items of income or gain of the Company. The allocation otherwise required by this Section 4.02(a) shall not apply to a Member to the extent not required, as provided in Treasury Regulation Section 1.704-2(f)(2) through (5).
(b)    Qualified Income Offset. Notwithstanding any other provision of this Agreement, if a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases an Adjusted Capital Account Deficit with respect to the Member, items of Company gross income and gain shall be specially allocated to the Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.
(c)    Gross Income Allocation. If at the end of any Company taxable year, a Member has an Adjusted Capital Account Deficit, the Member shall be specially allocated items of Company income or gain in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible.
(d)    Nonrecourse Deductions. Any “nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(b)(1)) shall be allocated among the Members in accordance with their Percentage Interests.
(e)    Partner Nonrecourse Debt. Notwithstanding any other provision of this Agreement, any “partner nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(i)(2)) shall be allocated to those Members that bear the economic risk of loss for the applicable partner nonrecourse debt, and among those Members in accordance with the ratios in which they share the economic risk, determined in accordance with Treasury Regulation Section 1.704-2(i). If there is a net decrease for a Company taxable year in any partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(5)), each Member with a share of such partner nonrecourse debt minimum gain as of the beginning of such year shall be allocated items of gross income and gain in the manner and to the extent provided in Treasury Regulation Section 1.704-2(i)(4).
(f)    Adjusted Capital Account Deficit. As used in this Agreement, “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments: (i) crediting thereto (A) the amount of the Member’s shares of partnership minimum gain and partner nonrecourse debt minimum gain, and (B) the amount of

Company liabilities allocated to the Member under Section 752 of the Code with respect to which the Member bears the economic risk of loss (as defined in Treasury Regulation Section 1.752-2(a)), to the extent such liabilities do not constitute partner nonrecourse debt under Treasury Regulation Section 1.752-2 and (ii) reduced by all reasonably expected adjustments, allocations and distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
(g)    Interpretation. The foregoing provisions of this Section 4.02 are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted consistently with this intention. Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in the Treasury Regulations cited above.
4.03    Differing Tax Basis; Tax Allocation.
(g)    Except as otherwise provided in this Section 4.03, items of income, gain, loss and deduction of the Company to be allocated for income tax purposes shall be allocated among the Members on the same basis as the corresponding book items are allocated under Sections 4.01 and 4.02.
(h)    Depreciation and/or cost recovery deductions and gain or loss with respect to each item of property treated as contributed to the capital of the Company or revalued under Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members for federal income tax purposes in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder so as to take into account the variation, if any, between the adjusted tax basis of such property and its book value (as determined for purposes of the maintenance of Capital Accounts in accordance with this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(g)). For purposes of this Agreement, the term “Code” means the Internal Revenue Code of 1986, as heretofore and hereafter amended form time to time (and/or any corresponding provision of any superseding revenue laws).
ARTICLE V
DISTRIBUTION OF CASH FLOW
5.01    Distribution of Net Cash. Net Cash shall be distributed at such times as are reasonably determined by Managing Member in the following order of priority:
(a)    First, 100% to KBS and JV Member, pari passu in proportion to their Percentage Interests (“Pari Passu”), until KBS has received an IRR Return of fourteen percent (14%) and KBS has received an Equity Multiple of 1.3;
(b)    Second, (i) eighty-five percent (85%) to each of KBS and JV Member Pari Passu, and (ii) fifteen percent (15%) to JV Member until KBS has received an IRR Return of sixteen percent (16%); provided that Net Cash that would otherwise be distributed to KBS pursuant to clause (i) of this Section 5.01(b) shall be distributed instead to JV Member until JV Member has received an amount of such Net Cash, as reasonably determined by the Members, equal to the Net Cash that JV Member would have received pursuant to clause (ii) of this Section

5.01(b) had JV Member’s fifteen percent (15%) promote described in clause (ii) of this Section 5.01(b) commenced after KBS’s receipt of an IRR Return of twelve percent (12%) and an Equity Multiple of 1.3 instead of commencing after KBS’s receipt of an IRR Return of fourteen percent (14%) and an Equity Multiple of 1.3; and
(c)    Third, (i) seventy-five percent (75%) to each of KBS and JV Member Pari Passu, and (ii) twenty-five percent (25%) to JV Member.
5.02    Limitation on Distributions. Notwithstanding any other provision contained in this Agreement, the Company shall not make any distributions of Net Cash (or other proceeds) to any Member if such distribution would violate the Act or other applicable law.
5.03    In-Kind Distribution. Assets of the Company (other than cash) shall not be distributed in kind to the Members without the prior approval of the Members. In the event of any distribution of real property in kind, each Member hereby waives any right of partition in respect thereof.
ARTICLE VI
RESTRICTIONS ON TRANSFERS OF COMPANY INTERESTS
6.01    Limitations on Transfer. Except as set forth in Section 6.02, no Member shall be entitled to sell, exchange, assign, transfer or otherwise dispose of, pledge, hypothecate, encumber or otherwise grant a security interest in, directly or indirectly (collectively, a “Transfer”), all or any part of such Member’s Interest, without the prior written consent of the non-transferring Members (which consent may be withheld in such Member’s sole and absolute discretion). Any attempted Transfer in violation of the restrictions set forth in this Article VI shall be null and void ab initio and of no force or effect. Each Member shall indemnify, defend and hold the other Members and the Company harmless from and against any and all costs, expenses and losses associated with any Transfer in violation of the restrictions set forth in this Article VI, including without limitation any transfer taxes and any increase in real estate or other taxes incurred as a result of such transfer.
6.02    Permitted Transfers. Any Member and/or any direct or indirect constituent owner of any Member may transfer all or any portion of such Member’s Interest and/or such constituent owner’s direct or indirect ownership interest in such Member as follows (each a “Permitted Transfer”) to a person or entity described below (a “Permitted Transferee”) without complying with the provisions of Section 6.01:
(a)    Transfer Between Members. Notwithstanding anything stated to the contrary in this Agreement, any Member may sell, assign or otherwise transfer all or any part of its Interest to any other Member on such terms as are agreed to by both Members.
(b)    KBS Indirect Transfers. Notwithstanding anything stated to the contrary in this Article VI or elsewhere in the Agreement, any Transfer of equity interests or other interests in KBS, or in any of the direct or indirect owners of KBS (including, without limitation, KBS SOR Acquisition XXV, LLC, KBS SOR Properties, LLC, KBS Strategic Opportunity Limited Partnership or KBS Strategic Opportunity REIT, Inc.) shall not be prohibited (and shall be expressly permitted) provided that KBS Strategic Opportunity REIT, Inc. continues to own, either directly or indirectly, at least fifty-one percent (51%) of the ownership interests in KBS.
(c)    KBS Direct Transfers. KBS shall have the right to Transfer all or any portion of its Interest to (a) a KBS Affiliate (defined below) without Managing Member’s approval and (b) another entity that is not a KBS Affiliate with Managing Member’s approval, which approval may be withheld in Managing Member’s reasonable discretion. A “KBS Affiliate” is any entity in which at least fifty-one percent (51%) of the ownership interests is owned, directly or indirectly, through one or more intermediaries, by KBS Strategic Opportunity REIT, Inc.
(d)    JV Member Indirect Transfers. Notwithstanding anything stated to the contrary in this Article VI or elsewhere in the Agreement, any Transfer of equity interests or other interests in JV Member, or in any of the direct or indirect owners of JV Member (including, without limitation, Savanna Real Estate Fund III, L.P.) shall not be prohibited (and shall be expressly permitted) provided that Savanna Real Estate Fund III, L.P. continues to own, either directly or indirectly, at least fifty-one percent (51%) of the ownership interests in JV Member.
(e)    JV Member Direct Transfers. JV Member shall have the right to Transfer all or any portion its Interest to (a) a JV Member Affiliate (defined below) without Co-Managing Member’s approval and (b) another entity that is not a JV Member Affiliate with Co-Managing Member’s approval, which approval may be withheld in Co-Managing Member’s reasonable discretion. A “JV Member Affiliate” is any entity in which at least fifty-one percent (51%) of the ownership interests is owned, directly or indirectly, through one or more intermediaries, by Savanna Real Estate Fund III, L.P.
In the event of any Permitted Transfer, any such Permitted Transferee shall receive and hold such Interest, such ownership interest or portion thereof subject to the terms of this Agreement and to the obligations hereunder of the transferor and there shall be no further transfer of such Interest, such ownership interest or portion thereof except to a person or entity to whom such Permitted Transferee could have transferred such Interest, such ownership interest or portion thereof in accordance with this Section 6.02 had such Permitted Transferee originally been a Member or a constituent owner of a Member as of the date hereof or otherwise in accordance with the terms of this Agreement. Notwithstanding any provision of this Agreement to the contrary, no Member and/or any direct or indirect constituent owner of any Member shall transfer all or any portion of such Member’s Interest or permit the transfer of any direct or indirect ownership interest in such Member if such transfer would (i) be a default under the Loan or any Refinance, (ii) cause a tax termination of the Company under Section 708 of the Code that has any adverse effect on any Member or (iii) adversely affect the Company’s status as a partnership for income tax purposes. Any real property transfer tax associated with the Project that is incurred as a result of one or more Transfers by a Member shall be borne by KBS, on the one hand, and JV Member, on the other hand, in proportion to the relative amounts, if any, by which aggregate Transfers by each of KBS and JV Member between the date hereof and the date on which the real property transfer tax is incurred exceed 49% of the Interests held by each of KBS and JV Member, respectively, as of the date hereof. For example, if, at the time a real property transfer tax is incurred: (A) KBS has Transferred 54% of its Interests and JV Member has Transferred 59% of its Interests, then the real property transfer tax would be borne one-third by KBS and two-thirds by JV Member; (B) KBS has Transferred 49% or fewer of its Interests and JV Member has Transferred more than 49% of its Interests, then the real property transfer tax would be borne solely by JV Member; and (C) KBS has Transferred more than 49% of its Interests and JV Member has Transferred 49% or fewer of its Interests, then the real property transfer tax would be borne solely by KBS.
6.03    Admission of Substituted Members. If any Member transfers such Member’s Interest to a transferee in accordance with Sections 6.01 or 6.02, then such transferee shall only be entitled to be admitted into the Company as a substituted Member if (i) the Members approve such admission in writing and this Agreement is amended to reflect such admission; (ii) the non-transferring Member approves the form and content of the instrument of transfer; (iii) the transferor and transferee named therein execute and acknowledge such other instruments as the non-transferring Member may deem reasonably necessary to effectuate such admission; (iv) the transferee in writing accepts and adopts all of the terms and conditions of this Agreement, as the same may have been amended; (v) the transferor pays, as the non-transferring Member may reasonably determine, all reasonable expenses incurred in connection with such admission, including, without limitation, legal fees and costs; and (vi) to the extent required the lender under the Loan or any Refinance has consented to such transfer. To the maximum extent permitted by applicable law, any transferee of an Interest who does not become a substituted Member shall have no right to require any information or account of the Company’s transactions, to inspect the Company books, or to vote on any of the matters as to which a Member would be entitled to vote under this Agreement. Any such transferee shall only be entitled to share in such Net Profits and Net Losses, to receive such distributions, and to receive such allocations of income, gain, loss, deduction or credit or similar items to which the transferor was entitled, to the extent transferred. A Member that transfers such Member’s Interest pursuant to Section 6.02 shall not cease to be a Member of the Company until the admission of the transferee as a substituted Member in accordance with this Agreement and, except as provided in the preceding sentence, shall continue to be entitled to exercise, and shall continue to be subject to, all of the other rights, duties and obligations of such Member under this Agreement.
6.04    Election; Allocations Between Transferor and Transferee. Upon the transfer of the Interest of any Member or the distribution of any property of the Company to a Member, the Company shall file, in the reasonable discretion of the Members, an election in accordance with applicable Treasury Regulations, to cause the basis of the Company property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code. Upon the transfer of all or any part of the Interest of a Member as hereinabove provided, Net Profits and Net Losses shall be allocated between the transferor and transferee on the basis of a computation method that is in conformity with the methods prescribed by Section 706 of the Code and Treasury Regulation Section 1.706-1(c)(2) and approved by the Members affected by the method.
6.05    Waiver of Withdrawal and Purchase Rights. In accordance with the Act, each Member acknowledges and agrees that such Member may not voluntarily withdraw, resign or retire from the Company without the prior written consent of each other Member, which consent may be withheld in each such other Member’s sole and absolute discretion. Each Member further acknowledges and agrees that such Member shall not be entitled to receive the fair market value of such Member’s Interest in the Company pursuant to the Act.
ARTICLE VII
ELECTIVE SALE
7.01    Elective Sale of the Project.
(a)    Except as set forth in Section 7.01(d), at any time after the second (2nd) anniversary of the date of this Agreement, either Member (the “Electing Sale Member”) shall have the continuing right upon notice to the other Member (the “Non-Electing Sale Member”) to solicit offers from third parties to sell the Project; provided that, except as set forth in Section 7.01(d), prior to soliciting any such offers or upon receipt of an unsolicited offer that the Electing Sale Member desires the Company accept, the Electing Sale Member shall provide written notice to the Non-Electing Sale Member (a “Sale Notice”) of its intent to solicit offers for the Project. The Sale Notice shall set forth the proposed sales price of the Project (the “Proposed Project Value”). For twenty (20) days following receipt of a Sale Notice, the Non-Electing Member may elect to buy the Electing Sale Member’s Interest in the Company (a “Purchase Election”) in lieu of selling the Project by delivery of written notice thereof to Electing Sale Member (the “Purchase Election Notice”). If a Purchase Election is made the purchase price (the “Purchase Price”) for the Electing Sale Member’s Interest shall be the amount the Electing Sale Member would receive (net of reasonable and customary closing costs) if the Project were to be sold for the Proposed Project Value and the proceeds of such deemed sale were distributed upon a liquidation of the Company pursuant to Section 8.02. The closing of the purchase and sale of the Electing Sale Member’s Interest in the Company shall take place on a date agreed upon by the Electing Sale Member and the purchaser of such interest, which date may not be later than ninety (90) days following the date of the Purchase Election (the “Purchase Closing Date”). To be effective, the Purchase Election Notice must be accompanied by the deposit, in escrow with Commonwealth Land Title Insurance Company or Chicago Title Insurance Company (“Escrow Agent”), of a non-refundable (but applicable to the purchase price) cash deposit (the “Member Deposit”) equal to five percent (5%) of the Proposed Project Value. The closing of the purchase and sale of the Electing Sale Member’s Interest pursuant to the terms of this Section 7.01(a) shall be held on the Purchase Closing Date, at the office of the Company, or at such other location as the parties shall find mutually agreeable. At the closing: (A) the Electing Sale Member shall receive, by wire transfer of immediately available federal funds to an account designated by the Electing Sale Member, an amount equal to the Purchase Price; (B) the Electing Sale Member shall deliver to the Non-Electing Sale Member a duly executed and acknowledged instrument assigning to the Non-Electing Sale Member the Electing Sale Member’s Interest, which assignment shall be accompanied by such other documents and instruments, including, without limitation, corporate resolutions, as may be reasonably requested by the Non-Electing Sale Member or the Company in the exercise of their reasonable judgment or other documents requested by any title company; (C) the Non-Electing Sale Member shall deliver to the Electing Sale Member a duly executed and acknowledged instrument assuming the Electing Sale Member’s Interest in the Company and releasing Electing Sale Member from all claims pertaining to the Interests or the Company other than claims for breach of the representations and warranties of the Electing Sale Member described in the following sentence or a breach of any of the assignment documents executed by the Electing Sale Member and delivered to the Non-Electing Sale Member in connection with the transfer contemplated in this Section; (D) on the effective date of such assignment, the Company shall deliver a release to the Electing Sale Member releasing the Electing Sale Member from all liabilities and obligations of the Company arising from and after the date of such assignment; and (E) the Company shall use good faith commercially reasonable efforts to cause the Electing Sale Member or its Affiliates to be released from any liabilities under any guaranties for the benefit of the Company executed by the Electing Sale Member or its Affiliates, and if the beneficiaries of any such guaranty will not agree to such a release, the Non-Electing Sale Member shall indemnify and hold harmless the Electing Sale Member or its Affiliates who are guarantors of such liabilities in a form reasonably acceptable to Electing Sale Member. If the Non-Electing Sale Party is (i) KBS then the KBS Credit Party shall guaranty the indemnification obligation in the prior sentence or (ii) JV Member then the Savanna Credit Party shall guaranty the indemnification obligation in the prior sentence. Such assignment shall be free and clear of all liens and encumbrances, and the Electing Sale Member shall deliver a written representation and warranty to such effect at the closing, which representation and warranty shall survive for a period of six (6) months following the closing. Each Member shall pay its legal fees in connection with the conveyance of the Interest pursuant to this Section, and all other costs and expenses (including, without limitation, transfer taxes) shall be shared by the Members in accordance with their Interests. In the event that the Non-Electing Sale Member defaults in its obligation to purchase the Electing Sale Member’s Interests pursuant to this Section 7.01 (a “Purchase Default Event”), the Deposit shall be forfeited by the Non-Electing Sale Member, and the Electing Sale Member shall be thereafter be entitled to sell the Project without further restriction.
(b)    If a Purchase Election is not timely made or a Purchase Default Event has occurred, the Electing Sale Member shall have the right to retain brokers on behalf of the Company and to advertise the Project for sale and to cause the Company to sell the Project so long as such sale is consummated within twelve (12) months of the end of the twenty (20) day period for the Purchase Election. Electing Sale Member shall keep the Non-Electing Sale Member informed of the progress of the sale of the Project. The Non-Electing Sale Member shall cooperate with the Electing Sale Member in connection with the sale of the Project and shall execute such documents (in its capacity as a Member in the Company, and/or as the Managing Member or Co-Managing Member, as applicable) as may be reasonably required to effectuate the sale of the Project; provided that the Non-Electing Sale Member shall not be exposed to any personal liability. Managing Member hereby irrevocably constitutes and appoints the Electing Sale Member (if the Electing Sale Member is not the Managing Member) as its agent and attorney-in-fact, coupled with an interest, for the purpose of executing and delivering any documents required to be executed and delivered by the Electing Sale Member pursuant to this Section 7.01 in the event Managing Member fails or refuses to execute the same upon the request of Electing Sale Member.
(c)    Notwithstanding the foregoing and provided that a Purchase Default Event has not occurred, if as a result of the Electing Sale Member’s marketing efforts, the Electing Sale Member receives a bona fide offer from a third party purchaser and desires to sell the Project in a sale that will result in (i) a purchase price that is less than ninety percent (98%) of the Proposed Project Value, or (ii) the Non-Electing Sale Member receiving less than it would have received

(net of reasonable and customary closing costs) under this Agreement upon a liquidation of the Company pursuant to Section 8.02 had the Project been sold for ninety percent (98%) of the Proposed Project Value, the Electing Sale Member shall deliver a revised Sale Notice to the Non-Electing Sale Member, which shall set forth the new proposed sales price for the Project, and the Non-Electing Sale Member shall have ten (10) days following receipt of the revised Sale Notice to make a Purchase Election in the manner described in Section 7.01(a) above in lieu of having the Project sold. If a Purchase Election with respect to the revised Sale Notice is not timely made, the Electing Sale Member shall have the right to cause the Company to sell the Project pursuant to Section 7.01(b). If a Purchase Election is timely made with respect to the revised Sale Notice, the Members shall follow the procedures set forth in Section 7.01(a) above; provided, however, that references to Proposed Project Value shall instead refer to the Proposed Project Value set forth in the revised Sale Notice. If a Purchase Election is timely made and a Purchase Default Event occurs, the Electing Sale Member shall be entitled to retain the Member Deposit, and Electing Sale Member shall be thereafter be entitled to sell the Project without further restriction.
(d)    Notwithstanding anything to the contrary in this Section 7.01, if the JV Member has been removed as the Managing Member as a result of a Just Cause Event, JV Member shall have the right to be an Electing Sale Member at any time after the third (3rd) anniversary of the date of this Agreement (but not before), but JV Member shall no longer have the right to receive a Sale Notice (and no Sale Notice need be delivered to JV Member) and JV Member shall no longer have a Purchase Election under this Section 7.01.
ARTICLE VIII
DISSOLUTION AND WINDING UP OF THE COMPANY
8.01    Events Causing Dissolution of the Company. Upon any Member’s bankruptcy, retirement, resignation, expulsion or other cessation to serve or the admission of any new member into the Company, the Company shall not dissolve, but the business of the Company shall continue without interruption and without any break in continuity. The Company shall be dissolved and its affairs wound up upon the first to occur of: (i) the expiration of the term of the Company unless such term has been extended by the Members; (ii) the sale, transfer or other disposition by the Company of all or substantially all of its assets and the collection by the Company of any and all Net Cash derived therefrom; (iii) the agreement of the Members to dissolve the Company; (iv) the entry of a decree of judicial dissolution pursuant to the Act; or (v) if the Property Closing does not occur.
8.02    Winding Up of the Company. Upon the Liquidation of the Company caused by other than the termination of the Company under Code Section 708(b)(1)(B) (in which latter case the Company shall remain in existence in accordance with the provisions of such Section of the Code), the Members shall proceed to the winding up of the affairs of the Company. During such winding up process, the Net Profits, Net Losses and Net Cash distributions shall continue to be shared by the Members in accordance with this Agreement. The assets shall be liquidated as promptly as consistent with obtaining a fair value therefor, and the proceeds therefrom, to the extent available, shall be applied and distributed by the Company on or before the end of the taxable year of such Liquidation or, if later, within ninety (90) days after such Liquidation, in the following order: (i) first, to creditors of the Company (including Members who are creditors in the order of priority as provided by law including, without limitation, any Members that have made Member Loans and Default Loans); (ii) second, to the setting up of any reserves which the Members determine, in their reasonable discretion, are necessary for any contingent, conditional or unmatured liabilities or obligations of the Company (which shall be distributed at such time as is determined in the reasonable discretion of the Members); and (iii) the balance, if any, to the Members in accordance with the distribution schedule of Section 5.01. Such distribution shall be made by the date specified in Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2). As used in this Agreement, the term “Liquidation” means (i) in respect to the Company the earlier of the date upon which the Company is terminated under Code Section 708(b)(1) or the date upon which the Company ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts and distributing any remaining balance to its Members), and (ii) in respect to a Member wherein the Company is not in Liquidation, means the liquidation of a Member’s interest in the Company under Treasury Regulation Section 1.761-1(d).
8.03    Negative Capital Account Restoration. No Member shall have any obligation whatsoever upon the Liquidation of such Member’s Interest, the Liquidation of the Company or in any other event, to contribute all or any portion of any negative balance standing in such Member’s Capital Account to the Company, to each other Member or to any other person or entity.
ARTICLE IX
BOOKS AND RECORDS
9.01    Books of Account and Bank Accounts. The fiscal year and taxable year of the Company shall be the year ending December 31. Managing Member shall or shall cause the Property Manager to: (x) maintain all of the books and records of the Company, in all material respects, in accordance with the standards of the industry using the income tax basis, consistently applied (provided that monthly reporting shall be on an accrual basis and balance sheets shall be on a cost basis) and (y) provide operating reports and financial statements to each other Member not less frequently than once each month summarizing the operating activities of the Company during the immediately preceding calendar month, any material deviations from the Business Plan or the Annual Budget during such preceding calendar month, and such other information as is reasonably requested by any Member, all within twenty (20) days after the end of such preceding calendar month. During normal business hours at the Project or the offices of Managing Member, on not less than three (3) business days prior notice, all of the following shall be made available for inspection and copying by all of the Members at their own expense for any purpose reasonably related to each such Member’s Interest in the Company: (i) all books and records relating to the business and financial condition of the Company, (ii) a current list of the name and last known business, residence or mailing address of each Member, (iii) a copy of this Agreement, the Certificate of Formation and all amendments thereto, together with executed copies of any written powers-of-attorney pursuant to which this Agreement, the Certificate of Formation and all amendments thereto have been executed, (iv) the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member to the capital of the Company and which each Member has agreed to contribute in the future, and (v) the date upon which each Member became a Member of the Company. Upon not less than three (3) business days prior notice, Managing Member shall cooperate with any

Member that requests, at such Member’s sole cost and expense, and not more than one (1) time in each calendar year, to conduct an independent audit of the Company.
9.02    Tax Returns. Managing Member shall cause to be prepared and timely filed and distributed to each Member, at the expense of the Company (and prepared by an accounting firm approved by the Members), all required federal and state Company tax returns, which shall be delivered to the Members by no later than March 31 each year; provided however, in the event that it is not possible for Managing Member to have such materials by said date using best efforts to meet the deadline, Managing Member shall: (i) notify the other Members by March 15 that such materials will not be available, (ii) deliver estimated drafts of such information to the other Members by March 31, and (iii) deliver all such information to the other Members by June 30 of said year. Managing Member shall not file any tax return on behalf of the Company without the prior written approval of the Members; provided that if any Member shall not respond to a written request to approve a tax return within fifteen (15) days such Member shall be deemed to have approved such tax return. Managing Member is hereby designated as the “tax matters partner” of the Company as determined in accordance with the provisions of Section 6231(a)(7) of the Code and the Treasury Regulations promulgated thereunder.
The tax matters partner shall cause each other Member to be a “notice partner” within the meaning of Code Section 6223. The tax matters partner shall inform each other Member of all significant matters that come to its attention in its capacity as tax matters partner by giving notice thereof within five days after becoming aware thereof and, within that time, shall forward to each other Member copies of all material written communications it may receive in that capacity. The tax matters partner shall not enter into any settlement or other agreement with any tax authority that purports to bind any Member other than the tax matters partner without the other Member’s prior written consent.
ARTICLE X
MISCELLANEOUS
10.01    Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be delivered or sent, as the case may be, by any of the following methods: (i) personal delivery, (ii) overnight commercial carrier, (iii) certified mail, postage prepaid, return receipt requested, or (iv) email. Any such notice or other communication shall be deemed received and effective upon the date of acceptance or rejection of delivery. Any notice or other communication sent by email must be confirmed within two (2) days by letter mailed or delivered in accordance with the foregoing. Any reference herein to the date of receipt, delivery, or giving, or effective date, as the case may be, of any notice or communication shall refer to the date such communication becomes effective under the terms of this Section 10.01. Any such notice or other communication so delivered shall be addressed to the party to be served at the address for such party set forth on Exhibit A attached hereto. Such addresses may be changed by giving written notice to the other parties in the manner set forth in this Section 10.01. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of notice or other communication sent.
10.02    Construction of Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any prior or contemporaneous understanding,

correspondence, negotiations or agreements between them respecting the within subject matter. No alteration, modification or interpretation hereof shall be binding unless in writing signed by all of the Members (and the Savanna Credit Party and the KBS Credit Party if such modification would affect such credit party’s obligations under this Agreement). The Article and Section headings of this Agreement are used herein for reference purposes only and shall not govern, limit, or be used in construing this Agreement or any provision hereof. Any Exhibit attached hereto is incorporated herein by this reference and expressly made a part of this Agreement for all purposes. Time is of the essence of this Agreement. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, and all rights, duties, obligations and remedies shall be governed by the Act without regard to principles of conflict of laws. If any arbitration, action or suit is brought by any Member against any other Member that arises out of this Agreement, then the prevailing Member in such arbitration, action or suit shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing Member. Subject to the restrictions set forth in Articles VI and VII, and Section 10.04, this Agreement shall inure to the benefit of and shall bind the parties hereto and their respective personal representatives, successors, and assigns. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Members and their respective successors and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, deemed to be a third-party beneficiary of this Agreement. Each of the Exhibits attached hereto is incorporated herein by this reference and expressly made a part of this Agreement for all purposes. References to any Exhibit made in this Agreement shall be deemed to include this reference and incorporation. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, but all of which shall constitute a single Agreement, binding on the parties hereto. Where the context so requires, the use of the neuter gender shall include the masculine and feminine genders, the masculine gender shall include the feminine and neuter genders, and the singular number shall include the plural and vice versa. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart. Every provision of this Agreement is intended to be severable. Each Member acknowledges that (i) each Member is of equal bargaining strength; and (ii) each Member has actively participated in the drafting, preparation and negotiation of this Agreement.
10.03    Partnership Intended Solely for Tax Purposes. The Members have formed the Company as a Delaware limited liability company under the Act, and do not intend to form a corporation or a general or limited partnership under Delaware or any other state law. The Members do not intend to be shareholders and/or partners to one another or to any third party. The Members intend the Company to be classified and treated as a partnership solely for federal and state income taxation purposes. Each Member agrees to act consistently with the foregoing provisions of this Section 10.03 for all purposes, including, without limitation, for purposes of reporting the transactions contemplated herein to the Internal Revenue Service and all state and local taxing authorities.
10.04    Investment Representations. Each Member agrees as follows with respect to investment representations:
(a)    Each Member understands:

(i)    That the Interests in the Company evidenced by this Agreement have not been registered under the Securities Act of 1933, 15 U.S.C. § 15b et seq., or any state securities laws (collectively, the “Securities Acts”) because the Company is issuing Interests in the Company in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering;
(ii)    That the Company has relied upon the representation made by each Member that such Member’s Interest in the Company is to be held by such Member for investment; and
(iii)    That exemption from registration under the Securities Acts would not be available if any Interest in the Company was acquired by a Member with a view to distribution. Each Member agrees that the Company is under no obligation to register the Interests in the Company or to assist the Members in complying with any exemption from registration under the Securities Acts if the Member should at a later date wish to dispose of such Member’s Interest in the Company.
(b)    Each Member hereby represents to the Company that such Member is acquiring such Member’s Interest in the Company for such Member’s own account, for investment and not with a view to the resale or distribution of such Interest (except for any transfers made in accordance with the provisions of Article VI).Each Member recognizes that no public market exists with respect to the Interests and no representation has been made that such a public market will exist at a future date.
(c)    Each Member recognizes that no public market exists with respect to the Interests and no representation has been made that such a public market will exist at a future date.
(d)    Each Member hereby represents that such Member has not received any advertisement or general solicitation with respect to the sale of the Interests.
(e)    Each Member acknowledges that such Member has a preexisting personal or business relationship with the Company or its officers or principal Interest holders, or, by reason of such Member’s business or financial experience or the business or financial experience of such Member’s financial advisors (who are not affiliated with the Company), could be reasonably assumed to have the capacity to protect such Member’s own interest in connection with the purchase of such Member’s Interest. Each Member further acknowledges that such Member is familiar with the financial condition and prospects of the Company’s business, and has discussed with each other Member the current activities of the Company. Each Member believes that the Interests are securities of the kind such Member wishes to purchase and hold for investment, and that the nature and amount of the Interests to be acquired by such Member is consistent with such Member’s investment program.
(f)    Before acquiring any Interest in the Company, each Member has investigated the Company and its business and the Company has made available to each Member and his/her/its attorney, accountant, purchaser representative and/or tax adviser, if any (collectively, the “Advisers”), this Agreement and all information necessary for the Member to make an informed decision to acquire an Interest in the Company. Each Member, together with its Advisers, if any, considers itself to be a person possessing experience and sophistication as an investor adequate for the evaluation of the merits and risks of the Member’s investment in the Company. In making an investment decision, each Member, together with its Advisors, if any, has made an independent evaluation of the prospective investment in the Company, is relying on its own examination of the Company, this Agreement and the terms thereof, including the merits and risks involved, and is not relying on any advice, guidance or investigation by or from the Company, the Managing Member or any Affiliate of the Company or the Managing Member.
(g)    In evaluating the suitability of an investment in the Company, each Member has not relied upon any representation or information (oral or written) other than as stated in this Agreement.
(h)    Each Member understands the meaning and consequences of the representations, warranties and covenants made by such Member set forth herein and that the Company has relied upon such representations, warranties and covenants. Each Member hereby indemnifies, defends, protects and holds wholly free and harmless the Company and each other Member from and against any and all losses, damages, expenses or liabilities arising out of the breach and/or inaccuracy of any such representation, warranty and/or covenant. All representations, warranties and covenants contained herein and the indemnification contained in this Section 10.04(g) shall survive the execution of this Agreement, the formation of the Company, and the liquidation of the Company.
10.05    Waiver of Conflict of Interest. The Company is not represented by separate counsel; provided, however, in connection with the formation of the Company and the drafting and negotiation of this Agreement, JV Member and the Company (and not KBS) have been represented by Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166, Attention, Carl F. Schwartz, and KBS (and not JV Member or the Company) has been represented by Greenberg Traurig, LLP, 1750 Tysons Boulevard, McLean, Virginia 22102, Attention, Scott Morehouse. To the extent that the foregoing representation constitutes a conflict of interest, the Company and each Member hereby expressly waive any such conflict of interest. Upon creation of the Company, the Company shall only be represented by counsel in accordance with Section 2.02(i).
10.06    Outside Activities. No Member shall not have any obligations (fiduciary or otherwise) with respect to the Company or the other Members insofar as making other investment opportunities available to the Company or to the other Members. The Members may, notwithstanding the existence of this Agreement, engage in whatever activities they may choose, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company or to the other Members. Neither this Agreement nor any activities undertaken pursuant hereto shall prevent a Member from engaging in such activities.
10.07    Confidentiality. Each Member and its Affiliates shall keep confidential and shall not disclose, or permit the disclosure of, any information or materials relating to the Company and its investments and activities that are not generally known to the public or which the Members believe should remain confidential or are required by law or agreement to remain confidential; provided that a Member may disclose such confidential information to the extent

(i) the disclosure of such information or materials is expressly required by court order, law or in any litigation or arbitration proceedings; (ii) the information or materials become publicly known other than through the actions or inactions of such Member or its Affiliates, employees, financial sources, representatives, agent, actual or potential permitted investors, permitted transferees or attorneys or violations of this Agreement or any other obligations of confidentiality of such Member; (iii) the disclosure of such information and materials by such Member is to its Affiliates, employees, financial sources, representatives, agents, actual or potential permitted investors, permitted transferees, accountants, financial advisors or attorneys; (iv) such other Member consents in writing to such disclosure; or (v) as may be necessary for such Member to satisfy its or any Affiliate’s REIT or SEC filing, disclosure, broker-dealer or reporting requirements. No Member shall have any liability under this Section 10.07 by reason of any confidential information becoming available by means beyond the reasonable control of such Member. Notwithstanding the foregoing, this Section 10.07 shall not prohibit Managing Member from disclosing information, in press releases or otherwise, related to the Company and its investments and activities as is reasonably required in connection with the performance by Managing Member of its duties (including marketing and leasing).
10.08    Waiver of Fiduciary Duties. To the extent that any fiduciary duties that may exist as a result of the relationship of the parties hereto (whether arising as a result of any such party’s capacity as a Member, Managing Member or a Tax Matters Partner) are inconsistent with, or would have the effect of expanding or modifying any of the terms of this Agreement, (A) the express terms of this Agreement shall control, (B) this Agreement shall be interpreted in accordance with general principles of contract interpretation without regard to the common law principles of agency and/or fiduciary duties, and (C) any liability of the parties shall be based solely on principles of contract law and the express terms of this Agreement. Each of the parties hereto further acknowledges and agrees that for the purposes of determining the nature and scope of the duties of a Member, Managing Member or a Tax Matters Partner under this Agreement, the terms of this Agreement, and the duties and obligations set forth herein, are intended to satisfy all fiduciary duties that may exist as a result of the relationship between the parties (other than the duty of good faith and fair dealing implied under general contract principles, independent of the common law principles of agency and/or fiduciary duties). Accordingly, to the fullest extent permitted under applicable law, each of the parties hereby unconditionally and irrevocable waives and disclaims any fiduciary duties or other similar common law rights that are not expressly identified, described and set forth in this Agreement and thus unconditionally and irrevocable waives and disclaims any right to recover or obtain any monetary, equitable or other relief or remedies for any alleged breach or violation of all alleged fiduciary duties or other similar common law rights.
ARTICLE XI
REIT PROTECTION
11.01    Certain Definitions. For the purposes of this Article XI, the following terms shall have the following meanings:
(a)    “KBS” shall mean KBS as defined in the recitals hereto and KBS Strategic Opportunity REIT, Inc., a Maryland corporation that has elected to be taxable for federal income tax purposes as a real estate investment trust under the Code (herein, a “REIT”); and/or any subsidiary or affiliate of KBS.
(b)    “REIT Prohibited Transactions” shall mean any action specified in Section 11.02.
11.02    REIT Prohibited Transactions. Notwithstanding anything to the contrary contained in this Agreement, during the time KBS is a Member of the Company, neither the Company nor Managing Member nor any other Member of the Company, shall take any of the following actions without the prior written consent of KBS:
(a)    Entering into any lease or permitting any sublease that provides for rent based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any sublessor costs;
(b)    Leasing personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than fifteen percent (15%) of the total rent provided for under the lease, determined as set forth in Section 856(d)(1) of the Code;
(c)    Acquiring or holding debt (other than Member Loans and Default Loans) unless (a) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (b) the debt is fully secured by mortgages on real property or on interests in real property;
(d)    Acquiring or holding more than ten percent (10%) of the outstanding voting securities of any one issuer other than a corporation that has properly elected to be a “taxable REIT subsidiary” of KBS;
(e)    Acquiring or holding more than ten percent (10%) of the total value of the outstanding securities (debt or equity) of any one issuer;
(f)    Making an election or taking any action that would cause the Company to be treated as (i) an entity that is not classified as a partnership for federal income tax purposes or (ii) a publicly traded partnership as defined in Section 7704 of the Code;
(g)    Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of the properties that are owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the properties are located where such services are either provided by (a) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company does not, directly or indirectly, derive revenue or (b) a taxable REIT subsidiary of KBS (as defined in Section 856(l) of the Code) who is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Company’s tenants);
(h)    Holding cash of the Company for operations or distribution in any manner other than a traditional bank checking or savings account or a money market account in accordance with IRS Rev. Rul. 2012-17; or
(i)    Entering into any agreement where income or gain, as applicable, received or accrued by the Company under such agreement, directly or indirectly, (a) does not qualify as “rents from real property” within the meaning of Section 856 of the Code, (b) does not qualify as “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Section 856 of the Code or (c) constitutes income from a sale of “inventory” or “stock in trade” of the Company within the meaning of Section 1221(a)(1) of the Code other than a sale that would qualify under the Section 857(b)(6)(C) “safe harbor” with respect to KBS.
[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

“JV MEMBER”

SREF 110 WILLIAM JV III, LLC,
a Delaware limited liability company

By:	/s/ Nicholas Bienstock
Name:	Nicholas Bienstock
Title:	Authorized Signatory

Solely as to its express agreement Sections
2.2(d)(ii),2.06(e),3.01,3.07, 7.01(a) and 10.02:

"SAVANNA REAL ESTATE FUND III, L.P.,

SAVANNA REAL ESTATE FUND III, L.P.,
a Delaware limited partnership

By:	/s/ Nicholas Bienstock
Name:	Nicholas Bienstock
Title:	Authorized Signatory

“KBS”

KBS SOR 110 WILLIAM JV, LLC,
a Delaware limited liability company

By:    KBS SOR ACQUISITION XXV, LLC,
a Delaware limited liability company,
its sole member

By:    KBS SOR PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

By:    KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member

By:    KBS STRATEGIC OPPORTUNITY REIT, INC.,
a Maryland corporation,
its sole general partner

By:     /s/ David E. Snyder
David E. Snyder
Chief Financial Officer

Solely as to its express agreement Sections 2.02(e)(iii), 3.01, 3.07, 7.01(a), and 10.02:

KBS SOR PROPERTIES, LLC,
a Delaware limited liability company, its sole member

By:    KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member

By:    KBS STRATEGIC OPPORTUNITY REIT, INC.,
a Maryland corporation,
its sole general partner

By:     /s/ David E. Snyder
David E. Snyder
Chief Financial Officer

EXHIBIT A
NAMES, ADDRESSES, PERCENTAGE INTERESTS
AND CAPITAL CONTRIBUTIONS OF THE MEMBERS

Names and Addresses of the Members:	Percentage Interest	Capital Contribution
KBS 110 William Street JV, LLC 620 Newport Center Drive, Suite 1300 Newport Beach, California 92660 Attention: Brian Ragsdale Facsimile: (949) 417-6518 Email: bragsdale@kbs-ca.com	60%	$9,000,000
SREF III 110 William JV, LLC 10 East 53rd Street, 37th Floor New York, NY 10022 Attn: Chris Schlank Facsimile: (212) 229-1113 Email: CSchlank@savannafund.com	40%	$6,000,000

EXHIBIT B
LEGAL DESCRIPTION OF THE PROPERTY
See Attached:

EXHIBIT B

DESCRIPTION OF REAL PROPERTY

All that certain real property situated in New York County, New York, described as follows:

ALL that certain plot piece or parcel of land, situate, lying and being in the Borough of Manhattan, County and State of New York, bounded and described as follows:
BEGINNING at the corner formed by the intersection of the easterly side of William Street and the northerly side of John Street;
RUNNING THENCE northerly along the easterly side of William Street, 188 feet 3 inches to a point in said easterly side of William Street, distant 154 feet 10 1 /4 inches southerly from the corner formed by the intersection of the southerly side of Fulton Street and the said easterly side of William Street;
THENCE easterly on a line forming an angle of 86 degrees 52 minutes 30 seconds on its northerly side with the easterly side of William Street, 159 feet 4 1 /4 inches;
THENCE southwesterly on a line forming an angle of 82 degrees 44 minutes 30 seconds on its westerly side with the last mentioned course, 49 feet 5 inches;
THENCE continuing southwesterly on a line forming an angle of 180 degrees 49 minutes 30 seconds on its easterly side with the last mentioned course, 25 feet 7 1/2 inches;
THENCE continuing southwesterly along a line making an angle of 179 degrees 48 minutes on its easterly side with the last mentioned course, 23 feet 2 1/2 inches;
THENCE southeasterly and along a line forming an angle of 93 degrees 51 minutes 50 seconds on its northerly side with the last mentioned course, 24 feet 10 1 /4 inches;
THENCE southerly along a line forming an angle of 96 degrees 20 minutes 30 seconds on its westerly side with the last mentioned course, 104 feet 3 1 /4 inches to the northerly side of John Street;
THENCE westerly along the northerly side of John Street, 173 feet 4 1/4 inches to the corner formed by the intersection of the northerly side of John Street with the easterly side of William Street at the point or place of BEGINNING.

FOR CONVEYANCING ONLY: TOGETHER with all the right, title and interest of the party of the first part, of in and to the land lying in the street in front of and adjoining said premise

Exhibit A-1

EXHIBIT C
SCHEDULE OF SOURCES AND USES OF FUNDS

See Attached:

EXHIBIT D
INITIAL APPROVED ANNUAL BUDGET

See Attached:

Savanna Real Estate Fund III, L.P.

NYC - 110 William Street

Quarterly Cash Flow - Levered

	Total*								
Year		1	1	1	1	2	2	2	2
Quarter		1	2	3	4	5	6	7	8
Month		3	6	9	12	15	18	21	24
Month End Date		03/31/14	06/30/14	09/30/14	12/31/14	03/31/15	06/30/15	09/30/15	12/31/15
Effective Gross Revenue	54,860,624	6,663,604	6,842,655	6,394,489	6,542,483	7,211,385	7,265,569	6,900,674	7,039,765
Operating Expenses	18,763,014	2,243,962	2,258,976	2,302,281	2,308,118	2,387,684	2,395,645	2,441,082	2,425,266
Real Estate Taxes	9,747,757	1,177,571	1,177,570	1,177,570	1,177,568	1,259,369	1,259,370	1,259,369	1,259,370
Operating Expenses + Real Estate Taxes	28,510,771	3,421,533	3,436,546	3,479,851	3,485,686	3,647,053	3,655,015	3,700,451	3,684,636
PROPERTY NET OPERATING INCOME	**26,349,853**	**3,242,071**	**3,406,109**	**2,914,638**	**3,056,797**	**3,564,332**	**3,610,554**	**3,200,223**	**3,355,129**
Debt Service									
Total Debt Service Costs	23,549,899	2,560,235	2,743,107	3,042,584	3,042,584	3,036,620	3,039,602	3,042,584	3,042,584
Cash Flow After Debt Service & CF Sweep	(1,216,056)	0	0	(463,283)	(406,085)	0	0	(346,688)	0
Leasing Costs									
Tenant Improvements	4,605,940	6,460	1,145,520	633,870	740,220	557,220	0	0	1,522,650
Leasing Commissions	2,375,033	12,369	366,166	224,100	229,280	411,775	0	0	1,131,343
Total Leasing Costs	6,980,973	18,829	1,511,686	857,970	969,500	968,995	0	0	2,653,993
Total Leasing Costs After Funding	897,160	18,829	547,301	0	0	0	0	0	331,030
Cash Flow after DS and Leasing Costs	(2,113,216)	(18,829)	(547,301)	(463,283)	(406,085)	0	0	(346,688)	(331,030)
Capital Costs									
MEPS	1,461,284	42,625	161,950	333,933	333,933	300,048	212,712	38,041	38,041
Vertical Transportation	250,000	83,333	83,333	83,333	0	0	0	0	0
Building Envelope	1,361,407	0	56,708	170,125	190,750	238,960	238,960	238,960	226,943
Cosmetic	1,610,950	265,833	265,833	265,833	265,833	273,808	273,808	0	0
Misc.	338,333	41,667	41,667	41,667	41,667	42,917	42,917	42,917	42,917
Make Ready Work	2,177,528	967,193	0	247,817	251,693	302,671	0	0	408,154
Space Demolition and Abatement	621,289	333,776	0	3,756	8,924	67,094	0	0	207,739
Total Capital Costs	7,820,791	1,734,427	609,492	1,146,465	1,092,800	1,225,497	768,397	319,918	923,794
Total Capital Costs After Reserves	6,971,631	1,660,587	498,732	1,035,705	982,040	1,114,737	657,637	209,158	813,034
Cash Flow after DS, LC and Capital Costs	(9,084,847)	(1,679,416)	(1,046,033)	(1,498,987)	(1,388,126)	(1,114,737)	(657,637)	(555,846)	(1,144,064)
Management Fees									
Asset Management Fee	480,000	60,000	60,000	60,000	60,000	60,000	60,000	60,000	60,000
LEVERED NET CASH FLOW		(1,739,416)	(1,106,033)	(1,558,987)	(1,448,126)	(1,174,737)	(717,637)	(615,846)	(1,204,064)
EQUITY IN	(9,564,847)	(1,739,416)	(1,106,033)	(1,558,987)	(1,448,126)	(1,174,737)	(717,637)	(615,846)	(1,204,064)
Cumulative Equity		(1,739,416)	(2,845,449)	(4,404,437)	(5,852,562)	(7,027,300)	(7,744,937)	(8,360,783)	(9,564,847)

EXHIBIT E
FORM OF LEASING AGREEMENT

RENTAL AGENCY AGREEMENT
ARTICLE 1This Rental Agency Agreement (this “Agreement”) is made as of the [__] day of [_______], 2013 by and between [______], a Delaware limited liability company, having an office at c/o Savanna Real Estate Funds, 10 East 53rd Street, 37th Floor, New York, NY 10022 (“Owner” or “Landlord”) and Savanna Commercial Services, LLC, a Delaware limited liability company, having an office at c/o Savanna Real Estate Funds, 10 East 53rd Street, 37th Floor, New York, NY 10022 (“Agent”).
STATEMENT OF FACTS
ARTICLE 2Owner owns the fee simple interest in certain premises known as [______________] located at [________] (the “Building”) and the land upon which it is located (the “Land”).
ATRICLE 3Owner desires to employ Agent as the sole and exclusive renting agent for certain rentable office space (the “Space” or “space”) in the Building, on the terms and conditions hereinafter set forth.
ARTICLE4NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Owner and Agent agree as follows:
ARTICLE 1
Term And Scope
Section 1.1    During the term of this Agreement, Agent is hereby appointed as the sole and exclusive renting agent having the exclusive right to negotiate lease extensions, lease expansions, relocations, renewals and other lease related agreements in the Building by existing tenants in the Building, subject to the provisions of this Agreement. Agent acknowledges and agrees that Brian Reiver (the “Representative”) shall personally supervise such renting activities in the Building. Agent shall have the right, from time to time, to replace the Representative with any other agent or employee of Agent designated by Agent. Everything done by Agent under the provisions of this Section 1 shall be done solely as agent of Owner and not for its own account, and all obligations or expenses incurred thereunder shall be for the account, on behalf and at the expense of Owner, not Agent.
Section 1.2    The term of this Agreement shall be on a month to month basis, commencing on the date hereof (the “Commencement Date”) and continuing thereafter until the date (the “Expiration Date”) this Agreement shall be terminated pursuant to the provisions of this Agreement. This Agreement may be terminated: (x) at any time by Owner sending a written notice of termination to Agent, in which event the term of this Agreement shall terminate effective upon the receipt by Agent of such notice of termination; and (y) at any time by Agent sending a written notice of termination to Owner in which event the term of this Agreement shall terminate ninety (90) days after the sending of such notice of termination.

Section 1.3    This Agreement shall terminate automatically if:
(a)    all or substantially all of the Building is condemned or acquired by eminent domain;
(b)    Owner or Agent files a petition for bankruptcy, reorganization or arrangement under any federal or state statute, or makes an assignment for the benefit of creditors, or takes advantage of any insolvency statute;
(c)    an involuntary petition of bankruptcy or insolvency under the laws of the federal government or of any state is filed against Owner or Agent and Owner or Agent, as the case may be, shall fail to dismiss the same within sixty (60) days; or
(d)    Agent’s New York State real estate broker’s license is suspended or revoked.
Section 1.4    Upon the termination or expiration of this Agreement, Agent shall deliver to Owner, within ten (10) business days after such termination or expiration, all records, contracts, leases, receipts for deposits, unpaid bills and other papers or documents and all other items relating to the Building which are the property of Owner which are in Agent’s possession.
Section 1.5    Agent acknowledges that this Agreement is subject and subordinate to any mortgages now or hereafter in effect covering the Building or the Land and to all renewals, replacements, modifications or extensions thereof (the “Superior Mortgages”) and to each and every term and condition thereof.
Section 1.6    Owner acknowledges, however, that Agent is not an expert in and is not responsible for any legal, regulatory, tax, accounting, engineering, environmental or other technical matters, all of which shall be solely Owner's responsibility.
ARTICLE 2
Renting
Section 2.1    Agent shall use commercially reasonable efforts to extend, renew or secure leases of space in the Building, or to cause an existing tenant to enter into a new lease of space in the Building, at the highest possible rental rates and otherwise on terms most advantageous to Owner. Agent agrees to participate in project meetings (at a location in Manhattan to be designated by Owner) and telephone conferences regarding the status of the leasing activity at the Building.
Section 2.2    Agent may solicit the cooperation of other real estate brokers in the renting of space (herein referred to as “Outside Broker(s)”). Agent shall cooperate with Outside Brokers and shall encourage their participation in the renting of space. Unless otherwise directed by Owner in writing, Agent shall, prior to delivery by Agent of any lease or extension or renewal of any lease to an Outside Broker or tenant, request Outside Broker to execute a brokerage agreement with Owner (a “Brokerage Agreement”) prepared by Owner’s counsel, which shall provide for compensation to be paid to Outside Broker directly by Owner, which compensation shall not exceed one full commission payable hereunder. If directed by Owner in writing, until such Outside Broker shall have executed a Brokerage Agreement with Owner, Agent shall cease further negotiations with such Outside Broker or tenant. Agent agrees to send a written notice terminating negotiations if requested by Owner to do so.
Section 2.3    Owner agrees to refer to Agent all offerings and inquiries received by Owner from existing tenants of space in the Building, and Agent agrees to diligently investigate and develop such offerings or inquiries and to canvass, solicit and otherwise employ its services to endeavor at all times to fully rent the applicable space.
ARTICLE 3
Compensation
Section 3.1    Subject to the provisions of this Agreement, with respect to every renewal, extension, relocation or new lease with an existing tenant of space in the Building entered into after the date hereof with respect to any existing tenant (each, a “Lease Renewal or Modification”), Agent shall be compensated by Owner in accordance with the provisions of this Article 3.
Section 3.2    Notwithstanding any provision of this Agreement to the contrary and regardless of the extent to which negotiations may progress, in the event that either: (a) such Lease Renewal or Modification fails to be consummated and/or received and accepted by Landlord for any reason whatsoever, including, but not limited to, any lack of any approval or consent that may be required pursuant to the provisions of the applicable existing lease or such Lease Renewal or Modification or required pursuant to the provisions of the Superior Mortgages, or the refusal by Landlord to continue negotiations for any reason or no reason; or (b) if tenant fails to pay the first regular rental payment, if any, due upon execution and delivery of the Lease Renewal or Modification, or if any of the Conditions (as hereinafter defined) are not satisfied, then, and in such event, Agent shall not be entitled to any commission whatsoever in connection with such Lease Renewal or Modification and all negotiations prior thereto, and Agent hereby waives any claims or demands therefor.
Section 3.3
(a)    In the event that (i) a Lease Renewal or Modification is actually executed, delivered, received and accepted by Landlord and a tenant, (ii) all conditions required to make such Lease Renewal or Modification become effective have been satisfied including, but not limited to, delivery of any lease guarantees, or consents by or agreements with the holders of any Superior Mortgages, and (iii) the first monthly installment of rent and the security deposit (if any) pursuant to the Lease Renewal or Modification have been paid (collectively, the “Conditions”), then, provided that the outside third-party brokerage firm acting as the exclusive broker for the Building (the “Exclusive Broker”) is not entitled commission, Owner shall pay to Agent, as full compensation for its services rendered in connection with such Lease Renewal or Modification, 95% of one commission computed upon the initial term of the Lease Renewal or Modification only, in accordance with the rates set forth in Schedule A annexed hereto and the payment schedule set forth on Schedule B annexed hereto; provided, that in the event that an Outside Broker (as hereinafter defined) is entitled to a full commission in connection with such transaction under this Section 3.3(a), Owner shall pay to Agent, for Agent’s own account, an amount equal to 47.5% of one commission on the fixed rental to be received by Owner during such Lease Renewal or

Modification.
(b)    In the event that the initial term of the Lease Renewal or Modification is renewed or extended, regardless of whether as a result of the exercise by tenant of an option or right contained in the original lease or Lease Renewal or Modification on the terms and conditions for such renewal or extension contained in the original lease or Lease Renewal or Modification, and regardless of whether this Agreement has expired or terminated, then, provided that the Exclusive Broker (as hereinafter defined) is entitled to a commission, Owner shall pay to Agent, subject to the provisions of Section 3.4 hereof, 15% of one commission on the fixed rental to be received by Owner during the renewal or extension period, in accordance with the rates set forth in Schedule A, computed as if such renewal or extension term were part of the initial term of the Lease Renewal or Modification; provided, that in the event that an Outside Broker is entitled to a full commission in connection with such transaction under this Section 3.3(b), Owner shall pay to Agent, for Agent’s own account, an amount equal to 7.5% of one commission on the fixed rental to be received by Owner during such Lease Renewal or Modification.
(c)    In the event of a new lease in the Building with any unaffiliated tenant which is not a tenant of the Building or a tenant within Agent’s portfolio (each, a “New Lease”), provided that this Agreement has not expired or terminated, then Owner shall pay to Agent, subject to the provisions of Section 3.4 hereof, 20% of one full commission on the fixed rental to be received by Owner during such New Lease, in accordance with the rates set forth in Schedule A; provided, that in the event an Outside Broker is entitled to a full commission in connection with such transaction under this Section 3.3(c), Owner shall pay to Agent, for Agent’s own account, 10% of one commission on the fixed rental to be received by Owner during such New Lease.
(d)    In the event of a relocation or new lease with any tenant within Agent’s portfolio (which shall be defined as any building owned or controlled by an affiliate of Agent) (each, a “Portfolio Lease”), and regardless of whether this Agreement has expired or terminated, then, regardless of whether Agent was entitled to a commission on the original Portfolio Lease, Owner shall pay to Agent, subject to the provisions of Section 3.4 hereof, 95% of the difference between (i) then then-market commission on the fixed rental to be received by Owner during such Portfolio Lease and (ii) any commission payable to the Exclusive Broker and/or any Outside Broker.
(e)    In the event of an expansion of leased space with an existing tenant of space in the Building (each, an “Expansion Lease”), and this Agreement has not expired or been terminated, then, regardless of whether Agent was entitled to a commission on the original Expansion Lease, Owner shall pay to Agent, subject to the provisions of Section 3.4 hereof, 95% of the difference between (i) then then-market commission on the fixed rental to be received by Owner during such Expansion Lease and (ii) any commission payable to the Exclusive Broker and/or any Outside Broker.
(f)    Owner shall not be obligated to pay any compensation whatsoever to Agent under the provisions of this Agreement in connection with any lease transaction consummated between Owner and any affiliate or subsidiary thereof.

Section 3.4    All commissions payable under this Agreement shall be subject to the following provisions of this Section 3.4:
(a)    The commission shall be based upon the aggregate fixed rent or base rent (the “Annual Fixed Rent”) payable by the tenant during the initial term of the Lease Renewal or Modification only, limited as hereinafter provided. In the event a Lease Renewal or Modification is consummated on a so-called “net” basis so that real property taxes and costs of maintaining or operating the property are included in Annual Fixed Rent, the amount of such items for the year in which the Lease Renewal or Modification is executed, on a per square foot basis, shall not be included in the Annual Fixed Rent per square foot in determining the commission due hereunder.
(b)    If the Lease Renewal or Modification shall expressly provide for an option by the Tenant to cancel the Lease Renewal or Modification prior to the commencement of the term, then the first payment of such commission shall not be payable until the time for the exercise of such option to cancel shall have expired or shall have been waived in writing and, if the Lease Renewal or Modification shall be cancelled pursuant to such option, no commissions shall be due or payable therefor. If the Lease Renewal or Modification shall expressly provide the tenant with an unilateral option to cancel subsequent to the commencement of the term, then such commission shall be payable only for the term of the Lease Renewal or Modification unaffected by the option to cancel; if the option is waived in writing or not exercised within the time limit permitted, then a commission shall be payable for the then balance of the term, as if no such option to cancel had existed. Notwithstanding the above, if the cancellation option expressly requires that the tenant make a payment representing unamortized commission amounts, then, in such event only, following such payment by tenant to Owner, Agent shall be paid its commission as provided herein as if no such right to cancel existed; provided, however, that if the cancellation payment made by tenant does not equal, in the aggregate, the amount of such commission otherwise payable to Agent and all of Owner’s reasonable expenses with respect to such lease, then the amount of the commission to be paid to Agent shall be determined on a pro rata basis.
(c)    In determining the Annual Fixed Rent for the purpose of computing commissions due hereunder, items (i), (ii), (iii), (iv) and (v) below (whether or not referred to in the Lease Renewal or Modification as rent or additional rent and whether or not included in the Annual Fixed Rent) shall be excluded and items (vi) and (vii) shall be deducted:
(i)    Charges, if any, payable by tenant for utilities or utility services to be supplied to tenant, including, without limitation, electricity charges;
(ii)    Any payment to be made by tenant (A) pursuant to any cost of living (Price Index) formulae, or (B) on account of increases in real estate taxes, wages or labor costs of maintaining and operating the Building in which the demised premises are located (other than fixed increases in base rent), or (C) pursuant to any other escalation formulae which increases the Annual Fixed Rent other than a percentage increase to Annual Fixed Rent;
(iii)    Any payments to be made by tenant on account of work, labor or materials furnished by Landlord in excess of Owner’s standard landlord work letter;

(iv)    Any payments to be made based upon tenant’s gross receipts, (commonly referred to as Percentage Rental), provided, however, that if there is no Annual Fixed Rent payable under the terms of the Lease Renewal or Modification, and in lieu thereof, tenant’s rent is based upon a percentage of tenant’s gross receipts, then, and only in such event, shall the commission be payable on such Percentage Rental when determined and pursuant to all of the other terms of this Agreement;
(v)    Any payments to be made by tenant in addition to Annual Fixed Rent;
(vi)    All costs and expenses actually assumed or incurred by Landlord, if any, (A) in connection with tenant’s lease obligations for space rented by tenant from others outside the Building including, without limitation, expenses incurred in reletting such space or (B) in connection with any take-back of Space in the Building in connection with any Lease Renewal or Modification, including, without limitation, expenses incurred in reletting such space; and
(vii)    Rent concessions granted by Landlord amortized on a straight-line basis over the term of the Lease Renewal or Modification, other than rent concessions granted in lieu of, and not in excess of, Landlord’s standard work letter or standard allowance for tenant improvements for that particular space in the Building.
(d)    Subject to the provisions of subdivision (a) of this Section 3.4 above, all commissions (except for any payments made directly to Outside Brokers pursuant to any Brokerage Agreements between Owner and such Outside Brokers), including overriding commissions, shall be payable to Agent in accordance with the provisions of Schedule B annexed hereto and made a part hereof.
Section 3.5    Notwithstanding anything in this Agreement to the contrary, the relocation of a tenant within the Building upon substantially the same terms and conditions as set forth in such tenant’s existing Lease Renewal or Modification shall not result in any additional commission being payable to Agent unless the term of the subject Lease Renewal or Modification is extended or additional space is taken and, in such event, the provisions of Section 3.3 shall control with respect to such additional space or extended term. Should a tenant relocate within the Building and the terms and conditions of such tenant’s Lease Renewal or Modification be modified in connection with the relocation so as to result in an increase in total fixed rental payable, Owner shall pay Agent a commission on any increase in fixed rental to be received as a result of the relocation in accordance with the provisions of Section 3.3. In the event a Lease Renewal or Modification is entered into with an existing tenant for space then under lease to another existing tenant whose lease will thereby terminate prior to the stated expiration date, Owner shall pay to Agent a commission with respect to such new Lease Renewal or Modification in accordance with the provisions of Section 3.3. However, in the event such a situation should arise, Owner shall be entitled to credit against any commission due Agent an amount equal to the pro rata portion of the commission theretofore paid to Agent with respect to the unexpired portion of the term of the existing lease, provided Owner had initially paid the commission pertaining to the unexpired portion of the term, and Owner and Agent shall use reasonable efforts to secure a fee directly from the then existing tenant of the applicable space in consideration for the termination of such existing tenant’s lease and any fee or consideration so received by Agent shall be offset, penny for penny, against the commission due and payable by Owner resulting from the new Lease Renewal or Modification.
Section 3.6    Notwithstanding anything in this Agreement to the contrary, for the purposes of the calculation of any commissions under Section 3.3 above, “Outside Broker” shall include any broker, representative or affiliate of Agent and any other division of Agent, the employees of which are not working directly with the Representative on this assignment, provided that if Agent or any affiliate of Agent is also the Outside Broker in a lease transaction, Owner shall not be obligated to pay more than 95% of one commission in the aggregate, determined in accordance with the provisions of this Agreement, in connection with such transaction.
Section 3.7    Agent acknowledges that, if a rental agency, brokerage or other agreement between Owner and another leasing agent with respect to the Building is in effect as of the date hereof (an “Existing Agreement”), then such leasing agent may be entitled to a commission with respect to any Lease Renewal or Modification pursuant to the terms of such Existing Agreement. Agent further acknowledges that a former leasing agent for the Building may claim that it is entitled to be paid a commission with respect to any Lease Renewal or Modification entered into with the entities listed on Schedule C annexed hereto for the space so indicated on Schedule C. Accordingly, notwithstanding anything in this Agreement to the contrary, if Owner enters into a Lease Renewal or Modification with any entity set forth on the attached Schedule C for the space so indicated on said Schedule C within six (6) months after the Commencement Date, and the former leasing agent for the Building is entitled to be paid a commission with respect to such Lease Renewal or Modification, then Agent shall neither seek nor accept a commission hereunder in connection with such Lease Renewal or Modification.
Section 3.8    The following provisions shall apply to any Lease Renewal or Modification executed and delivered after the expiration or termination of this Agreement:
(a)    Within thirty (30) days after the Expiration Date of this Agreement, Agent shall deliver to Owner a complete list (the “Pending List”) of any potential Lease Renewal or Modification with respect to which, at the request of Owner, a term sheet or letter of intent has been delivered to the applicable tenant, and such tenant has provided written comments on, or otherwise responded in writing to such term sheet or letter of intent as of the Expiration Date of this Agreement. If, within twelve (12) months after the Expiration Date of this Agreement (the “Tail Period”), (i) Owner and the applicable tenant execute and deliver a Lease Renewal or Modification with respect to any transaction identified on the Pending List, (ii) such Lease Renewal or Modification is on terms substantially similar to those contained in the last draft of the term sheet or letter of intent that was delivered to the applicable tenant as of the Expiration Date of this Agreement, and (iii) the Conditions are satisfied with respect to such Lease Renewal or Modification, then Owner shall pay to Agent a commission in accordance with the terms, covenants and conditions of this Agreement. Notwithstanding the aforesaid, Agent shall not be entitled to any compensation pursuant to this Agreement and the same is hereby waived if the potential Lease Renewal or Modification is not actually executed and delivered by Owner and the applicable tenant within the Tail Period; provided that Owner shall use good faith reasonable efforts to negotiate and execute such Lease Renewal or

Modification within the Tail Period.
(b)    Owner’s obligation to pay any leasing commissions to Agent that have been earned by Agent pursuant to the provisions hereof, but not yet payable, including any Lease Renewal or Modification entered into prior to the expiration or termination of this Ageeement, shall survive the expiration or termination of this Agreement.
Section 3.9    Agent’s acceptance of compensation with respect to any Lease Renewal or Modification shall be deemed a representation that Agent is entitled to a commission in accordance with the terms hereof. Notwithstanding the termination of this Agreement, Agent agrees at all times, with respect to any Lease Renewal or Modification, to hold Owner, and its direct and indirect partners, principals, members, officers, directors, employees and affiliates harmless against any and all liability, loss, damage and expense (including reasonable attorneys’ fees and disbursements) arising out of or otherwise relating to claims for commissions on such Lease Renewal or Modification by any other broker including but not limited to any Outside Broker, alleging to have dealt with or through Agent arising out of alleged negotiations or conversations had by Agent or Agent and Owner jointly (but not by Owner without the participation of Agent), with the claimant broker. Agent’s liability under the foregoing indemnity shall be limited to the money received by it from Owner on the particular Lease Renewal or Modification transaction upon which a claim is being made; provided, however, if Owner elects to pay an Outside Broker directly pursuant to the terms of a separate Brokerage Agreement, then, subject to the provisions of this Agreement, Owner shall be responsible for the commission to which such Outside Broker is entitled pursuant to such Brokerage Agreement between Owner and such Outside Broker. Owner agrees to use reasonable efforts to have any commission agreement executed by an Outside Broker contain a provision whereby such Outside Broker (i) represents, if correct, that such Outside Broker and Agent were the sole brokers instrumental in consummating a Lease Renewal or Modification with the tenant dealing with such Outside Broker; and (ii) indemnifies and holds Owner and Agent harmless from and against any liability arising from the incorrectness (actual or alleged) of such representation.
ARTICLE 4
Miscellaneous
Section 4.1    Agent will make available to Owner the advice and consultation of its staff throughout the term of this Agreement for any reason reasonably related to this Agreement and which would customarily be provided by a first-class leasing agent in New York City, including, but not limited to, the occupancy of the tenants within the Building. Nothing herein, however, shall be construed to provide that Agent shall perform or provide professional legal services. Within fifteen (15) days after the date hereof Agent shall submit to Owner Agent’s initial marketing and leasing plan, on a floor by floor basis, for the Building and Agent’s estimate of Owner’s future lease up costs. Agent shall periodically, and no less than monthly, update such marketing and leasing plan and shall include therein the Representative’s advice as to market trend rates and comparative rents for leases being signed in the market in which the Building is competing.
Section 4.2    The Representative shall conduct meetings with Owner to discuss the activities to be conducted by Agent hereunder at such times as Owner may reasonably request. Additionally, at any such meeting or upon Owner’s request, Agent will provide to

Owner a written report as to any telephone inquiries and the status of any negotiations with respect to any space in the Building for the prior week.
Section 4.3    This Agreement may be assigned by Owner to its grantee upon the sale of the Building and upon the assignee’s unconditional assumption in writing of this Agreement. Owner shall thereupon be relieved of any liability hereunder except to the extent such liability accrued prior to the date of assignment.
Section 4.4    Any disagreement between Owner and Agent with respect to the interpretation or construction of this Agreement or the obligations of the parties hereunder shall be determined by arbitration. Such arbitration shall be conducted, upon request of either Owner or Agent, before three (3) arbitrators (unless Owner and Agent agree to one (1) arbitrator) designated by the American Arbitration Association and in accordance with the rules of such Association. The arbitrators designated and acting under this Agreement shall make an award in strict conformity with such rules and shall have no power to depart from or change any of the provisions hereof. The expense of arbitration proceedings conducted hereunder shall be borne by the non-prevailing party. All arbitration proceedings conducted hereunder shall be conducted in the City of New York.
Section 4.5    This Agreement contains the entire understanding of the parties. Agent may not assign this Agreement nor may Agent assign its rights, duties or obligations under this Agreement. This Agreement may not be changed or modified orally but only by written instrument signed by the parties. This Agreement shall be binding upon and inure to the benefit of the successors and, except as may expressly otherwise be provided herein, the assigns of the respective parties hereto.
Section 4.6    This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.
Section 4.7    All notices sent pursuant to the terms of this Agreement, in order for same to be effective, must be sent by certified or registered mail, return receipt requested, or by nationally recognized overnight carrier providing for receipted delivery as follows:
Any required notices to Agent shall be directed to:
Savanna Commercial Services, LLC
c/o Savanna Real Estate Funds
10 East 53rd Street, 37th Floor
New York, New York 10022
Attention: Brian Reiver
E-mail:     breiver@savannafund.com
Telephone: 212-600-2517

with a copy to:
McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10173

Attention: William E. Stempel, Esq.
E-mail:     wstempel@mwe.com
Telephone: 212-547-5623

Any required notices to Owner shall be directed to:
[____________]
c/o Savanna Real Estate Fund II
10 East 53rd Street, 37th Floor
New York, New York 10022
Attention: Nicholas C. Bienstock
E-mail:     nbienstock@savannafund.com
Telephone: 212-229-0101
with a copy to:
Savanna Real Estate Fund II
10 East 53rd Street, 37th Floor
New York, New York 10022
Attention: Christopher Schlank
E-mail:     cschlank@savannafund.com
Telephone: 212-229-0101
Section 4.8    The term “Agent” as used in this Agreement shall include any corporate subsidiaries or affiliates of Agent who perform services on behalf of Owner in, on or about the Building in connection with this Agreement.
Section 4.9    Owner shall indemnify, defend (or reimburse Agent’s reasonable defense costs) and hold Agent, its affiliates assisting Agent in providing services to Owner under this Agreement, their members, shareholders, directors, officers and employees (collectively, the “Indemnified Parties”) harmless for any and all loss, claims, demands, penalties, damages, liabilities, costs and expenses, statutory or otherwise, including reasonable attorney’s fees and expenses, arising from this Agreement, whether paid, incurred by, or asserted against an Indemnified Party, hereinafter collectively called “claims”, for injury to any persons or property in, about and in connection with the Building, and from any cause whatsoever or which may arise after the termination of this Agreement by reason of actions of persons or entities other than Agent, unless caused by Agent’s willful misconduct in performance of its duties hereunder. The foregoing indemnity shall not apply to the extent any loss, claims, demands, penalties, damages, liabilities, costs and expenses result from the gross negligence or willful acts of any of the Indemnified Parties. Agent agrees to indemnify and hold Principal harmless from and against any and all “claims” (as such term is defined in this Section 4.9), resulting from the acts, or failure to act, of Agent, its agents or employees which acts or failure to act constitute gross negligence or willful misconduct. It is expressly understood and agreed that this Sections 4.9 shall survive the termination of this Agreement.
Section 4.10    Agent shall not be entitled to any compensation from Owner of any nature whatsoever except as may be expressly and specifically provided in this Agreement. The term “compensation” as used herein, shall be deemed to include any and all types of fees, commissions, reimbursements, etc.
Section 4.11    Notwithstanding anything to the contrary in this Agreement, Agent shall look only to Owner’s estate in the Building and the land on which the same is situated (or the rental income or sales and insurance proceeds thereof) for the satisfaction of Agent’s remedies for the collection of any judgment (or other judicial process) requiring the payment of money by Owner in the event of any material breach of this Agreement by Owner, and no other property or assets of Owner or its partners or principals, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Agent’s remedies under or with respect to this Agreement, the relationship of Owner and Agent hereunder or under law or any other liability of Owner to Agent.
Section 4.12    Agent may, at its sole cost and expense, furnish, install and maintain during the term hereof, a sign identifying it as the leasing agent for the Building, subject to the prior written consent of Owner as to size, type, material, manner of installation and location not to be unreasonably withheld. Such sign shall be removed, at Agent’s sole cost and expense, upon the expiration or termination of this Agreement and Agent, at its sole cost and expense, shall repair any damage caused by such removal, wear and tear excepted.
Section 4.13    Notwithstanding anything in this Agreement to the contrary, Agent is not authorized, and shall have no right, to execute any Lease Renewal or Modification, amendments of lease, letters of intent or other instruments or documents on behalf of Owner. Any term sheet prepared by Agent shall not be sent or delivered to any prospective tenant or Outside Broker without the prior written approval of Owner and such term sheet shall state that it is subject to the execution and delivery of lease documents satisfactory to Owner in its sole discretion. Additionally, Agent is not authorized, and shall have no right, to make any representations or warranties with respect to the Building on behalf of Owner.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

OWNER:    [__________________]
a Delaware limited liability company

By:    ________________________
Name: Nicholas Bienstock
Title: Manager

AGENT:    Savanna Commercial Services, LLC,
a Delaware limited liability company
By:    _________________________
Name: Brian Reiver
Title: Director of Leasing

SCHEDULE A
Based Upon Annual Fixed Rent

On the first year or any fraction thereof    5%
On the second year or any fraction thereof    4%
On the third year up to and including the fifth year    3½%
On the sixth year up to and including the tenth year    2½%
On the eleventh year up to and including the twentieth year    2%
On the twenty-first year and thereafter    1%

SCHEDULE B

Payout Terms

100% of such commission upon the unconditional execution and delivery of the Lease Renewal or Modification by Owner and the tenant and the obtaining of all required consents and approvals necessary for the Lease Renewal or Modification to become effective.S

SCHEDULE C

Exclusion List

N/A

EXHIBIT F
FORM OF RENEWAL LEASING AGREEMENT
RENTAL AGENCY AGREEMENT
This Rental Agency Agreement (this “Agreement”) is made as of the [__] day of [_______], 2013 by and between [______], a Delaware limited liability company, having an office at c/o Savanna Real Estate Funds, 10 East 53rd Street, 37th Floor, New York, NY 10022 (“Owner” or “Landlord”) and Savanna Commercial Services, LLC, a Delaware limited liability company, having an office at c/o Savanna Real Estate Funds, 10 East 53rd Street, 37th Floor, New York, NY 10022 (“Agent”).
STATEMENT OF FACTS
Owner owns the fee simple interest in certain premises known as [______________] located at [________] (the “Building”) and the land upon which it is located (the “Land”).
Owner desires to employ Agent as the sole and exclusive renting agent for certain rentable office space (the “Space” or “space”) in the Building, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Owner and Agent agree as follows:
ARTILE 1
Term And Scope
Section 1.1    During the term of this Agreement, Agent is hereby appointed as the sole and exclusive renting agent having the exclusive right to negotiate lease extensions, lease expansions, relocations, renewals and other lease related agreements in the Building by existing tenants in the Building, subject to the provisions of this Agreement. Agent acknowledges and agrees that Brian Reiver (the “Representative”) shall personally supervise such renting activities in the Building. Agent shall have the right, from time to time, to replace the Representative with any other agent or employee of Agent designated by Agent. Everything done by Agent under the provisions of this Section 1 shall be done solely as agent of Owner and not for its own account, and all obligations or expenses incurred thereunder shall be for the account, on behalf and at the expense of Owner, not Agent.
Section 1.2    The term of this Agreement shall be on a month to month basis, commencing on the date hereof (the “Commencement Date”) and continuing thereafter until the date (the “Expiration Date”) this Agreement shall be terminated pursuant to the provisions of this Agreement. This Agreement may be terminated: (x) at any time by Owner sending a written notice of termination to Agent, in which event the term of this Agreement shall terminate effective upon the receipt by Agent of such notice of termination; and (y) at any time by Agent sending a written notice of termination to Owner in which event the term of this Agreement shall terminate ninety (90) days after the sending of such notice of termination.
Section 1.3    This Agreement shall terminate automatically if:
(a)    all or substantially all of the Building is condemned or acquired by eminent domain;

(b)    Owner or Agent files a petition for bankruptcy, reorganization or arrangement under any federal or state statute, or makes an assignment for the benefit of creditors, or takes advantage of any insolvency statute;
(c)    an involuntary petition of bankruptcy or insolvency under the laws of the federal government or of any state is filed against Owner or Agent and Owner or Agent, as the case may be, shall fail to dismiss the same within sixty (60) days; or
(d)    Agent’s New York State real estate broker’s license is suspended or revoked.
Section 1.4    Upon the termination or expiration of this Agreement, Agent shall deliver to Owner, within ten (10) business days after such termination or expiration, all records, contracts, leases, receipts for deposits, unpaid bills and other papers or documents and all other items relating to the Building which are the property of Owner which are in Agent’s possession.
Section 1.5    Agent acknowledges that this Agreement is subject and subordinate to any mortgages now or hereafter in effect covering the Building or the Land and to all renewals, replacements, modifications or extensions thereof (the “Superior Mortgages”) and to each and every term and condition thereof.
Section 1.6    Owner acknowledges, however, that Agent is not an expert in and is not responsible for any legal, regulatory, tax, accounting, engineering, environmental or other technical matters, all of which shall be solely Owner's responsibility.
ARTICLE 2
Renting
Section 2.1    Agent shall use commercially reasonable efforts to extend, renew or secure leases of space in the Building, or to cause an existing tenant to enter into a new lease of space in the Building, at the highest possible rental rates and otherwise on terms most advantageous to Owner. Agent agrees to participate in project meetings (at a location in Manhattan to be designated by Owner) and telephone conferences regarding the status of the leasing activity at the Building.
Section 2.2    Agent may solicit the cooperation of other real estate brokers in the renting of space (herein referred to as “Outside Broker(s)”). Agent shall cooperate with Outside Brokers and shall encourage their participation in the renting of space. Unless otherwise directed by Owner in writing, Agent shall, prior to delivery by Agent of any lease or extension or renewal of any lease to an Outside Broker or tenant, request Outside Broker to execute a brokerage agreement with Owner (a “Brokerage Agreement”) prepared by Owner’s counsel, which shall provide for compensation to be paid to Outside Broker directly by Owner, which compensation shall not exceed one full commission payable hereunder. If directed by Owner in writing, until such Outside Broker shall have executed a Brokerage Agreement with Owner, Agent shall cease further negotiations with such Outside Broker or tenant. Agent agrees to send a written notice terminating negotiations if requested by Owner to do so.
Section 2.3    Owner agrees to refer to Agent all offerings and inquiries received by Owner from existing tenants of space in the Building, and Agent agrees to diligently investigate and develop such offerings or inquiries and to canvass, solicit and otherwise employ its services to endeavor at all times to fully rent the applicable space.
ARTICLE 3
Compensation
Section 3.1    Subject to the provisions of this Agreement, with respect to every renewal, extension, relocation or new lease with an existing tenant of space in the Building entered into after the date hereof with respect to any existing tenant (each, a “Lease Renewal or Modification”), Agent shall be compensated by Owner in accordance with the provisions of this Article 3.
Section 3.2    Notwithstanding any provision of this Agreement to the contrary and regardless of the extent to which negotiations may progress, in the event that either: (a) such Lease Renewal or Modification fails to be consummated and/or received and accepted by Landlord for any reason whatsoever, including, but not limited to, any lack of any approval or consent that may be required pursuant to the provisions of the applicable existing lease or such Lease Renewal or Modification or required pursuant to the provisions of the Superior Mortgages, or the refusal by Landlord to continue negotiations for any reason or no reason; or (b) if tenant fails to pay the first regular rental payment, if any, due upon execution and delivery of the Lease Renewal or Modification, or if any of the Conditions (as hereinafter defined) are not satisfied, then, and in such event, Agent shall not be entitled to any commission whatsoever in connection with such Lease Renewal or Modification and all negotiations prior thereto, and Agent hereby waives any claims or demands therefor.
Section 3.3
(a)    In the event that (i) a Lease Renewal or Modification is actually executed, delivered, received and accepted by Landlord and a tenant, (ii) all conditions required to make such Lease Renewal or Modification become effective have been satisfied including, but not limited to, delivery of any lease guarantees, or consents by or agreements with the holders of any Superior Mortgages, and (iii) the first monthly installment of rent and the security deposit (if any) pursuant to the Lease Renewal or Modification have been paid (collectively, the “Conditions”), then, provided that the outside third-party brokerage firm acting as the exclusive broker for the Building (the “Exclusive Broker”) is not entitled commission, Owner shall pay to Agent, as full compensation for its services rendered in connection with such Lease Renewal or Modification, 95% of one commission computed upon the initial term of the Lease Renewal or Modification only, in accordance with the rates set forth in Schedule A annexed hereto and the payment schedule set forth on Schedule B annexed hereto; provided, that in the event that an Outside Broker (as hereinafter defined) is entitled to a full commission in connection with such transaction under this Section 3.3(a), Owner shall pay to Agent, for Agent’s own account, an amount equal to 47.5% of one commission on the fixed rental to be received by Owner during such Lease Renewal or Modification.
(b)    In the event that the initial term of the Lease Renewal or Modification is renewed or extended, regardless of whether as a result of the exercise by tenant of an option or right contained in the original lease or Lease Renewal or Modification on the terms and conditions for such renewal or extension contained in the original lease or Lease Renewal or Modification, and regardless of whether this Agreement has expired or terminated, then, provided that the Exclusive Broker (as hereinafter defined) is entitled to a commission, Owner shall pay to Agent, subject to the provisions of Section 3.4 hereof, 15% of one commission on the fixed rental to be received by Owner during the renewal or extension period, in accordance with the rates set forth in Schedule A, computed as if such renewal or extension term were part of the initial term of the Lease Renewal or Modification; provided, that in the event that an Outside Broker is entitled to a full commission in connection with such transaction under this Section 3.3(b), Owner shall pay to Agent, for Agent’s own account, an amount equal to 7.5% of one commission on the fixed rental to be received by Owner during such Lease Renewal or Modification.
(c)    In the event of a new lease in the Building with any unaffiliated tenant which is not a tenant of the Building or a tenant within Agent’s portfolio (each, a “New Lease”), provided that this Agreement has not expired or terminated, then Owner shall pay to Agent, subject to the provisions of Section 3.4 hereof, 20% of one full commission on the fixed rental to be received by Owner during such New Lease, in accordance with the rates set forth in Schedule A; provided, that in the event an Outside Broker is entitled to a full commission in connection with such transaction under this Section 3.3(c), Owner shall pay to Agent, for Agent’s own account, 10% of one commission on the fixed rental to be received by Owner during such New Lease.
(d)    In the event of a relocation or new lease with any tenant within Agent’s portfolio (which shall be defined as any building owned or controlled by an affiliate of Agent) (each, a “Portfolio Lease”), and regardless of whether this Agreement has expired or terminated, then, regardless of whether Agent was entitled to a commission on the original Portfolio Lease, Owner shall pay to Agent, subject to the provisions of Section 3.4 hereof, 95% of the difference between (i) then then-market commission on the fixed rental to be received by Owner during such Portfolio Lease and (ii) any commission payable to the Exclusive Broker and/or any Outside Broker.
(e)    In the event of an expansion of leased space with an existing tenant of space in the Building (each, an “Expansion Lease”), and this Agreement has not expired or been terminated, then, regardless of whether Agent was entitled to a commission on the original Expansion Lease, Owner shall pay to Agent, subject to the provisions of Section 3.4 hereof, 95% of the difference between (i) then then-market commission on the fixed rental to be received by Owner during such Expansion Lease and (ii) any commission payable to the Exclusive Broker and/or any Outside Broker.
(f)    Owner shall not be obligated to pay any compensation whatsoever to Agent under the provisions of this Agreement in connection with any lease transaction consummated between Owner and any affiliate or subsidiary thereof.
Section 3.4    All commissions payable under this Agreement shall be subject to the following provisions of this Section 3.4:
(a)    The commission shall be based upon the aggregate fixed rent or base rent (the “Annual Fixed Rent”) payable by the tenant during the initial term of the Lease Renewal or Modification only, limited as hereinafter provided. In the event a Lease

Renewal or Modification is consummated on a so-called “net” basis so that real property taxes and costs of maintaining or operating the property are included in Annual Fixed Rent, the amount of such items for the year in which the Lease Renewal or Modification is executed, on a per square foot basis, shall not be included in the Annual Fixed Rent per square foot in determining the commission due hereunder.
(b)    If the Lease Renewal or Modification shall expressly provide for an option by the Tenant to cancel the Lease Renewal or Modification prior to the commencement of the term, then the first payment of such commission shall not be payable until the time for the exercise of such option to cancel shall have expired or shall have been waived in writing and, if the Lease Renewal or Modification shall be cancelled pursuant to such option, no commissions shall be due or payable therefor. If the Lease Renewal or Modification shall expressly provide the tenant with an unilateral option to cancel subsequent to the commencement of the term, then such commission shall be payable only for the term of the Lease Renewal or Modification unaffected by the option to cancel; if the option is waived in writing or not exercised within the time limit permitted, then a commission shall be payable for the then balance of the term, as if no such option to cancel had existed. Notwithstanding the above, if the cancellation option expressly requires that the tenant make a payment representing unamortized commission amounts, then, in such event only, following such payment by tenant to Owner, Agent shall be paid its commission as provided herein as if no such right to cancel existed; provided, however, that if the cancellation payment made by tenant does not equal, in the aggregate, the amount of such commission otherwise payable to Agent and all of Owner’s reasonable expenses with respect to such lease, then the amount of the commission to be paid to Agent shall be determined on a pro rata basis.
(c)    In determining the Annual Fixed Rent for the purpose of computing commissions due hereunder, items (i), (ii), (iii), (iv) and (v) below (whether or not referred to in the Lease Renewal or Modification as rent or additional rent and whether or not included in the Annual Fixed Rent) shall be excluded and items (vi) and (vii) shall be deducted:
(i)    Charges, if any, payable by tenant for utilities or utility services to be supplied to tenant, including, without limitation, electricity charges;
(ii)    Any payment to be made by tenant (A) pursuant to any cost of living (Price Index) formulae, or (B) on account of increases in real estate taxes, wages or labor costs of maintaining and operating the Building in which the demised premises are located (other than fixed increases in base rent), or (C) pursuant to any other escalation formulae which increases the Annual Fixed Rent other than a percentage increase to Annual Fixed Rent;
(iii)    Any payments to be made by tenant on account of work, labor or materials furnished by Landlord in excess of Owner’s standard landlord work letter;
(iv)    Any payments to be made based upon tenant’s gross receipts, (commonly referred to as Percentage Rental), provided, however, that if there is no Annual Fixed Rent payable under the terms of the Lease Renewal or Modification, and in lieu thereof, tenant’s rent is based upon a percentage of tenant’s gross receipts, then, and only in such event, shall the commission be payable on such Percentage Rental when determined and pursuant to all of the other terms of this Agreement;
(v)    Any payments to be made by tenant in addition to Annual Fixed Rent;
(vi)    All costs and expenses actually assumed or incurred by Landlord, if any, (A) in connection with tenant’s lease obligations for space rented by tenant from others outside the Building including, without limitation, expenses incurred in reletting such space or (B) in connection with any take-back of Space in the Building in connection with any Lease Renewal or Modification, including, without limitation, expenses incurred in reletting such space; and
(vii)    Rent concessions granted by Landlord amortized on a straight-line basis over the term of the Lease Renewal or Modification, other than rent concessions granted in lieu of, and not in excess of, Landlord’s standard work letter or standard allowance for tenant improvements for that particular space in the Building.
(d)    Subject to the provisions of subdivision (a) of this Section 3.4 above, all commissions (except for any payments made directly to Outside Brokers pursuant to any Brokerage Agreements between Owner and such Outside Brokers), including overriding commissions, shall be payable to Agent in accordance with the provisions of Schedule B annexed hereto and made a part hereof.
Section 3.5    Notwithstanding anything in this Agreement to the contrary, the relocation of a tenant within the Building upon substantially the same terms and conditions as set forth in such tenant’s existing Lease Renewal or Modification shall not result in any additional commission being payable to Agent unless the term of the subject Lease Renewal or Modification is extended or additional space is taken and, in such event, the provisions of Section 3.3 shall control with respect to such additional space or extended term. Should a tenant relocate within the Building and the terms and conditions of such tenant’s Lease Renewal or Modification be modified in connection with the relocation so as to result in an increase in total fixed rental payable, Owner shall pay Agent a commission on any increase in fixed rental to be received as a result of the relocation in accordance with the provisions of Section 3.3. In the event a Lease Renewal or Modification is entered into with an existing tenant for space then under lease to another existing tenant whose lease will thereby terminate prior to the stated expiration date, Owner shall pay to Agent a commission with respect to such new Lease Renewal or Modification in accordance with the provisions of Section 3.3. However, in the event such a situation should arise, Owner shall be entitled to credit against any commission due Agent an amount equal to the pro rata portion of the commission theretofore paid to Agent with respect to the unexpired portion of the term of the existing lease, provided Owner had initially paid the commission pertaining to the unexpired portion of the term, and Owner and Agent shall use reasonable efforts to secure a fee directly from the then existing tenant of the applicable space in consideration for the termination of such existing tenant’s lease and any fee or consideration so received by Agent shall be offset, penny for penny, against the commission due and payable by Owner resulting from the new Lease Renewal or Modification.
Section 3.6    Notwithstanding anything in this Agreement to the contrary, for the purposes of the calculation of any commissions under Section 3.3 above, “Outside Broker” shall include any broker, representative or affiliate of Agent and any other division of Agent, the employees of which are not working directly with the Representative on this assignment, provided that if Agent or any affiliate of Agent is also the Outside Broker in a lease transaction, Owner shall not be obligated to pay more than 95% of one commission in the aggregate, determined in accordance with the provisions of this Agreement, in connection with such transaction.
Section 3.7    Agent acknowledges that, if a rental agency, brokerage or other agreement between Owner and another leasing agent with respect to the Building is in effect as of the date hereof (an “Existing Agreement”), then such leasing agent may be entitled to a commission with respect to any Lease Renewal or Modification pursuant to the terms of such Existing Agreement. Agent further acknowledges that a former leasing agent for the Building may claim that it is entitled to be paid a commission with respect to any Lease Renewal or Modification entered into with the entities listed on Schedule C annexed hereto for the space so indicated on Schedule C. Accordingly, notwithstanding anything in this Agreement to the contrary, if Owner enters into a Lease Renewal or Modification with any entity set forth on the attached Schedule C for the space so indicated on said Schedule C within six (6) months after the Commencement Date, and the former leasing agent for the Building is entitled to be paid a commission with respect to such Lease Renewal or Modification, then Agent shall neither seek nor accept a commission hereunder in connection with such Lease Renewal or Modification.
Section 3.8    The following provisions shall apply to any Lease Renewal or Modification executed and delivered after the expiration or termination of this Agreement:
(a)    Within thirty (30) days after the Expiration Date of this Agreement, Agent shall deliver to Owner a complete list (the “Pending List”) of any potential Lease Renewal or Modification with respect to which, at the request of Owner, a term sheet or letter of intent has been delivered to the applicable tenant, and such tenant has provided written comments on, or otherwise responded in writing to such term sheet or letter of intent as of the Expiration Date of this Agreement. If, within twelve (12) months after the Expiration Date of this Agreement (the “Tail Period”), (i) Owner and the applicable tenant execute and deliver a Lease Renewal or Modification with respect to any transaction identified on the Pending List, (ii) such Lease Renewal or Modification is on terms substantially similar to those contained in the last draft of the term sheet or letter of intent that was delivered to the applicable tenant as of the Expiration Date of this Agreement, and (iii) the Conditions are satisfied with respect to such Lease Renewal or Modification, then Owner shall pay to Agent a commission in accordance with the terms, covenants and conditions of this Agreement. Notwithstanding the aforesaid, Agent shall not be entitled to any compensation pursuant to this Agreement and the same is hereby waived if the potential Lease Renewal or Modification is not actually executed and delivered by Owner and the applicable tenant within the Tail Period; provided that Owner shall use good faith reasonable efforts to negotiate and execute such Lease Renewal or Modification within the Tail Period.
(b)    Owner’s obligation to pay any leasing commissions to Agent that have been earned by Agent pursuant to the provisions hereof, but not yet payable, including any Lease Renewal or Modification entered into prior to the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement.

Section 3.9    Agent’s acceptance of compensation with respect to any Lease Renewal or Modification shall be deemed a representation that Agent is entitled to a commission in accordance with the terms hereof. Notwithstanding the termination of this Agreement, Agent agrees at all times, with respect to any Lease Renewal or Modification, to hold Owner, and its direct and indirect partners, principals, members, officers, directors, employees and affiliates harmless against any and all liability, loss, damage and expense (including reasonable attorneys’ fees and disbursements) arising out of or otherwise relating to claims for commissions on such Lease Renewal or Modification by any other broker including but not limited to any Outside Broker, alleging to have dealt with or through Agent arising out of alleged negotiations or conversations had by Agent or Agent and Owner jointly (but not by Owner without the participation of Agent), with the claimant broker. Agent’s liability under the foregoing indemnity shall be limited to the money received by it from Owner on the particular Lease Renewal or Modification transaction upon which a claim is being made; provided, however, if Owner elects to pay an Outside Broker directly pursuant to the terms of a separate Brokerage Agreement, then, subject to the provisions of this Agreement, Owner shall be responsible for the commission to which such Outside Broker is entitled pursuant to such Brokerage Agreement between Owner and such Outside Broker. Owner agrees to use reasonable efforts to have any commission agreement executed by an Outside Broker contain a provision whereby such Outside Broker (i) represents, if correct, that such Outside Broker and Agent were the sole brokers instrumental in consummating a Lease Renewal or Modification with the tenant dealing with such Outside Broker; and (ii) indemnifies and holds Owner and Agent harmless from and against any liability arising from the incorrectness (actual or alleged) of such representation.
ARTICLE 4
Miscellaneous
Section 4.1    Agent will make available to Owner the advice and consultation of its staff throughout the term of this Agreement for any reason reasonably related to this Agreement and which would customarily be provided by a first-class leasing agent in New York City, including, but not limited to, the occupancy of the tenants within the Building. Nothing herein, however, shall be construed to provide that Agent shall perform or provide professional legal services. Within fifteen (15) days after the date hereof Agent shall submit to Owner Agent’s initial marketing and leasing plan, on a floor by floor basis, for the Building and Agent’s estimate of Owner’s future lease up costs. Agent shall periodically, and no less than monthly, update such marketing and leasing plan and shall include therein the Representative’s advice as to market trend rates and comparative rents for leases being signed in the market in which the Building is competing.
Section 4.2    The Representative shall conduct meetings with Owner to discuss the activities to be conducted by Agent hereunder at such times as Owner may reasonably request. Additionally, at any such meeting or upon Owner’s request, Agent will provide to Owner a written report as to any telephone inquiries and the status of any negotiations with respect to any space in the Building for the prior week.
Section 4.3    This Agreement may be assigned by Owner to its grantee upon the sale of the Building and upon the assignee’s unconditional assumption in writing of this Agreement. Owner shall thereupon be relieved of any liability hereunder except to the extent such liability accrued prior to the date of assignment.
Section 4.4    Any disagreement between Owner and Agent with respect to the interpretation or construction of this Agreement or the obligations of the parties hereunder shall be determined by arbitration. Such arbitration shall be conducted, upon request of either Owner or Agent, before three (3) arbitrators (unless Owner and Agent agree to one (1) arbitrator) designated by the American Arbitration Association and in accordance with the rules of such Association. The arbitrators designated and acting under this Agreement shall make an award in strict conformity with such rules and shall have no power to depart from or change any of the provisions hereof. The expense of arbitration proceedings conducted hereunder shall be borne by the non-prevailing party. All arbitration proceedings conducted hereunder shall be conducted in the City of New York.
Section 4.5    This Agreement contains the entire understanding of the parties. Agent may not assign this Agreement nor may Agent assign its rights, duties or obligations under this Agreement. This Agreement may not be changed or modified orally but only by written instrument signed by the parties. This Agreement shall be binding upon and inure to the benefit of the successors and, except as may expressly otherwise be provided herein, the assigns of the respective parties hereto.
Section 4.6    This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.
Section 4.7    All notices sent pursuant to the terms of this Agreement, in order for same to be effective, must be sent by certified or registered mail, return receipt requested, or by nationally recognized overnight carrier providing for receipted delivery as follows:
Any required notices to Agent shall be directed to:
Savanna Commercial Services, LLC
c/o Savanna Real Estate Funds
10 East 53rd Street, 37th Floor
New York, New York 10022
Attention: Brian Reiver
E-mail:     breiver@savannafund.com
Telephone: 212-600-2517

with a copy to:
McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10173
Attention: William E. Stempel, Esq.
E-mail:     wstempel@mwe.com
Telephone: 212-547-5623

Any required notices to Owner shall be directed to:
[____________]

c/o Savanna Real Estate Fund II
10 East 53rd Street, 37th Floor
New York, New York 10022
Attention: Nicholas C. Bienstock
E-mail:     nbienstock@savannafund.com
Telephone: 212-229-0101
with a copy to:
Savanna Real Estate Fund II
10 East 53rd Street, 37th Floor
New York, New York 10022
Attention: Christopher Schlank
E-mail:     cschlank@savannafund.com
Telephone: 212-229-0101
Section 4.8    The term “Agent” as used in this Agreement shall include any corporate subsidiaries or affiliates of Agent who perform services on behalf of Owner in, on or about the Building in connection with this Agreement.
Section 4.9    Owner shall indemnify, defend (or reimburse Agent’s reasonable defense costs) and hold Agent, its affiliates assisting Agent in providing services to Owner under this Agreement, their members, shareholders, directors, officers and employees (collectively, the “Indemnified Parties”) harmless for any and all loss, claims, demands, penalties, damages, liabilities, costs and expenses, statutory or otherwise, including reasonable attorney’s fees and expenses, arising from this Agreement, whether paid, incurred by, or asserted against an Indemnified Party, hereinafter collectively called “claims”, for injury to any persons or property in, about and in connection with the Building, and from any cause whatsoever or which may arise after the termination of this Agreement by reason of actions of persons or entities other than Agent, unless caused by Agent’s willful misconduct in performance of its duties hereunder. The foregoing indemnity shall not apply to the extent any loss, claims, demands, penalties, damages, liabilities, costs and expenses result from the gross negligence or willful acts of any of the Indemnified Parties. Agent agrees to indemnify and hold Principal harmless from and against any and all “claims” (as such term is defined in this Section 4.9), resulting from the acts, or failure to act, of Agent, its agents or employees which acts or failure to act constitute gross negligence or willful misconduct. It is expressly understood and agreed that this Sections 4.9 shall survive the termination of this Agreement.
Section 4.10    Agent shall not be entitled to any compensation from Owner of any nature whatsoever except as may be expressly and specifically provided in this Agreement. The term “compensation” as used herein, shall be deemed to include any and all types of fees, commissions, reimbursements, etc.
Section 4.11    Notwithstanding anything to the contrary in this Agreement, Agent shall look only to Owner’s estate in the Building and the land on which the same is situated (or the rental income or sales and insurance proceeds thereof) for the satisfaction of Agent’s remedies for the collection of any judgment (or other judicial process) requiring the payment of money by Owner in the event of any material breach of this Agreement by Owner, and no other property or assets of Owner or its partners or principals, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Agent’s remedies under or with respect to this Agreement, the relationship of Owner and Agent hereunder or under law or any other liability of Owner to Agent.
Section 4.12    Agent may, at its sole cost and expense, furnish, install and maintain during the term hereof, a sign identifying it as the leasing agent for the Building, subject to the prior written consent of Owner as to size, type, material, manner of installation and location not to be unreasonably withheld. Such sign shall be removed, at Agent’s sole cost and expense, upon the expiration or termination of this Agreement and Agent, at its sole cost and expense, shall repair any damage caused by such removal, wear and tear excepted.
Section 4.13    Notwithstanding anything in this Agreement to the contrary, Agent is not authorized, and shall have no right, to execute any Lease Renewal or Modification, amendments of lease, letters of intent or other instruments or documents on behalf of Owner. Any term sheet prepared by Agent shall not be sent or delivered to any prospective tenant or Outside Broker without the prior written approval of Owner and such term sheet shall state that it is subject to the execution and delivery of lease documents satisfactory to Owner in its sole discretion. Additionally, Agent is not authorized, and shall have no right, to make any representations or warranties with respect to the Building on behalf of Owner.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

OWNER:    [__________________]
a Delaware limited liability company

By:    ________________________
Name: Nicholas Bienstock
Title: Manager

AGENT:    Savanna Commercial Services, LLC,
a Delaware limited liability company
By:    _________________________
Name: Brian Reiver
Title: Director of Leasing

SCHEDULE A
Based Upon Annual Fixed Rent

On the first year or any fraction thereof    5%
On the second year or any fraction thereof    4%
On the third year up to and including the fifth year    3½%
On the sixth year up to and including the tenth year    2½%
On the eleventh year up to and including the twentieth year    2%
On the twenty-first year and thereafter    1%

SCHEDULE B

Payout Terms

100% of such commission upon the unconditional execution and delivery of the Lease Renewal or Modification by Owner and the tenant and the obtaining of all required consents and approvals necessary for the Lease Renewal or Modification to become effective.

SCHEDULE C

Exclusion List

N/A

EXHIBIT G
FORM OF CONSTRUCTION MANAGEMENT AGREEMENT

PROJECT MANAGEMENT AGREEMENT

THIS PROJECT MANAGEMENT AGREEMENT (the “Agreement”) is made as of the ____ day of __________________, 20______ by and between Savanna Project Management, LLC, (“Savanna Project Management”) and ______________ (“Principal”).

W I T N E S S E T H:

WHEREAS, Principal wishes to retain Savanna Project Management to provide project management services with respect to one or more construction projects on the following terms and conditions; and

WHEREAS, Savanna Project Management wishes to provide such services on the following terms and conditions.

NOW THEREFORE, in consideration of the payment hereinafter specified to be made by Principal, and in consideration of the agreements and mutual covenants of the parties herein contained, the parties hereto hereby agree as follows:

SECTION I.    SCOPE OF SERVICES

1.1    Basic Services. From time to time upon the request of Principal evidenced by the issuance of a project authorization in the form attached hereto as Exhibit A (a “Project Authorization”), Savanna Project Management shall perform the project management services described in Exhibit B (“Services”) with respect to one or more of Principal’s construction projects (a “Project”) on the terms and conditions set forth herein. Upon execution by Principal and Savanna Project Management, each Project Authorization shall be deemed incorporated into and made a part of this Agreement. Savanna Project Management shall use good faith efforts to perform the Services for each Project in accordance with the schedule set forth in the Project Authorization for such Project. The execution by Principal and Savanna Project Management of a Project Authorization shall constitute Savanna Project Management’s authority to proceed to provide Services with respect to the applicable Project, and Savanna Project Management shall not be obligated or authorized to perform any Services with respect to any Project until a Project Authorization for such Project has been signed by both Principal and Savanna Project Management.

1.2    Additional Service Providers. Principal and Savanna Project Management acknowledge and agree that Principal may require the services of architects, space planners, engineers, general contractors, interior decorators and /or other consultants and contractors in connection with one or more Projects (“Additional Service Providers”). Savanna Project Management shall cooperate with and coordinate such Additional Service Providers in order to achieve Principal’s objectives for such Projects. At the request of Principal, Savanna Project Management shall advise Principal with respect to the use of Additional Service Providers; but it is expressly agreed and understood that Savanna Project Management shall not be responsible for the engagement of any Additional Service Providers, and all Additional Service Providers shall be engaged directly by Principal and shall be compensated by Principal.

SECTION 2.    SAVANNA PROJECT MANAGEMENT’S DUTIES AND STATUS

2.1    Service Standards. Savanna Project Management shall perform the Services with care, skill, and diligence, in accordance with the standards applicable generally to professionals performing similar services. Savanna Project Management agrees to use good faith efforts to expedite the performance of all services and obligations required under this Agreement and any other agreements entered into by Principal which are managed or administered by Savanna Project Management so that each Project is completed within the time schedule set forth in the Project Authorization for such Project.

2.2    Independent Contractor. Except as set forth below, Savanna Project Management shall assume all duties under this Agreement as an independent contractor; and in no event shall this be considered an agreement of employment, partnership or agency. Principal shall have no control or supervision over the particular manner or method by which Savanna Project Management accomplishes the performance of the Services, such matters being in the exclusive charge and control of Savanna Project Management. Savanna Project Management shall comply with all laws and all legal requirements of any governmental bodies having jurisdiction over Savanna Project Management with respect to the Services to be performed hereunder. Savanna Project Management shall be solely responsible for all wages and benefits owed to its employees, and Principal shall have no obligation with respect thereto.

2.3    Project Manager. Savanna Project Management shall assign a Project Manager, and additional personnel if necessary, to perform the Services for each Project. The Project Manager shall provide and coordinate all Services through completion of the Project. The initial Project Manager for each Project shall be set forth in the Project Authorization for such Project; provided, however, Savanna Project Management may replace the Project Manager at any time if the Project Manager is unable for any reason to perform such duties.

2.4    Force Majeure. Savanna Project Management’s obligations hereunder shall be suspended to the extent and for so long as the performance of such obligations are prevented or hindered in whole or in part by reason of strikes, acts of God, federal, state, county, or municipal laws, rules, orders, or regulations, or for any other cause which are beyond the reasonable control of Savanna Project Management. When such a suspension occurs, Savanna Project Management shall inform Principal; and Savanna Project Management shall resume the performance of its obligations hereunder as soon as is reasonably practicable.

SECTION 3.    COMPENSATION

3.1    Savanna Project Management’s Fee. Savanna Project Management shall be paid a fee for performing Services (the “Project Fee”) for each Project as set forth in the Project Authorization for such Project which, unless the parties agree otherwise in the Project Authorization, shall be based upon Exhibit C attached hereto. Unless otherwise set forth in the Project Authorization for a Project, the Project Fee for each Project shall be earned and payable in monthly installments according to the terms set forth in Exhibit C.

3.2    Expenses. In addition to the Project Fee, Principal shall reimburse Savanna Project Management for any out-of-pocket expenses incurred by Savanna Project Management in connection with each Project. Such expenses are described in Exhibit C.

3.3    Terms of Payment. Savanna Project Management shall issue invoices to Principal at the end of each month stating, in reasonable detail, the portion of each Project Fee earned and payable for such month and the reimbursable expenses incurred for such month. Such fees and expenses shall be due and payable by Principal to Savanna Project Management within thirty (30) days of receipt by Principal of Savanna Project Management's invoice. All other payments due from one party to the other under this Agreement shall be due and payable thirty (30) days following demand therefore. Delinquent payments hereunder shall earn interest from the date due until paid at the lesser of: (i) the rate of one and one-half percent (1 and 1/2%) per month or (ii) the maximum rate permitted by law.

3.4    Adjustments to Project Fee. If the scope of a Project increases beyond that contemplated in Exhibit A or B or should the completion of a Project be delayed through no fault of Savanna Project Management or should a change be made in a Project which does not increase the scope or duration of the Project but which requires an increase in Savanna Project Management’s personnel committed to the Project, then the Project Fee for such Project will be increased as is reasonably agreed between the parties.

3.5    Additional Services. Intentionally Omitted.

SECTION 4.	INDEMNIFICATION

4.1    Savanna Project Management’s Indemnity. To the maximum extent permitted by law, Savanna Project Management shall indemnify, defend and hold Principal, its subsidiaries and affiliates and the employees, partners, officers, directors, members, shareholders and agents of each harmless from any and all losses, liabilities, costs and expenses, including reasonable attorney’s fees and court costs arising out of claims by third parties and sustained or incurred by or asserted against Principal by reasons of or arising out of Savanna Project Management’s gross negligence, intentional misconduct or fraud in connection with this Agreement, any Project or the Services.

4.2    Principal’s Indemnity. To the maximum extent permitted by law, Principal shall defend (with counsel reasonably acceptable to Savanna Project Management), indemnify and hold harmless Savanna Project Management, its subsidiaries and affiliates and the employees, partners, officers, directors, members, shareholders and agents of each from and against all losses, liabilities, costs and expenses (including, without limitation, reimbursement of actual attorney’s fees, expert witness fees and court costs) incurred either as a defendant or witness and arising out of claims by third parties in connection with this Agreement, any Project or the Services, except to the extent such claims arise out of Savanna Project Management’s gross negligence, intentional misconduct or fraud.

SECTION 5.    INSURANCE

5.1    Savanna Project Management’s Insurance. Savanna Project Management shall carry the following insurance, at its own expense:

(i)    Workers’ compensation insurance, to the extent of the statutory limits required by applicable law, and employer’s liability insurance in the minimum amount of $1,000,000.

(ii)    Commercial General Liability Insurance with limits of:

1.	General Aggregate $2,000,000; Each Occurrence $1,000,000

2.	Personal and Advertising $1,000,000

3.	Products and Completed Operations $1,000,000

4.	Medical Expense $5,000,000

5.	Employee Benefits $1,000,000

6.	Hired and Non-Owned Automobile $1,000,000
Coverages must include the following: blanket contractual liability, products and completed operations and independent contractors. Principal shall be named as an additional insured under such insurance. Limits should apply on a per project basis.

(iii)    Umbrella/Excess Liability with limits of $10,000,000 per occurrence and $10,000,000 aggregate. Principal shall be named as an additional insured under such insurance. Limits should apply on a per project basis.

(iv)    Professional liability (errors and omissions) insurance in the amount of not less than $1,000,000. Such insurance coverage shall be on a claims made basis and shall remain in force for the term of this Agreement and for two (2) years following termination of this Agreement.

The foregoing policies are collectively referred to as “Savanna Project Management’s Policies.” Savanna Project Management’s Policies must be maintained with companies having an A.M. Best’s rating of A- VII or better. Savanna Project Management shall provide Principal with certificates of insurance evidencing Savanna Project Management’s Policies within ten (10) days of the execution of this Agreement.

5.2    Principal’s Insurance. Principal shall carry the following insurance, at its own expense:

(i)    All-risk property insurance, covering the full replacement cost of the property at which the Projects are performed.

(ii)     For Project work, Principal will provide (or will cause its general contractor to provide) at its expense builders risk insurance for construction that covers special risk perils including earthquake, flood, fire, and theft of materials stored at or within 1,000 feet of each Project site. Loss of Savanna Project Management’s tools and equipment are not covered by such insurance, and Principal shall have no liability for their loss.

(iii)    Commercial General Liability Insurance with limits of:

1.	General Aggregate $2,000,000; Each Occurrence $1,000,000

2.	Personal and Advertising $1,000,000

3.	Products and Completed Operations $1,000,000

4.	Medical Expense $5,000,000

5.	Employee Benefits $1,000,000

6.	Hired and Non-Owned Automobile $1,000,000
Coverages must include the following: blanket contractual liability, products and completed operations and independent contractors. Limits should apply on a per location basis.

(iv)    Umbrella/Excess Liability with limits of $10,000,000 per occurrence and $10,000,000 aggregate. Limits should apply on a per location basis.

The foregoing policies are collectively referred to herein as the “Principal’s Policies.” Savanna Project Management shall be named as an additional insured under Principal’s Commercial General Liability Insurance in its capacity as project manager of each Project. Principal’s Commercial General Liability policy shall be primary and any commercial general liability insurance policy carried by Savanna Project Management shall be non-contributory thereto with respect to any claims arising out of the performance or non-performance of the Services or the condition of the real property which is the site of each Project. Principal shall furnish to Savanna Project Management a certificate of insurance evidencing such coverage within ten (10) days of the execution of this Agreement. Companies with which the insurance is placed shall have received an A.M. Best’s rating of A- VII or better.

5.3     Mutual Waiver. All property damage insurance policies required of each of the parties hereunder shall contain appropriate clauses pursuant to which the respective insurance carriers shall waive all rights of subrogation with respect to losses payable under such policies; and each party waives any claims against the other party for any damage to its property.

SECTION 6. LIMITATION OF SAVANNA PROJECT MANAGEMENT'S SERVICES

6.1    Technical Matters. Savanna Project Management shall assist Principal in the evaluation of regulatory requirements related to each Project including zoning ordinances, public facilities requirements and other requirements of the jurisdiction in which each Project is located (“Technical Matters”). In addition, Savanna Project Management shall advise Principal as to experts to use for Technical Matters and shall coordinate the work of such experts with that of the other consultants, contractors, suppliers and service providers working on each Project in accordance with Section 1.2 above. Notwithstanding the foregoing, Principal acknowledges that Savanna Project Management is not an expert in and is not responsible for Technical Matters, and Principal shall rely solely on the judgments of the experts Principal hires with respect to such Technical Matters.

6.2    Time. Savanna Project Management acknowledges and agrees that time is of the essence with respect to the performance of the Services, including, with respect to each Project, the performance of the Services within the time periods set forth in the Project Schedule for such Project.  Payment may be withheld for failure to timely carry out the Services in accordance with this Agreement. Notwithstanding the foregoing, Savanna Project Management shall have no liability for delays caused by Principal, or by other circumstances beyond the control of Savanna Project Management.

SECTION 7.	TERMINATION

7.1    Right to Terminate. Either party may terminate this Agreement upon prior notice to the other party; provided, however, such termination shall not affect any outstanding Project Authorizations, and this Agreement shall remain in full force and effect until completion of the Projects covered by such Project Authorizations. In addition, Principal may terminate any Project Authorizations upon thirty (30) days prior notice to Savanna Project Management; and either party may terminate a Project Authorization immediately in the event of a material default hereunder by the other party with respect to such Project Authorization if such default has not been cured within ten (10) days after written notice to the other party.

7.2    Payment Upon Termination. If a Project Authorization is terminated, Savanna Project Management shall receive the portion of the Project Fee earned to the date of termination in accordance with the payment schedule as set forth in Exhibit C. Savanna Project Management shall also receive payment for reimbursable expenses and other reasonable costs incurred due to termination. Savanna Project Management shall receive payment of all such fees and expenses within ten (10) days following the termination of the Project Authorization.

SECTION 8.     NOTICES

8.1    Address for Notices. The addresses of Principal and Savanna Project Management for service of any notices and reports hereunder shall be respectively as follows:

Principal: ______________________________ C/O Savanna 10 East 53rd Street New York, NY 10022 Attention: Nicholas Bienstock	Savanna Project Management: Savanna Project Management, LLC 10 East 53rd Street, 37th Floor New York, NY 10022 Attention: Christopher Schlank

8.2    Delivery of Notices. Any notice required or permitted to be given hereunder shall be hand delivered, sent by nationally recognized delivery service, or sent by registered mail, return receipt requested, to Principal or Savanna Project Management at its respective address shown above. Any such notice shall be deemed to have been received by the party to whom it is addressed on the date and at the time it is so delivered.

SECTON 9. MISCELLANEOUS

9.1    Confidentiality. Except as may be required by any governmental entity having jurisdiction over Savanna Project Management and except as may be necessary to perform its services hereunder, Savanna Project Management shall not disclose to any third party any confidential information that Principal makes available to Savanna Project Management. Savanna Project Management agrees to limit access to such information to those employees reasonably requiring such access for purposes of providing the Services and shall request that its employees maintain the confidentiality of such information in accordance with the terms hereof.

9.2    Complete Agreement; Amendments. This Agreement and all Exhibits attached hereto, which are incorporated herein by this reference, contain the entire agreement between Principal and Savanna Project Management and supersedes and replaces all previous agreements, whether written or oral, with respect to the subject matter of this Agreement. This Agreement may not be changed, modified, amended, or discharged, except by an agreement in writing.

9.3    Advertising. Principal agrees that Savanna Project Management may identify in its corporate promotional literature and advertising that it is the project manager for each Project and that Savanna Project Management may use photographs and renderings of each completed Project in such advertising and promotional records.

9.4    Intentionally Omitted

9.5    Applicable Law. This Agreement shall be construed under and interpreted in accordance with the internal laws of the State of New York.

9.6    Survival. The provisions of Sections 3, 4, 5, 6, 7, 8 and 9 of this Agreement shall survive the expiration or termination of this Agreement.

9.7    Successors and Assigns. Neither party may assign its rights or obligations hereunder except to an affiliate or to any entity which acquires all or substantially all of the assets and business of either party. Except as set forth in the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

9.8    Limitation on Liability. Notwithstanding anything else contained herein to the contrary, each party shall look solely to the assets of the other party for satisfaction of any liabilities or obligations relating to this engagement, and no officer, director, employee, partner, affiliate, shareholder or agent of either party shall be personally responsible for any such liabilities or obligations. In addition, each party waives any claims for punitive, consequential, speculative or exemplary damages, including, without limitation, lost revenue or profit, even if a party has knowledge of the possibility of such damages; and, except for Savanna Project Management’s liability to third parties for bodily injury, death or property damage, in no event shall Savanna Project Management’s liability to Principal with respect to each Project exceed an amount equal to the lesser of annual fees paid or One Million Dollars ($1,000,000).

9.9    Litigation Expenses. If there is any litigation between the parties with respect to this Agreement or the subject matter hereof, the prevailing party in such litigation shall be entitled to collect all of its costs and expenses in such litigation, including reasonable attorneys’ fees and court costs, from the other party.

9.10    Rules of Interpretation. The headings set forth herein are for the convenience of the parties only and shall not be used to interpret the meaning of this Agreement. Each party agrees that it has been represented by counsel and has participated in the negotiation of this Agreement, and this Agreement shall not be construed against either party on the theory that such party drafted this Agreement. In the event any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected thereby.

9.11    Counterparts. This Agreement may be executed and delivered in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. The delivery of an executed counterpart of this Agreement by facsimile or as a PDF or similar attachment to an e-mail shall constitute effective delivery of such counterpart for all purposes with the same force and effect as the delivery of an original, executed counterpart.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

▪ PRINCIPAL _________________	SAVANNA PROJECT MANAGEMENT Savanna Project Management, LLC
By:	By:
Name:	Name:
Its:	Its:

EXHIBIT G
FORM OF CONSTRUCTION MANAGEMENT AGREEMENT
PROJECT MANAGEMENT AGREEMENT
THIS PROJECT MANAGEMENT AGREEMENT (the “Agreement”) is made as of the ____ day of __________________, 20______ by and between Savanna Project Management, LLC, (“Savanna Project Management”) and ______________ (“Principal”).
W I T N E S S E T H:
WHEREAS, Principal wishes to retain Savanna Project Management to provide project management services with respect to one or more construction projects on the following terms and conditions; and
WHEREAS, Savanna Project Management wishes to provide such services on the following terms and conditions.
NOW THEREFORE, in consideration of the payment hereinafter specified to be made by Principal, and in consideration of the agreements and mutual covenants of the parties herein contained, the parties hereto hereby agree as follows:
SECTION I.    SCOPE OF SERVICES
1.1    Basic Services. From time to time upon the request of Principal evidenced by the issuance of a project authorization in the form attached hereto as Exhibit A (a “Project Authorization”), Savanna Project Management shall perform the project management services described in Exhibit B (“Services”) with respect to one or more of Principal’s construction projects (a “Project”) on the terms and conditions set forth herein. Upon execution by Principal and Savanna Project Management, each Project Authorization shall be deemed incorporated into and made a part of this Agreement. Savanna Project Management shall use good faith efforts to perform the Services for each Project in accordance with the schedule set forth in the Project Authorization for such Project. The execution by Principal and Savanna Project Management of a Project Authorization shall constitute Savanna Project Management’s authority to proceed to provide Services with respect to the applicable Project, and Savanna Project Management shall not be obligated or authorized to perform any Services with respect to any Project until a Project Authorization for such Project has been signed by both Principal and Savanna Project Management.
1.2    Additional Service Providers. Principal and Savanna Project Management acknowledge and agree that Principal may require the services of architects, space planners, engineers, general contractors, interior decorators and /or other consultants and contractors in connection with one or more Projects (“Additional Service Providers”). Savanna Project Management shall cooperate with and coordinate such Additional Service Providers in order to achieve Principal’s objectives for such Projects. At the request of Principal, Savanna Project Management shall advise Principal with respect to the use of Additional Service Providers; but it is expressly agreed and understood that Savanna Project Management shall not be responsible for the engagement of any Additional Service Providers, and all Additional Service Providers shall be engaged directly by Principal and shall be compensated by Principal.

SECTION 2.    SAVANNA PROJECT MANAGEMENT’S DUTIES AND STATUS
2.1    Service Standards. Savanna Project Management shall perform the Services with care, skill, and diligence, in accordance with the standards applicable generally to professionals performing similar services. Savanna Project Management agrees to use good faith efforts to expedite the performance of all services and obligations required under this Agreement and any other agreements entered into by Principal which are managed or administered by Savanna Project Management so that each Project is completed within the time schedule set forth in the Project Authorization for such Project.
2.2    Independent Contractor. Except as set forth below, Savanna Project Management shall assume all duties under this Agreement as an independent contractor; and in no event shall this be considered an agreement of employment, partnership or agency. Principal shall have no control or supervision over the particular manner or method by which Savanna Project Management accomplishes the performance of the Services, such matters being in the exclusive charge and control of Savanna Project Management. Savanna Project Management shall comply with all laws and all legal requirements of any governmental bodies having jurisdiction over Savanna Project Management with respect to the Services to be performed hereunder. Savanna Project Management shall be solely responsible for all wages and benefits owed to its employees, and Principal shall have no obligation with respect thereto.
2.3    Project Manager. Savanna Project Management shall assign a Project Manager, and additional personnel if necessary, to perform the Services for each Project. The Project Manager shall provide and coordinate all Services through completion of the Project. The initial Project Manager for each Project shall be set forth in the Project Authorization for such Project; provided, however, Savanna Project Management may replace the Project Manager at any time if the Project Manager is unable for any reason to perform such duties.
2.4    Force Majeure. Savanna Project Management’s obligations hereunder shall be suspended to the extent and for so long as the performance of such obligations are prevented or hindered in whole or in part by reason of strikes, acts of God, federal, state, county, or municipal laws, rules, orders, or regulations, or for any other cause which are beyond the reasonable control of Savanna Project Management. When such a suspension occurs, Savanna Project Management shall inform Principal; and Savanna Project Management shall resume the performance of its obligations hereunder as soon as is reasonably practicable.
SECTION 3.    COMPENSATION
3.1    Savanna Project Management’s Fee. Savanna Project Management shall be paid a fee for performing Services (the “Project Fee”) for each Project as set forth in the Project Authorization for such Project which, unless the parties agree otherwise in the Project Authorization, shall be based upon Exhibit C attached hereto. Unless otherwise set forth in the Project Authorization for a Project, the Project Fee for each Project shall be earned and payable in monthly installments according to the terms set forth in Exhibit C.
3.2    Expenses. In addition to the Project Fee, Principal shall reimburse Savanna Project Management for any out-of-pocket expenses incurred by Savanna Project Management in connection with each Project. Such expenses are described in Exhibit C.
3.3    Terms of Payment. Savanna Project Management shall issue invoices to Principal at the end of each month stating, in reasonable detail, the portion of each Project Fee earned and payable for such month and the reimbursable expenses incurred for such month. Such fees and expenses shall be due and payable by Principal to Savanna Project Management within thirty (30) days of receipt by Principal of Savanna Project Management's invoice. All other payments due from one party to the other under this Agreement shall be due and payable thirty (30) days following demand therefore. Delinquent payments hereunder shall earn interest from the date due until paid at the lesser of: (i) the rate of one and one-half percent (1 and 1/2%) per month or
(ii) the maximum rate permitted by law.

3.4    Adjustments to Project Fee. If the scope of a Project increases beyond that contemplated in Exhibit A or B or should the completion of a Project be delayed through no fault of Savanna Project Management or should a change be made in a Project which does not increase the scope or duration of the Project but which requires an increase in Savanna Project Management’s personnel committed to the Project, then the Project Fee for such Project will be increased as is reasonably agreed between the parties.
3.5    Additional Services. Intentionally Omitted.
SECTION 4.    INDEMNIFICATION
4.1    Savanna Project Management’s Indemnity. To the maximum extent permitted by law, Savanna Project Management shall indemnify, defend and hold Principal, its subsidiaries and affiliates and the employees, partners, officers, directors, members, shareholders and agents of each harmless from any and all losses, liabilities, costs and expenses, including reasonable attorney’s fees and court costs arising out of claims by third parties and sustained or incurred by or asserted against Principal by reasons of or arising out of Savanna Project Management’s gross negligence, intentional misconduct or fraud in connection with this Agreement, any Project or the Services.
4.2     Principal’s Indemnity. To the maximum extent permitted by law, Principal shall defend (with counsel reasonably acceptable to Savanna Project Management), indemnify and hold harmless Savanna Project Management, its subsidiaries and affiliates and the employees, partners, officers, directors, members, shareholders and agents of each from and against all losses, liabilities, costs and expenses (including, without limitation, reimbursement of actual attorney’s fees, expert witness fees and court costs) incurred either as a defendant or witness and arising out of claims by third parties in connection with this Agreement, any Project or the Services, except to the extent such claims arise out of Savanna Project Management’s gross negligence, intentional misconduct or fraud.
SECTION 5.    INSURANCE
5.1    Savanna Project Management’s Insurance. Savanna Project Management shall carry the following insurance, at its own expense:
(i)     Workers’ compensation insurance, to the extent of the statutory limits required by applicable law, and employer’s liability insurance in the minimum amount of $1,000,000.
(ii)     Commercial General Liability Insurance with limits of:
1. General Aggregate $2,000,000; Each Occurrence $1,000,000
2. Personal and Advertising $1,000,000
3. Products and Completed Operations $1,000,000
4. Medical Expense $5,000,000
5. Employee Benefits $1,000,000
6. Hired and Non-Owned Automobile $1,000,000
Coverages must include the following: blanket contractual liability, products and completed operations and independent contractors. Principal shall be named as an additional insured under such insurance. Limits should apply on a per project basis.
(iii)    Umbrella/Excess Liability with limits of $10,000,000 per occurrence and $10,000,000 aggregate. Principal shall be named as an additional insured under such insurance. Limits should apply on a per project basis.

(iv)    Professional liability (errors and omissions) insurance in the amount of not less than $1,000,000. Such insurance coverage shall be on a claims made basis and shall remain in force for the term of this Agreement and for two (2) years following termination of this Agreement. The foregoing policies are collectively referred to as “Savanna Project Management’s Policies.” Savanna Project Management’s Policies must be maintained with companies having an A.M. Best’s rating of A- VII or better. Savanna Project Management shall provide Principal with certificates of insurance evidencing Savanna Project Management’s Policies within ten (10) days of the execution of this Agreement.
5.2    Principal’s Insurance. Principal shall carry the following insurance, at its own expense:
(i)    All-risk property insurance, covering the full replacement cost of the property at which the Projects are performed.
(ii)    For Project work, Principal will provide (or will cause its general contractor to provide) at its expense builders risk insurance for construction that covers special risk perils including earthquake, flood, fire, and theft of materials stored at or within 1,000 feet of each Project site. Loss of Savanna Project Management’s tools and equipment are not covered by such insurance, and Principal shall have no liability for their loss.
(iii)    Commercial General Liability Insurance with limits of:
1. General Aggregate $2,000,000; Each Occurrence $1,000,000
2. Personal and Advertising $1,000,000
3. Products and Completed Operations $1,000,000
4. Medical Expense $5,000,000
5. Employee Benefits $1,000,000
6. Hired and Non-Owned Automobile $1,000,000
Coverages must include the following: blanket contractual liability, products and completed operations and independent contractors. Limits should apply on a per location basis.
(iv)    Umbrella/Excess Liability with limits of $10,000,000 per occurrence and $10,000,000 aggregate. Limits should apply on a per location basis.
The foregoing policies are collectively referred to herein as the “Principal’s Policies.” Savanna Project Management shall be named as an additional insured under Principal’s Commercial General Liability Insurance in its capacity as project manager of each Project. Principal’s Commercial General Liability policy shall be primary and any commercial general liability insurance policy carried by Savanna Project Management shall be non-contributory thereto with respect to any claims arising out of the performance or non-performance of the Services or the condition of the real property which is the site of each Project. Principal shall furnish to Savanna Project Management a certificate of insurance evidencing such coverage within ten (10) days of the execution of this Agreement. Companies with which the insurance is placed shall have received an A.M. Best’s rating of AVII or better.
5.3    Mutual Waiver. All property damage insurance policies required of each of the parties hereunder shall contain appropriate clauses pursuant to which the respective insurance carriers shall waive all rights of subrogation with respect to losses payable under such policies; and each party waives any claims against the other party for any damage to its property.
SECTION 6. LIMITATION OF SAVANNA PROJECT MANAGEMENT'S SERVICES
6.1    Technical Matters. Savanna Project Management shall assist Principal in the evaluation of regulatory requirements related to each Project including zoning ordinances, public facilities requirements and other requirements of the jurisdiction in which each Project is located (“Technical Matters”). In addition, Savanna Project Management shall advise Principal as to experts to use for Technical Matters and shall coordinate the work of such experts with that of the other consultants, contractors, suppliers and service providers working on each Project in accordance with Section 1.2 above. Notwithstanding the foregoing, Principal acknowledges that Savanna Project Management is not an expert in and is not responsible for Technical Matters, and Principal shall rely solely on the judgments of the experts Principal hires with respect to such Technical Matters.
6.2    Time. Savanna Project Management acknowledges and agrees that time is of the essence with respect to the performance of the Services, including, with respect to each Project, the performance of the Services within the time periods set forth in the Project Schedule for such Project. Payment may be withheld for failure to timely carry out the Services in accordance with this Agreement. Notwithstanding the foregoing, Savanna Project Management shall have no liability for delays caused by Principal, or by other circumstances beyond the control of Savanna Project Management.
SECTION 7. TERMINATION
7.1    Right to Terminate. Either party may terminate this Agreement upon prior notice to the other party; provided, however, such termination shall not affect any outstanding Project Authorizations, and this Agreement shall remain in full force and effect until completion of the Projects covered by such Project Authorizations. In addition, Principal may terminate any Project Authorizations upon thirty (30) days prior notice to Savanna Project Management; and either party may terminate a Project Authorization immediately in the event of a material default hereunder by the other party with respect to such Project Authorization if such default has not been cured within ten (10) days after written notice to the other party.
7.2    Payment Upon Termination. If a Project Authorization is terminated, Savanna Project Management shall receive the portion of the Project Fee earned to the date of termination in accordance with the payment schedule as set forth in Exhibit C. Savanna Project Management shall also receive payment for reimbursable expenses and other reasonable costs incurred due to termination. Savanna Project Management shall receive payment of all such fees and expenses within ten (10) days following the termination of the Project Authorization.
SECTION 8. NOTICES
8.1    Address for Notices. The addresses of Principal and Savanna Project Management for service of any notices and reports hereunder shall be respectively as follows:
Principal:     Savanna Project Management:
______________________________
C/O Savanna     Savanna Project Management, LLC
10 East 53rd Street     10 East 53rd Street, 37th Floor
New York, NY 10022     New York, NY 10022
Attention: Nicholas Bienstock     Attention: Christopher Schlank
8.2    Delivery of Notices. Any notice required or permitted to be given hereunder shall be hand delivered, sent by nationally recognized delivery service, or sent by registered mail, return receipt requested, to Principal or Savanna Project Management at its respective address shown above. Any such notice shall be deemed to have been received by the party to whom it is addressed on the date and at the time it is so delivered.
SECTON 9. MISCELLANEOUS

9.1     Confidentiality. Except as may be required by any governmental entity having jurisdiction over Savanna Project Management and except as may be necessary to perform its services hereunder, Savanna Project Management shall not disclose to any third party any confidential information that Principal makes available to Savanna Project Management. Savanna Project Management agrees to limit access to such information to those employees reasonably requiring such access for purposes of providing the Services and shall request that its employees maintain the confidentiality of such information in accordance with the terms hereof.
9.2     Complete Agreement; Amendments. This Agreement and all Exhibits attached hereto, which are incorporated herein by this reference, contain the entire agreement between Principal and Savanna Project Management and supersedes and replaces all previous agreements, whether written or oral, with respect to the subject matter of this Agreement. This Agreement may not be changed, modified, amended, or discharged, except by an agreement in writing.
9.3     Advertising. Principal agrees that Savanna Project Management may identify in its corporate promotional literature and advertising that it is the project manager for each Project and that Savanna Project Management may use photographs and renderings of each completed Project in such advertising and promotional records.
9.4     Intentionally Omitted
9.5     Applicable Law. This Agreement shall be construed under and interpreted in accordance with the internal laws of the State of New York.
9.6     Survival. The provisions of Sections 3, 4, 5, 6, 7, 8 and 9 of this Agreement shall survive the expiration or termination of this Agreement.
9.7     Successors and Assigns. Neither party may assign its rights or obligations hereunder except to an affiliate or to any entity which acquires all or substantially all of the assets and business of either party. Except as set forth in the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
9.8     Limitation on Liability. Notwithstanding anything else contained herein to the contrary, each party shall look solely to the assets of the other party for satisfaction of any liabilities or obligations relating to this engagement, and no officer, director, employee, partner, affiliate, shareholder or agent of either party shall be personally responsible for any such liabilities or obligations. In addition, each party waives any claims for punitive, consequential, speculative or exemplary damages, including, without limitation, lost revenue or profit, even if a party has knowledge of the possibility of such damages; and, except for Savanna Project Management’s liability to third parties for bodily injury, death or property damage, in no event shall Savanna Project Management’s liability to Principal with respect to each Project exceed an amount equal to the lesser of annual fees paid or One Million Dollars ($1,000,000).
9.9     Litigation Expenses. If there is any litigation between the parties with respect to this Agreement or the subject matter hereof, the prevailing party in such litigation shall be entitled to collect all of its costs and expenses in such litigation, including reasonable attorneys’ fees and court costs, from the other party.
9.10     Rules of Interpretation. The headings set forth herein are for the convenience of the parties only and shall not be used to interpret the meaning of this Agreement. Each party agrees that it has been represented by counsel and has participated in the negotiation of this Agreement, and this Agreement shall not be construed against either party on the theory that such party drafted this Agreement. In the event any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected thereby.

9.11     Counterparts. This Agreement may be executed and delivered in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. The delivery of an executed counterpart of this Agreement by facsimile or as a PDF or similar attachment to an e-mail shall constitute effective delivery of such counterpart for all purposes with the same force and effect as the delivery of an original, executed counterpart.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written

▪	PRINCIPAL SAVANNA PROJECT MANAGEMENT
_________________     Savanna Project Management, LLC

By: _______________________________    By: _______________________________
Name: ____________________________    Name: ____________________________
Its: ______________________________    Its: ______________________________

Exhibit A

Project Description

1.0	PROJECT DESCRIPTION:
Savanna Project Management will manage the design and construction of multiple projects located at ______________, including: ______________ and other building improvement projects as specified by Principal.

2.0	LOCATION:

3.0	ESTIMATED RSF:

4.0	ESTIMATED PROJECT SCHEDULE:
▪ The parties expect the Project will commence on ______________ and be completed by ______________ (the “Estimated Project Schedule”).

5.0	PROJECT MANAGER:
▪ The Project Manager for the Project shall be Eric DeSimone, or such other individual as designated by Savanna Project Management from time to time.

Exhibit B

Scopes of Services - Project Management

Scope of Services
Project Planning

▪	Define project goals in term of cost, schedule and physical requirements

▪	Determine necessary design team members, i.e. licensed architect to work with design group, mep engineer, and other consulting engineers, etc.

▪	Oversee test fit process

▪	Determine project phasing and establish programming requirements

▪	Prepare project master schedule

▪	Prepare preliminary project budget

▪	Manage architectural and engineering program process

▪	Review architectural and engineering program and obtain user approval

▪	Review project financial assumptions as they relate to the project

▪	Present findings – set project performance criteria
Design Management

▪	Represent Principal during design process

▪	Kick off design process – set goals and objectives

▪	Manage schematic design - architectural and engineering

▪	Manage team in preparation of project budget based upon schematic design

▪	Manage value engineering of alternate methods and systems

▪	Review schematic design and obtain approval

▪	Manage design development

▪	Manage process for local, state and federal governing agencies and assist the architect, engineer, construction manager in securing all necessary permits and required approvals

▪	Develop project time schedules for the Design Phase and coordinate the activities of the Client, architect, engineer, interior designer and other consultants

▪	Develop a preliminary project time schedule for the Construction Phase showing the major construction activities, occupancy schedules and final completion dates

▪	Recommend to Principal for approval, the purchase of long lead items to meet project schedule requirements

Exhibit B

Scopes of Services - Project Management

▪	Coordinate information between Principal and team members

▪	Manage budget based upon design development

▪	Review design development with and obtain Principal approval

▪	Update project schedule

▪	Manage construction document production

▪	Manage input to constructability, methods and materials

▪	Review of all documents prior to bid.
Pre - Construction and Construction Services Phase

▪	Define project goals in terms of cost, schedule and physical requirements

▪	Determine any additional design team members, which may be required

▪	Review existing design documents and make recommendations as required

▪	Represent Principal during the finalization of the construction documents

▪	Manage process for local, governing agencies and assist the architect, engineer, and construction manager in securing all necessary permits and required approvals

▪	Represent Principal during construction phase

▪	Identify municipal permitting process

▪	Manage building permit application (if required by project timing)

▪	Pre-qualify appropriate general contractor/construction managers

▪	Solicit input from Principal and agree upon final bid list

▪	Prepare detailed construction RFP coordinating requirements of the building and lease

▪	Solicit proposals from pre-qualified general contractors/construction managers

▪	Assist in the selection of necessary testing agencies and negotiate their contracts

▪	Advise Principal and general contractor/construction manager regarding any insurance, which should be purchased and maintained during construction of the project

▪	Receive, review and qualify proposals - prepare detailed bid analysis

▪	Interview general contractor/construction manager candidates

▪	Prepare final recommendation and terms of award

▪	Negotiate general contractor/construction manager contract

Exhibit B

Scopes of Services - Project Management

▪	Conduct construction kick off meeting

▪	Chair regular project meetings including architect, engineer, building management contractors, etc.

▪	Coordinate vendors and contractors with Principal requirements

▪	Issue monthly project progress reports

▪	Review and process general contractor/construction manager and vendor payments

▪	Monitor and report on construction costs, issue monthly project anticipated cost reports

▪	Review request for change in cost and/or time. Negotiate on behalf of Principal as required.

▪	Monitor and report schedule status

▪	Consult as to avoid construction conflicts

▪	Mediate construction conflicts that do occur

▪	Overseeing the handling and removal of hazardous materials
Project Close-Out

▪	Establish vendor procedure for punchlist, systems preoccupancy testing and client training on new equipment and systems.

▪
Monitor vendor submission to client of as-built drawings, warranties, operating and maintenance manuals, system testing documentation, attic stock, completed punchlist and governmental and regulatory sign-offs.

▪	Review all final invoices for conformance to contract terms, including final lien waivers and releases.

▪	Produce final cost report that summarizes, per budget line item, all base contract costs and approved change orders in comparison to approved budget.
Deliverables
Budgets
Savanna Project Management will work with the project team to prepare a preliminary budget for review. This budget will include all hard and soft costs, potential exposures and appropriate contingencies. Savanna Project Management would expect Principal to approve budgets in a formal session during the course of the project.

•	Master Project Budgets for all projects
Agenda and Minutes
Savanna Project Management will prepare detailed agendas and accurate, timely minutes for our project meetings and work sessions.

•	Project Meeting Agenda and Minutes
Schedules

Exhibit B

Scopes of Services - Project Management

Savanna Project Management will develop a master project completion schedule. Schedules will be monitored regularly in conjunction with the project team.

•	Master Project Schedule with critical tasks and milestones.

Compensation
The resource that we provide to you is the collective experience, proven processes and efforts of our project managers. Our fees for services are based upon on a sliding scale percentage on a cumulative project basis as set forth below and billed on a monthly basis

Sliding Fee Scale
Max Cost	$1,249,999	$2,499,999	$3,749,999	$4,999,999	n/a
Min Cost	-	1,250,000	2,500,000	3,750,000	5,000,000
Fee %	4.25%	4.00%	3.75%	3.50%	3.25%
Additional Fees
Based on the described scope of services and team and approved by Principal Savanna Project Management shall be compensated by Principal in accordance with the following Hourly Rate Schedule for any additional services that are not part of any particular billable project.

Staff/level of support	Hourly rate
Vice President	$175.00
Project Manager	$150.00
Assistant Project Manager	$125.00
Project Coordinator/Admin	$75.00
* Modification of team and or other ‘consultant’ arrangement may require hourly fee to be amended.

Expenses
Expenses for reproduction of documents, messenger and courier services, travel and accommodations will be reimbursed at cost without mark-ups.

Exclusions
The following expense items are excluded from this proposal:
•Savanna Project Management serving as an Expert Witness
•Lease negotiations

▪

EXHIBIT H
KBS TRANSFER LANGUAGE

Notwithstanding anything stated to the contrary herein, any transfers (or the pledge or encumbrance) of equity interests or other interests in KBS SOR Properties, LLC, or in any of the direct or indirect owners of KBS SOR Properties, LLC (including, without limitation, KBS Strategic Opportunity Limited Partnership, KBS Strategic Opportunity Holdings, LLC, or KBS Strategic Opportunity REIT, Inc.) shall not be prohibited (and shall be expressly permitted), provided that KBS Strategic Opportunity REIT, Inc., continues to own, either directly or indirectly, not less than 51% of the ownership interests in Borrower.
Notwithstanding the foregoing or anything stated to the contrary herein, the following transactions will not be prohibited and shall be expressly permitted:
(a) KBS SOR Properties, LLC, KBS Strategic Opportunity Limited Partnership, KBS Strategic Opportunity REIT, Inc., and KBS Strategic Opportunity Holdings, LLC, shall each be permitted to execute guaranties and/or indemnity agreements for their respective subsidiaries; and
(b) KBS Strategic Opportunity Limited Partnership, KBS Strategic Opportunity REIT, Inc., and any of the other parties owning interests in KBS Strategic Opportunity Limited Partnership, direct or indirect, shall be permitted to obtain loans from, or incur indebtedness to, any third-party lender (each a “Secondary Loan”) and pledge their respective interests (direct or indirect) in KBS Strategic Opportunity Limited Partnership and KBS SOR Properties, LLC, as security for any such Secondary Loan so long as (A) neither Borrower nor Borrower’s sole member’s membership interest are pledged to secure such Secondary Loan, and (B) any default under a Secondary Loan resulting in a foreclosure of the pledged interests and a transfer of such interest to the lender of the Secondary Loan shall not be deemed an event of default under the Loan documents.

LIMITED LIABILITY COMPANY AGREEMENT
OF KBS SOR SREF III 110 WILLIAM, LLC
THIS AGREEMENT HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, 15 U.S.C. § 15b ET SEQ., AS AMENDED (THE “FEDERAL ACT”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL ACT. IN ADDITION, THE ISSUANCE OF THIS SECURITY HAS NOT BEEN QUALIFIED UNDER THE DELAWARE SECURITIES ACT OR ANY OTHER STATE SECURITIES LAWS (COLLECTIVELY, THE “STATE ACTS”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION PROVISIONS OF THE STATE ACTS. IT IS UNLAWFUL TO CONSUMMATE A SALE OR OTHER TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN TO, OR TO RECEIVE ANY CONSIDERATION THEREFOR FROM, ANY PERSON OR ENTITY WITHOUT THE OPINION OF COUNSEL FOR THE COMPANY THAT THE PROPOSED SALE OR OTHER TRANSFER OF THIS SECURITY DOES NOT AFFECT THE AVAILABILITY TO THE COMPANY OF SUCH EXEMPTIONS FROM REGISTRATION AND QUALIFICATION, AND THAT SUCH PROPOSED SALE OR OTHER TRANSFER IS IN COMPLIANCE WITH ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS. THE TRANSFER OF THIS SECURITY IS FURTHER RESTRICTED UNDER THE TERMS OF THE LIMITED LIABILITY COMPANY AGREEMENT GOVERNING THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE COMPANY.